As filed with the Securities and Exchange Commission on	Registration No. 333-170324

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1 /A1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KEYUAN PETROCHEMICALS, INC.
 (Exact name of Registrant as specified in its charter)

Nevada	1311	45-0538522
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Qingshi Industrial Park Ningbo Economic & Technological Development Zone Ningbo, Zhejiang Province P.R. China 315803 (86) 574-8623-2955
 (Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Copies to:

Louis E. Taubman, Esq.
Leser, Hunter, Taubman & Taubman
17 State Street, Suite 2000
New York, New York 10004

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Shares of Common Stock Underlying Preferred Stock	5,400,010(3)	$5.13	$27,702,051.30	$1975.16
Shares of Common Stock Underlying Warrants	810,002(4)	$5.13	$4,155,310.26	$296.27
Shares of Common Stock Underlying Warrants	810,002(5)	$5.13	$4,155,310.26	$296.27
Shares of Common Stock Underlying Placement Agent Warrants	561,601(6)	$5.13	$2,881,013.13	$205.42
Total	7,581,615		$38,893,684.95	$2,773.12

(1)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant's common stock as quoted on the Nasdaq Stock Market of $5.19 on November 1, 2010.

(3)
Represents shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share, convertible into the same number of shares of the company’s common stock, par value $0.001 per share the Company issued pursuant to the financings that the Company consummated on September 28, 2010.

(4)	Represents shares of common stock underlying Series C Warrants at an exercise price of $4.50 per share that the Company issued pursuant to the financings they consummated on September 28, 2010.

(5)	Represents shares of common stock underlying Series D Warrants at an exercise price of $5.25 per share that the Company issued pursuant to the financings they consummated on September 28, 2010.

(6)
Represents shares of common stock underlying Placement Agent Warrants that the Company issued to the placement agent in connection with the financings they consummated on September 28, 2010, including 432,001 shares of common stock underlying Placement Agent Warrants at an exercise price of $ 3 .75 per share; 64,800 shares of common stock underlying Placement Agent Warrants at an exercise price of $4.50 per share and 64,800 shares of common stock underlying Placement Agent Warrants at an exercise price of 5.25 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES PUBLICLY UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED

PROSPECTUS

KEYUAN PETROCHEMICALS, INC.

7,581,615Shares of Common Stock

 This prospectus relates to the resale of up to 7,581,615 shares of our common stock, $0.001 par value, including 5,400, 010  shares of our Common Stock (the “Conversion Shares”) issuable upon the conversion of our Series B Preferred Stock, and 2,181,605 shares of our Common Stock issuable upon exercise of warrants (the “Warrant Shares”). The Warrant Shares are comprised of (i) 810,002  shares of Common Stock issuable upon exercise of Series C Warrants to purchase our Common Stock, (ii) 810,002  shares of Common Stock issuable upon exercise of Series D Warrants to purchase our Common Stock and (iii) 561,601 shares of Common Stock issuable upon exercise of Placement Agent Warrants  to purchase our Common Stock issued to TriPoint Global Equities, LLC , as placement agent in connection with the Private Placement. The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our Common Stock is quoted on the Nasdaq Stock Market under the symbol “KEYP” and has very limited trading. The closing price for our Common Stock on the Nasdaq Stock Market on Decmeber 27 , 2010 was $ 4.45 per share.

The selling stockholders, and any broker-dealer executing sell orders on behalf of the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.  Commissions received by any broker-dealer may be deemed underwriting commissions under the Securities Act of 1933, as amended.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 6 FOR A DISCUSSION OF RISKS APPLICABLE TO US AND AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 28 , 2010.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “company,” “we,” “us,” and “our” refer to KEYUAN PETROCHEMICALS, INC., a Nevada corporation and its subsidiaries, after giving effect to the Share Exchange that the Company completed on April 22, 2010.

Until [  ], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

i

ITEM 3. SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHANGES

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss later in “Risk Factors,” and our financial statements and related notes beginning on page 6 and 51, respectively. Unless the context requires otherwise, the words “we,” “us” and “our” refer to Keyuan Petrochemicals, Inc.. and our subsidiaries, and the word “Keyuan Petrochemicals” refers only to Keyuan Petrochemicals, Inc.. All market and industry data provided in this prospectus represents information that is generally available to the public and was not prepared for us for a fee. We did not fund nor were we otherwise affiliated with these sources and we are not attempting to incorporate the information on external web sites into this prospectus. We are only providing textual reference of the information of market and industry data and the web addresses provided in this prospectus are not intended to be hyperlinks and we do not assure that those external web sites will remain active and current.

Our Company

Prior to the consummation of the share exchange transaction described below, we were a shell company with nominal operations and nominal assets. Currently, we are a holding company operating through our wholly-owned subsidiary, Keyuan Plastics, located in Ningbo, China. We are a manufacturer and supplier of various petrochemical products in China. Through Keyuan Plastics, our operations include (i) an annual petrochemical manufacturing capacity of 550,000 metric tons (MT) of a variety of petrochemical products, (ii) facilities for the storage and loading of raw materials and finished goods, (iii) a manufacturing technology that can support our manufacturing process with low raw material costs and high utilization and yields, (iv) a strong management team consisting of petrochemical experts with proven track records from some of China’s largest state-owned enterprises in the petrochemical industry.

Due to China’s growing demand for refined petrochemical products, which is mainly attributable to China’s significant economic growth and under-developed domestic supply capacity, our customer request orders for the year 2010 has exceeded our current annual production capacity. In order to increase our production capacity to meet the increasing market demands, our management team plans to expand our manufacturing capacity to include a raw material pre-treatment facility, additional storage capacity and an asphalt production facility.

In order to expand our facility, we need to acquire use rights of additional land. In China, the government is responsible for overall land planning and they will often select a target company to maximize the benefits of land use for a particular area. We have been in regular communications with the Ningbo Municipal Government about the land use rights for approximately 1.2 million square feet of land adjacent to our current production facility. We submitted our application to the local government for a land bidding process slated on July 13, 2010 which is a necessary legal proceeding to acquire the land use rights in China. We were the only bidder in this process because the land is well integrated with our existing site. The bidding process was completed on August 13, 2010 and we entered into land use right transfer agreements with the local government on August 18, 2010.

In order to expand our facility, we need to acquire use rights of additional land. In China, the government is responsible for overall land planning and they will often select a target company to maximize the benefits of land use for a particular area. We have been in regular communications with the Ningbo Municipal Government about the land use rights for approximately 1.2 million square feet of land adjacent to our current production facility. We submitted our application to the local government for a land bidding process slated on July 13, 2010 which is a necessary legal proceeding to acquire the land use rights in China. We were the only bidder in this process because the land is well integrated with our existing site. The bidding process was completed on August 13, 2010 and we entered into land use right transfer agreements with the local government on August 18, 2010.

Share Exchange

On April 22, 2010, Silver Pearl entered into a Share Exchange Agreement, by and among Keyuan International Group Limited (“Keyuan International”), a company organized under the laws of the British Virgin Islands, Delight Reward Limited, the sole shareholder of Keyuan International and a company organized under the laws of the British Virgin Islands (the “Keyuan International Shareholder”), and Denise D. Smith, our former principal stockholder (“Smith”). Pursuant to the terms of the Exchange Agreement, the Keyuan International Shareholder transferred to us all of the issued and outstanding ordinary shares of Keyuan International (the “Keyuan International Shares”) in exchange for the issuance of 47,658 shares of our Series M preferred stock, par value $0.001 per share (the “Series M Preferred Stock”) (such transaction is sometimes referred to herein as the “Share Exchange”). The Series M shares vote with the common stock on an as converted basis and are convertible into 47,658,000 shares of common stock upon the Company’s shareholders approving an increase in authorized common stock to at least 100,000,000 shares. As a result of the Share Exchange, we are now the holding company of Keyuan Plastics Co., Ltd., the operating subsidiary of Keyuan International organized in the People’s Republic of China (“China” or the “PRC”) and engaged in manufacturing and supplying various petrochemical products in China.

Immediately prior to the Share Exchange, 3,264,000 shares of our common stock, par value $0.001 (the “Common Stock”) then outstanding were cancelled and retired.

April – May 2010 Private Financing

Following the Share Exchange, we entered into a securities purchase agreement with 122 accredited investors for the issuance and sale of 748,704 Units  at a purchase price of $35 per unit, consisting of, in the aggregate, (a) 6,738,336 shares of Series A convertible preferred stock, par value $0.001 per share convertible into the same number of shares of Common Stock, (b) 748,704 shares of Common Stock, (c) three-year Series A Warrants to purchase up to 748,704 shares of Common Stock, at an exercise price of $4.50 per, and (d) three-year Series B Warrants to purchase up to 748,704 shares of Common Stock, at an exercise price of $5.25 per share, for aggregate gross proceeds of approximately $26,204,640  million.

In connection with the April-May 2010 private placement, we also entered into a registration rights agreement  with the investors, in which we agreed to file a registration statement  with the SEC to register for resale of the Common Stock, the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series A Warrant Shares and the Series B Warrant Shares issued in the financing, within 30 calendar days of April 22, 2010 and to have such registration statement declared effective within 150 calendar days of April 22, 2010 or within 180 calendar days of April 22, 2010 in the event of a full review of the registration statement by the SEC. If we do not comply with the foregoing obligations under the Registration Rights Agreement, we will be required to pay cash liquidated damages to each investor, at the rate of 1% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any registrable securities that may be sold pursuant to Rule 144 under the Securities Act if all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act. Accordingly, we filed a registration statement on Form S-1 in connection with the April-May 2010 private placement transaction, and the Amendment No. 4 to such Form S-1 which we filed on October 15, 2010 was declared effective on October 19, 2010. Therefore, we are not filing this prospectus to satisfy the provisions of the registration rights agreement we entered into in connection with the April-May 2010 private placement transaction.

A copy of the Exchange Agreement, the Purchase Agreement and the Registration Rights Agreement are incorporated herein by reference and are filed as Exhibit 2.1 , Exhibits 10.1 and 10.2, respectively. The description of the transactions contemplated by such agreements set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated herein by reference.

Short Form Merger and Name Change

On May 12, 2010, we caused to be formed a corporation under the laws of the State of Nevada called Keyuan Petrochemicals, Inc. and on the same day, acquired one hundred (100) shares (95%) of this entity’s stock for cash. As such, this entity became our wholly-owned subsidiary (the “Merger Subsidiary”).

Effective as of May 17, 2010, the merger subsidiary was merged with and into us. As a result of the merger, our corporate name was changed to “Keyuan Petrochemicals, Inc.”  Prior to the merger, the merger subsidiary had no liabilities and nominal assets and, as a result of the merger, the separate existence of the merger subsidiary ceased.  We are the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in our directors, officers, capital structure or business.

A copy of the Agreement and Plan of Merger and a copy of the Articles of Merger are incorporated herein by reference and filed as Exhibits 2.2 and 3. 2 , respectively.

September 2010 Private Placement

On September 28, 2010, we closed the offering of $20,250,000 for a total of 540,001 units at a purchase price of $37.5 0 per unit, each consisting of, (a) ten (10) shares of Series B convertible preferred stock of the Company, (b) one and a half (1.5) three year Series C warrant  to purchase one  and a half (1.5) share of Common Stock, at an exercise price of $4.50 per share, and (c) one and a half (1.5) three year Series D warrant  to purchase one and a half (1.5) share of Common Stock, at an exercise price of $5.25 per share (the “ September 2010 Private Placement”) in reliance upon the exemption from securities registration afforded by Regulation S as promulgated under the Securities Act of 1933.

 In connection with the September 2010 Private Placement, we also entered into the following agreements:

a.
A Registration Rights Agreement  with the investors, in which we agreed to file a registration statement  with the Commission to register for resale the Common Stock issuable upon conversion of the Series B Preferred Stock, the Series C Warrant Shares and the Series B Warrant Shares, within 30 calendar days of October 19, 2010 and to have the registration statement declared effective within 150 calendar days of October 19, 2010 or within 180 calendar days of October 19, 2010 in the event of a full review of the registration statement by the Commission. If we do not comply with the foregoing obligations under the Registration Rights Agreement, we will be required to pay cash liquidated damages to each Investor, at the rate of 1% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any registrable securities that may be sold pursuant to Rule 144 under the Securities Act, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act.

In addition, pursuant to the Registration Rights Agreement, the Investors acknowledged and agreed that the registration rights granted under the Registration Rights Agreement are subject in all respects to the full realization of the registration rights granted to the purchasers in the private placement closed on September 28, 2010.

b.
A Securities Escrow Agreement with the investors and Delight Reward Limited, holder of all of our issued and outstanding Series M preferred stock, pursuant to which, Delight Reward agrees to deliver into an escrow account 3,400 shares of our Series M Preferred Stock convertible into 3,400,000 shares of Common Stock to be used as escrow shares after we amend our Articles of Incorporation to increase our authorized Common Stock to one hundred million (100,000,000) shares. With respect to the 2010 performance year, if we achieve less than 95% of the 2010 performance threshold, then the escrow shares for such year will be delivered to the Investors in the amount of 500,000 shares of Common Stock for each full percentage point by which such threshold was not achieved up to a maximum of 3,400,000 shares of Common Stock.

c.
A  Lock-Up Agreement with each of Messers Chunfeng Tao, Jicun Wang, Peijun Chen and Xin Yue (collectively, the “Affiliates”), whereby the Affiliates are prohibited from selling our securities that they directly or indirectly own until the registration statement in connection with the September 2010 Private Placement  is declared effective by the Commission (the “Lock-Up Period”). In addition, the Affiliates further agree that during the twenty four (24) months immediately following the Lock-Up Period, the Affiliates shall not offer, sell, contract to sell, assign, transfer (the “Transfer”) more than twenty percent (20%) of the Lock-Up Shares in the aggregate, provided, that the Affiliates may Transfer not more than 0.83333% of the Lock-Up Shares during each calendar month following the Lock-Up Period, other than engaging in a Transfer in a private sale of the Lock-Up Shares if the transferee agrees in writing to be bound by and subject to the terms of the Lock-Up Agreement.

d.
A Voting Agreement with Delight Reward and the investors,  pursuant to which the Stockholder agreed to (i) give its written consent in any action to approve the issuance of the Underlying Shares which will result in issuance of securities greater than 20% of the then outstanding shares of Common Stock at a price less that the applicable market, and (ii) to appoint a person designated by the investors holding a majority of the Preferred Shares as a member of the board of directors of the Company and the subsidiary of the Company organized under the laws of the People’s Republic of China.

A copy of  the Purchase Agreement and the Registration Rights Agreement are incorporated herein by reference and are filed as Exhibits 10.37 and 10.38, respectively. A copy of the Securities Escrow Agreement, the Lock-Up Agreement, the Voting Agreement the Form of Series C warrants, Form of Series D warrants and Series B Certificate of Designation, are filed incorporated herein by reference as Exhibits 10.39, 10.40, 10.41, 10.42, 10.43 and 4.3, respectively . The description of the transactions contemplated by such agreements set forth herein do not purport to be complete and is qualified in its entirety by reference to the full text of the exhibits filed herewith and incorporated herein by reference.

Our Organizational Structure

Below is a chart of our structure after the closing of the Share Exchange:

Principal Executive Office

Our principal executive offices are located at Ningbo Industrial Park, Ningbo Economic & Technological Development Zone, Ningbo, China 315803, Tel: (86) 574-8623-2955.

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risks associated with our business.  For more discussion of these and other risk factors affecting us and our business, see the “Risk Factors” section beginning on page 6 of this prospectus.

The Offering

Common Stock being offered by Selling Stockholders	Up to 7,581,615 shares(1)

Common Stock outstanding	3,707,510 shares as of the date of this Prospectus

Common Stock outstanding after the Offering	11,289,125 (2)

Use of Proceeds
We will not receive any proceeds from the sale of shares by the Selling Stockholders, although we may receive additional proceeds of up to $10,149,323 if all of the Series C Warrants and Series D Warrants are exercised for cash. We will not receive any additional proceeds to the extent that the Warrants are exercised by cashless exercise.

Nasdaq Stock Market Symbol	KEYP

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

(1)
This prospectus relates to the resale by the Selling Stockholders of up to 7,581,615 shares of our Common Stock, including 5,400,010 shares of our Common Stock (the “Conversion Shares”) issuable upon the conversion of our Series B Preferred Stock, and  2,181,605 shares of our Common Stock issuable upon exercise of Warrants. The Warrant Shares are comprised of (i) 810,002  shares of Common Stock issuable upon exercise of Series C Warrants to purchase our Common Stock, (ii) 810,002  shares of Common Stock issuable upon exercise of Series D Warrants to purchase our Common Stock and (iii) 561,601 shares of Common Stock issuable upon exercise of placement agent Warrants to purchase our Common Stock issued to TriPoint Global Equities, LLC, as placement agent in connection with the Private Placement, and certain of its designees as set forth in this prospectus.

(2)	Assumes issuance of all Conversion Shares and Warrant Shares.

Summary Financial Information

The following summary financial data for the fiscal years ended December 31, 2009 and 2008, were derived from the consolidated financial statements of our recently acquired subsidiary, Keyuan International Group Ltd., and the interim financial data for the period ending June 30, 2010 for Keyuan International Group Ltd.. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page 89 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	For the Years Ended December 31,		For the Quarter ended September 30,	For the Nine Months Ended September 30,
	2009	2008	2010	2010

Sales	$68,653,603	$--	$151,343,966	400,713,069
Cost of sales	75,311,595	-	138,277,229	370,185,046
Gross profit	(6,657,992	-	13,066,737	30,528,023

Operating expenses
Selling expenses	24,836	-	97,871	441,284
General and administrative expenses	2,714,093	1,839,253	1,645,321	3,539,109
Total operating expenses	2,738,929	1,839,253	1,734,192	3,980,393

Gain (loss) from operations	(9,396,921)	(1,839,253)	11,323,545	26,547,630

Other income (expenses):
Interest expense, net	(2,031,983)	(64,584)	(3,850,777)	(6,514,240)
Non-operating expenses	(348,515)	(39,885)	1,897,007	1,906,606
Total other expenses	(2,380,498)	(104,469)	(1,953,770)	(4,607,634)

Income (loss) before provision for income tax	(11,777,419)	(1,943,722)	9,369,775	21,939,996
Provision(benefit) for income tax	(2,944,350)	(441,794)	1,477,677	3,392,623
Income (net) loss	(8,833,069)	(1,501,928)	7,892,098	18,547,373
Other comprehensive income
Foreign currency translation adjustment	15,991	649,089	1,976,139	2,175,395

Comprehensive income (loss)	$(8,817,078)	$(852,839)	$9,868,237	20,722,768

Basic earnings (loss) per common share	$0.00	$0.00	$2.26	9.56
Diluted earnings (loss) per common share	$0.00	$0.00	$0.14	0.35

Weighted average number of common shares
Outstanding
Basic	-	-	3,181,504	1,867,972
Diluted	-	-	57,948,173	53,609,751

PRO FORMA EPS (UNAUDITED)
	Keyuan International Group LTD.	Keyuan International Group LTD.	Keyuan International Group LTD.
	Six Months Ended	Six Months Ended	Year Ended
	June 30,	June 30,	December 31,
	2010	2010	2009
	(unaudited)	(unaudited)	(unaudited)

Net income/(loss)	$4,924,004	$10,655,276	$(8,833,069)

Other comprehensive income (loss)
Foreign currency translation gain	196,958	199,256	15,991

Comprehensive income (loss)	$5,120,962	$10,854,532	$(8,817,078)

Net income (loss) per Share
Basic	$0.41	$0.88	$(0.73)
Diluted	$0.08	$0.16	$(0.73)

Weighted average shares outstanding
Basic	12,136,003	12,136,003	12,136,003
Diluted	65,194,013	65,194,013	12,136,003

Balance Sheet Data:

	As of December 31, 2009	As of December 31, 2008	As of September 30, 2010

Cash and cash equivalents	$14,030,655	$9,094,537	$44,932,623
Restricted cash	6,012,690	-	68,422,905
Trade notes receivable	400,491	-	3,292,506

Inventory	32,595,045	333,187	77,135,949
Advanced payments	7,417,202	17,849,208	18,173,457
Prepaid taxes	15,263,949	0	29,617,022
Tax rebate receivable	0	0	8,171,637

Property and equipment, net	131,824,617	32,351,840	129,086,205
Intangible assets net	6,378,316	6,646,190	12,256,149
Total assets	219,060,334	67,154,129	391,573,599
Accounts payable – trade and accrued expenses	2,888,860	45,000	57,040,944
Trade notes payable	13,719,134	-	52,844,100
Short term bank loans	82,885,500	-	123,104,239
Total liabilities	208,432,375	57,409,089	318,703,507
Shareholders’ equity	10,627,959	9,745,040	72,870,092

RISK FACTORS

An investment in our Common Stock is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this prospectus, including the consolidated financial statements and notes thereto, before deciding to invest in our Common Stock. If any of the following risks occur, our business, financial condition and results of operations and the value of our Common Stock could be materially and adversely affected.

THE FOLLOWING MATTERS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION, LIQUIDITY, RESULTS OF OPERATIONS OR PROSPECTS, FINANCIAL OR OTHERWISE. REFERENCE TO THIS CAUTIONARY STATEMENT IN THE CONTEXT OF A FORWARD-LOOKING STATEMENT OR STATEMENTS SHALL BE DEEMED TO BE A STATEMENT THAT ANY ONE OR MORE OF THE FOLLOWING FACTORS MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENT OR STATEMENTS.

Risks Related to Our Business

Our limited operating history makes evaluation of our business difficult.

We have a limited operating history and have encountered and expect to continue to encounter many of the difficulties and uncertainties often faced by early stage companies. Our limited operating history makes it difficult to evaluate our future prospects, including our ability to develop a wide customer and distribution network for our services, to expand our operations to include additional services and to control raw material costs, all of which are critical to our success. An investor must consider our business and our prospects in light of the risks, uncertainties and difficulties common to early stage companies. We may encounter unanticipated problems, expenses and delays in developing and marketing our services and securing additional blending and storage facilities. We may not be able to successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer, and we may be unable to stay in business.

As of December 31, 2009, we had not yet generated any net income from our operations.

We have incurred net operating losses since our inception. Our net loss was approximately $8,800,000 and $1,500,000 for the years ended December 31, 2009 and 2008, respectively. As of December 31, 2009, we had an accumulated net loss of $10,664,819. Although we anticipate that we will cease to incur operating losses commencing this year, there is no assurance that we will be able to generate net income in the near future or in such amount that meets our anticipation.

Key employees are essential to growing our business.

Chunfeng Tao, Jingtao Ma, Shifa Wang, Weifeng Xue and Mingliang Liu are essential to our ability to continue to grow our business. They have established relationships with customers and suppliers within the industries in which we operate. If one or more of these key employees were to leave us, our relationships with our customers and suppliers may become strained, and our growth strategy might be hindered, which could limit our ability to increase revenue.

In addition, although we are located in an area with good supply of skilled labor, we still face competition from other companies located in the same area for attracting skilled personnel. If we fail to attract and retain qualified personnel to meet current and future needs, this could slow our ability to grow our business, which could result in a decrease in market share.

We need additional capital to expand our manufacturing facility and we may not be able to obtain it at acceptable terms, or at all, which could adversely affect our ability to increase our production capacity and expand our business.

The estimated cost of our facility expansion and the addition of asphalt development is approximately $93.3 million including $5.8 million for purchasing land, $20 million for facility construction, $40 million for new equipment, $17.5 million for SBS project and $10 million for working capital for the whole business.  We received gross proceeds of $46.5 million from the April-May 2010 Private Placement and the September 2010 Private Placement. We had originally planned to use $20 million of the net proceeds for the purchase of the land. However, due to the decrease of the actual cost of land purchase versus our original estimates, we were able to allocate a greater percentage of the net proceeds received toward raw material purchases in the second quarter. We currently plan to use cash from operations and other sources to fund the purchase of the land use rights. However, we still need additional cash resources to expand our manufacturing facility to include an SBS production facility , additional storage capacity, a raw material pre-treatment facility and an asphalt production facility. We plan to be funded through short-term borrowings, cash from operations and potential equity financing. However, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including, but not limited to:

•	investors’ perception of, and demand for, securities of petrochemical manufacturing and supply companies;
•	conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flow;
•	PRC governmental regulation of foreign investment in petrochemical manufacturing companies in China;
•	economic, political and other conditions in China; and
•	PRC governmental policies relating to foreign currency borrowings.

Our operations may be adversely affected by the cyclical nature of the petroleum and petrochemical market and by the volatility of prices of petrochemical products.

All of our revenues are attributable to petrochemical products, which have historically been cyclical and sensitive to the availability and price of raw materials and general economic conditions. Markets for many of our products are sensitive to changes in industry capacity and output levels, cyclical changes in regional and global economic conditions, the price and availability of substitute products and changes in consumer demand, which from time to time have had a significant impact on product prices in the regional and global markets. Historically, the markets for these products have experienced alternating periods of tight supply, causing prices and margins to increase, followed by periods of capacity additions, finally resulting in oversupply and declining prices and margins. As tariffs and other import restrictions are reduced and the control of product pricing is relaxed in China, the markets for many of our products have become increasingly subject to the cyclicality of regional and global markets.

Our manufacturing processes could expose us to substantial production liability claims which will negatively impact our profitability.

We face an inherent business risk of exposure to product liability claims in the event that the use of our products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any product liability claims. However, that does not mean that we will not have any such claims with respect to our products in the future which will negatively impact our profitability.

In the past several years we have derived a significant portion of our revenues from a small group of customers and we have purchased raw material from a small group of suppliers. If we are to remain dependent upon only a few customers and a few raw material suppliers, such dependency could negatively impact our business, operating results and financial condition.

For the years ended December 31, 2009, our five largest customers accounted for 70% of our total revenue, and the single largest customer accounted for 26% of our total sales. For the nine months ended September 30 , 2010, our five largest customers accounted for 42 % of our total sales. As our customer base may change from year-to-year, during such years that the customer base is highly concentrated, the loss of, or reduction of our sales to, any of such major customers could have a material adverse effect on our business, operating results and financial condition.

For the years ended December 31, 2009, our five largest suppliers  accounted for approximately 70% of our raw material purchases. For the nine months ended June 30, 2010, our five largest suppliers  accounted for 73.08 % of our total raw material purchase. As our supplier base may change from year-to-year, during such years that the supplier base is highly concentrated, the loss of, or reduction of our raw material supply from, any of such major suppliers could have a material adverse effect on our business, operating results and financial condition.

We may be exposed to risks relating to our disclosure controls and our internal controls and may need to incur significant costs to comply with applicable requirements.

During the fiscal years ended December 31, 2009 and 2008, and subsequent interim period ended June 30, 2010 and through the date of dismissal, we did not experience any reportable events, except that in its letter to us in 2009 pursuant to “Statement on Auditing Standards (SAS) 112: Communicating Internal Control Related Matters,” Hall, our former auditor,  identified the following material weakness of our internal controls, which constitute a reportable event under Item 304(a)(1)(v) of Regulation S-K:

●	Reliance on financial reporting consultants for review of critical accounting areas and disclosures and material non-standard transactions;
●	Lack of sufficient accounting staff which results in a lack of segregation of duties necessary for a good system of internal control.

On April 22, 2010, Silver Pearl entered into a Share Exchange Agreement, by and among Keyuan International Group Limited (“Keyuan International”), a company organized under the laws of the British Virgin Islands, Delight Reward Limited, the sole shareholder of Keyuan International and a company organized under the laws of the British Virgin Islands (the “Keyuan International Shareholder”), and Denise D. Smith, our former principal stockholder (“Smith”). Pursuant to the terms of the Exchange Agreement, the Keyuan International Shareholder transferred to us all of the issued and outstanding ordinary shares of Keyuan International (the “Keyuan International Shares”) in exchange for the issuance of 47,658 shares of our Series M preferred stock, par value $0.001 per share (the “Series M Preferred Stock”) (such transaction is sometimes referred to herein as the “Share Exchange”). The Series M shares vote with the common stock on an as converted basis and are convertible into 47,658,000 shares of common stock upon the Company’s shareholders approving an increase in authorized common stock to at least 100,000,000 shares. As a result of the Share Exchange, we are now the holding company of Keyuan Plastics Co., Ltd., the operating subsidiary of Keyuan International organized in the People’s Republic of China (“China” or the “PRC”) and engaged in manufacturing and supplying various petrochemical products in China. The Share Exchange also caused  a change-in-control of Silver Pearl as the Company’s shareholders have acquired the majority ownership of the combined entity. As a result, the accounting staff of our operating entity in China became the primary accounting staff of our company.

As of September 30 , 2010, considering the material weaknesses identified in our internal control, we performed an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures.  This evaluation was designed to evaluate if our disclosure control and procedures provide reasonable assurance that material information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and that the information is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure.  Based on the evaluation, our management including our Chief Executive Officer and Chief Financial Officer, concluded that that the disclosure controls and procedures are effective as the date of September 30 , 2010 in giving us reasonable assurance that the information we are required to disclose in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and to ensure that such information is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. This conclusion was based on the following factors as the date of September 30 , 2010:

a)
We had a much expanded accounting team and employee base in our operating entity in China that allows for segregation of duties necessary for a good system of internal control. For example, our accounting staff had one Chief Financial Officer, one Vice President of Accounting, two accounting managers, and nine accountants responsible for four different accounting functions: financial accounting, cost accounting, capital/fund management and data analysis. The expansion of our team not only allowed the proper segregation of duties, but also allowed implementation of proper review processes necessary for ensuring the accuracy of financial data used in preparing financial statements.

b)
We had improved our accounting staff’s knowledge of U.S. accounting standards and requirements by hiring a CFO with significant U.S. accounting and finance experience and a bi-lingual accounting manager with significant financial reporting experience. As a result, we were able to prepare and review certain important accounting transactions and disclosures internally rather than relying on outside consultants.

c)
Finally, we have recently appointed an audit committee comprised of independent members of our board of directors, including an audit committee chairman, whom we believe to meet the SEC’s definition of a “financial expert” in the Sarbanes-Oxley Act Section 406 and 407. We concluded that increased oversight and experience provided by the audit committee assisted us in the establishment and oversight of our controls and procedures.

In addition, our CFO and our accounting staff are currently working on documenting our internal controls and we expect such documentation to be complete in 2010 and we plan testing of internal controls thereafter. If our market capitalization exceeds $75 million in 2011, we will be required to be in compliance with the Sarbanes-Oxley Act Section 404 in the fiscal year of 2011. However our CFO and accounting staff have already taken actions to start our Sarbanes-Oxley Action 404 compliance project. We expect this compliance project will enhance the Company’s internal controls significantly. We are also looking to fill additional financial staff positions. Specifically, we believe that additional accounting staff trained in U.S. GAAP would improve our controls and procedures, specifically with regard to the preparation of our financial statements. Finally, we have recently appointed an audit committee comprised of independent members of our board of directors, including an audit committee chairman, whom we believe to meet the SEC’s definition of a “financial expert” in the Sarbanes-Oxley Act Section 406 and 407. We believe that the increased oversight and experience provided by the audit committee will assist us in the establishment and oversight of our controls and procedures. Although we believe that these corrective steps will remediate the material weaknesses discussed above when all of the additional financial staff positions are filled, we cannot assure you that this will be sufficient. We may be required to expend additional resources to identify, assess and correct any additional weaknesses in our internal control. We cannot make assurances that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

Insurance coverage for some of our operations may be insufficient to cover losses.

The insurance industry in China is still at an early stage of its development. Insurance companies in China offer limited business insurance products or offer them at a high price. We do not maintain insurance coverage for various risks, including environmental claims. A significant uninsured claim against us would have a material adverse effect on our financial position and results of operations.

Failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our operations. If we fail to obtain all required environmental permits for our operations, or comply with the provisions of our permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our operations. We are required to comply with extensive and complex environmental laws and regulations at various levels in the PRC relating to, among other things:

•	the handling of petrochemical products;

•	the operation of petrochemical product storage facilities;

•	workplace safety;

•	environmental damage; and

•	hazardous waste disposal.

If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of environmental laws or regulations, we could be subject to liabilities that could have a material adverse effect on our business, financial condition and results of operations. If we should fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability. We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Our failure to protect our technologies could have a negative impact on our business.

Our manufacturing technologies and process, which have not been patented or registered as our property, are key components of our competitive advantage and our growth strategy. We rely on confidentiality and license agreements with certain of our employees, customers and others to protect the confidentiality of our technologies. If we are unable to adequately protect the confidentiality of these technologies, our business, results of operations, financial condition and prospects could be materially and adversely affected.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We are aware of that smaller reporting companies (market cap less than $75,000,000) are exempted from the requirements of the Sarbanes-Oxley Act Section 404 pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was adopted on July 21, 2010. However, with the current development pace of the Company, we anticipate that we may exceed the market cap of $75,000,000 soon. Therefore, we plan to continue our efforts to design and implement effective internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures before we exceed the market cap of $75,000,000, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, has required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.  Additionally, if we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

Risks Relating to Regulation of Our Business

Uncertainties with respect to the governing regulations could have a material and adverse effect on us.

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, including, but not limited to, the laws and regulations governing our business and our ownership of equity interest in Keyuan Plastics, a wholly foreign owned enterprise under the PRC laws. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business permits and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to the PRC subsidiary by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

Keyuan Plastics will be subject to restrictions on dividend payments.

Though currently we have not received any dividends from Keyuan Plastics, in the future, we may rely on dividends and other distributions from Keyuan Plastics to provide us with cash flow and to meet our other obligations. Current regulations in the PRC would permit the PRC subsidiary to pay dividends to us only out of its accumulated distributable profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, Keyuan Plastics will be required to set aside at least 10% (up to an aggregate amount equal to half of its registered capital) of its accumulated profits each year. Such cash reserve may not be distributed as cash dividends. In addition, if the PRC subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us.

PRC regulations on loans and direct investments by overseas holding companies in PRC entities may delay or prevent us to make overseas loans or additional capital contributions to our PRC subsidiary.

Under the PRC laws, foreign investors may make loans to their PRC subsidiaries or foreign investors may make additional capital contributions to their PRC subsidiaries. Any loans to such PRC subsidiaries are subject to the PRC regulations and foreign exchange loan registrations, i.e. loans by foreign investors to their PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange (the “SAFE”), or its local branch. Foreign investors may also decide to finance their PRC subsidiaries by means of additional capital contributions. These capital contributions must be examined and approved by the Ministry of Commerce of the People’s Republic of China (the “MOFCOM”), or its local branch in advance.

Under the PRC Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China, and such classification would likely result in unfavorable tax consequences to us and our non-PRC stockholders.

On March 16, 2007, the National People’s Congress (the “NPC”), approved and promulgated the PRC Enterprise Income Tax Law  (herein referred as the “New EIT Law”). The New EIT Law took effect on January 1, 2008. Under the New EIT Law, Foreign Investment Enterprises ( “FIEs”), and domestic companies are subject to a uniform tax rate of 25%. In addition, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise” which means that we may be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations. However, since we were established after the promulgation date of the NEW EIT law, the five-year transition period will not be applicable to us if the PRC tax authorities determine that we are  a “resident enterprise” for PRC enterprise income purposes.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011 and 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Because the New EIT Law and its implementing rules are new, no official interpretation or application of this new “resident enterprise” classification is available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are “resident enterprises” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on offering proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the New EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares. We are actively monitoring the possibility of “resident enterprise” treatment for the applicable tax years and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be credited against our U.S. tax.

If we receive any dividends from Keyuan Plastics in the future, the dividends may be subject to PRC withholding tax.

The New EIT Law and the Implementation Rules of the New EIT Law provides that an income tax rate of 10% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”, which (i) do not have an establishment or place of business in the PRC, or (ii) have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payer acting as the obligatory withholder under the New EIT Law, and therefore such income taxes are generally called withholding tax in practice. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are an offshore holding company. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax. Currently, we have not received any dividends paid by our subsidiary in the PRC. Furthermore, since we intend to reinvest its earnings to further expand its businesses in mainland China, our subsidiary in the PRC does not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

In January 2009, the State Administration of Taxation, or SAT, promulgated the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (“Measures”), pursuant to which, the entities which have the direct obligation to make the following payment to a non-resident enterprise shall be the relevant tax withholders for such non-resident enterprise, and such payment includes: incomes from equity investment (including dividends and other return on investment), interests, rents, royalties, and incomes from assignment of property as well as other incomes subject to enterprise income tax received by non-resident enterprises in China. Further, the Measures provides that in case of equity transfer between two non-resident enterprises which occurs outside China, the non-resident enterprise which receives the equity transfer payment shall, by itself or engage an agent to, file tax declaration with the PRC tax authority located at place of the PRC company whose equity has been transferred, and the PRC company whose equity has been transferred shall assist the tax authorities to collect taxes from the relevant non-resident enterprise. However, it is unclear whether the Measures refer to the equity transfer by a non-resident enterprise which is a direct or an indirect shareholder of the said PRC company. Given these Measures, there is a possibility that Keyuan Plastics may have an obligation to withhold income tax in respect of the dividends paid to non-resident enterprise investors.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

We face uncertainty from China’s Circular on Strengthening the Administration of Enterprise Income Tax on Non-Resident Enterprises' Share Transfer (Circular 698 that was released in December 2009 with retroactive effect from January 1, 2008.)

The Chinese State Administration of Taxation released a circular (“Circular 698”) on December 10, 2009 that addresses the transfer of shares by nonresident companies. Circular 698, which is effective retroactively to January 1, 2008, may have a significant impact on many companies that use offshore holding companies to invest in China. Pursuant to Circular 698, where the withholding agent does not withhold in accordance with laws or can’t perform the withholding obligation, the non-resident enterprises shall file tax declaration with the PRC tax authority located at place of the resident enterprise whose equity has been transferred, within seven days since the date of equity transfer provided under the contracts.

Where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise by selling the shares in an offshore holding company, and the latter is located in a country or jurisdiction where the effective tax burden is less than 12.5% or where the offshore income of his, her, or its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that Chinese resident enterprise with the relevant information within 30 days of the transfers. Moreover, where a foreign investor indirectly transfers equity interests in a Chinese resident enterprise through an abuse of form of organization and there are no reasonable commercial purposes such that the corporate income tax liability is avoided, the PRC tax authority will have the power to re-assess the nature of the equity transfer in accordance with PRC’s “substance-over-form” principle and deny the existence of the offshore holding company that is used for tax planning purposes.

There is uncertainty as to the application of Circular 698. For example, while the term "indirectly transfer" is not defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax in the country or jurisdiction and to what extent and the process of the disclosure to the tax authority in charge of that Chinese resident enterprise. In addition, there are no formal declarations with regard to how to decide abuse of form of organization and reasonable commercial purpose, which can be utilized by us to balance if our company complies with the Circular 698. As a result, we may become at risk of being taxed under Circular 698 and we may be required to expend valuable resources to comply with Circular 698 or to establish that we should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations.

Keyuan Plastics is obligated to withhold and pay PRC individual income tax on behalf of our employees who are subject to PRC individual income tax. If we fail to withhold or pay such individual income tax in accordance with applicable PRC regulations, we may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

Under PRC laws, Keyuan Plastics is obligated to withhold and pay individual income tax on behalf of our employees who are subject to PRC individual income tax. If the PRC subsidiary fails to withhold and/or pay such individual income tax in accordance with PRC laws, it may be subject to certain sanctions and other penalties and may become subject to liability under PRC laws.

In addition, the SAT has issued several circulars concerning employee stock options. Under these circulars, our employees working in the PRC (which could include both PRC employees and expatriate employees subject to PRC individual income tax) who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold and pay individual income taxes for those employees who exercise their stock options. While tax authorities may advise us that our policy is compliant, they may change their policy, and we could be subject to sanctions.

Regulation of foreign currency’s conversion into RMB and investment by FIEs may adversely affect our PRC subsidiary’s direct investment in China

On August 29, 2008, SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to the Notice 142, FIEs shall obtain a verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Notice 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Regulations of Overseas Investments and Listings may increase the administrative burden we face and create regulatory uncertainties.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the China Securities Regulatory Commission (the “CSRC”), the State Asset Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration for Industry and Commerce (the “SAIC”) and the SAFE, amended and released the New M&A Rule, which took effect as of September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore company formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals (an “SPV”) obtain the approval of CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. CSRC approval procedures require the filing of a number of documents with CSRC and it would take several months to complete the approval process.

The application of the New M&A Rule with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of CSRC approval requirement.

It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV apply to an offshore company such as us which owns equity interest in Keyuan Plastics. We believe that the M&A Rules and CSRC approval are not required in the context of the share exchange under our transaction because (i) such share exchange is a purely foreign related transaction governed by foreign laws, not subject to the jurisdiction of PRC laws and regulations; (ii) we are not a SPV formed or controlled by PRC companies or PRC individuals; (iii) Keyuan Plastics was established as a foreign investment enterprise by means of direct investment rather than by merger or acquisition of an existing PRC domestic company and it is not owned or controlled by PRC individuals or entities; (iv) we are owned or substantively controlled by foreigners; and (v) there is no clear requirement in the New M&A Rule that would require an application to be submitted to the MOFCOM or CSRC for the approval of the listing and trading of our common stock on the U.S. security market. However, we cannot be certain that the relevant PRC government agencies, including CSRC, would reach the same conclusion, and we still cannot rule out the possibility that CSRC may deem that the transactions effected by the share exchange circumvented the M&A Rules, the PRC Securities Law and other rules and notices.

If CSRC or another PRC regulatory agency subsequently determines that CSRC’s approval is required for the transaction, we may face sanctions by CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this Offering into the PRC, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel the transaction.

The M&A Rules, along with foreign exchange regulations discussed in the above subsection, will be interpreted or implemented by the relevant government authorities in connection with our future offshore financings or acquisitions, and we cannot predict how they will affect our business development strategy.

Failure to comply with PRC laws and regulations relating to the environmental protection and safety in production requirements in China may result in severe penalties and liabilities.

The Chinese government has been adopting increasingly stringent regulations relating to the safety and environmental protection, and our business depends upon compliance with the aforesaid regulations and requirements. We are in the process of conducting as-build acceptance inspection and we must obtain relevant safety production permits and approvals from a variety of government authorities upon completion of aforesaid inspection.  The as-build inspection is conducted by the local government to make sure that a company meets all the conditions for normal production. We have already obtained all the necessary permits and approvals including environmental protection, fire fighting and safety production before our trial production and submitted the application for as-build acceptance inspection at the end of 2009. The as-build acceptance inspection needs to be conduced within 12 months after the submission of application and we received the complete set of permits and approvals from relevant government authorities on December 16, 2010. However, there is no assurance that we will obtain or renew all such permits or approvals, which are subject to our fulfillment of the standards and requirements set out by the regulatory authorities. If we fail to pass the as-build acceptance inspection, we may be subject to fines, penalties or legal proceedings. Our operations at our production facilities are subject to periodic checks by the relevant authorities in the PRC and they have the power to take action against us, impose fines, withdraw or suspend our relevant licenses or activities or impose other penalties if we fail to comply with relevant regulations, in the event of which our business operations may be adversely affected. In addition, any change in the scope or application of these laws and regulations may limit our production capacity or increase our cost of operation and could therefore have an adverse effect on our business operations, financial condition and operating results. Our failure to comply with these laws and regulations could result in fines, penalties or legal proceedings. There can be no assurance that the Chinese government will not impose additional or stricter laws or regulations, compliance with which may cause us to incur significant capital expenditures, which it may not be able to pass on to our customers.

Risks Associated With Doing Business in China

There are substantial risks associated with doing business in China, as set forth in the following risk factors.

Our operations and assets in China are subject to significant political and economic uncertainties.

Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition. Under its current leadership, the Chinese government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the Chinese government will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

We derive a substantial portion of ours sales from China.

Substantially all of our sales are generated from China. We anticipate that sales of our products in China will continue to represent a substantial proportion of our total sales in the near future. Any significant decline in the condition of the PRC economy could adversely affect consumer demand of our products, among other things, which in turn would have a material adverse effect on our business and financial condition.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Chinese Renminbi into foreign currencies and, if Chinese Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in China use their local currency as their functional currencies. Substantially all of our revenue and expenses are in Chinese Renminbi. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies. For example, the value of the Renminbi depends to a large extent on Chinese government policies and China’s domestic and international economic and political developments, as well as supply and demand in the local market. Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar. However, on July 21, 2005, the Chinese government changed its policy of pegging the value of Chinese Renminbi to the U.S. dollar. Under the new policy, Chinese Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies. As a result of this policy change, Chinese Renminbi appreciated approximately 0.09% against the U.S. dollar in 2009 and 3.35% in 2008. It is possible that the Chinese government could adopt a more flexible currency policy, which could result in more significant fluctuation of Chinese Renminbi against the U.S. dollar. We can offer no assurance that Chinese Renminbi will be stable against the U.S. dollar or any other foreign currency.

The income statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period. To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions could result in reduced revenue, operating expenses and net income for our international operations. Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions could result in increased revenue, operating expenses and net income for our international operations. We are also exposed to foreign exchange rate fluctuations as we convert the financial statements of our foreign subsidiaries into U.S. dollars in consolidation. If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income. In addition, we have certain assets and liabilities that are denominated in currencies other than the relevant entity’s functional currency. Changes in the functional currency value of these assets and liabilities create fluctuations that will lead to a transaction gain or loss. We have not entered into agreements or purchased instruments to hedge our exchange rate risks, although we may do so in the future. The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge our exchange rate risks.

Although Chinese governmental policies were introduced in 1996 to allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. We cannot be sure that we will be able to obtain all required conversion approvals for our operations or that Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Because a significant amount of our future revenue may be in the form of Chinese Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Chinese Renminbi to fund our business activities outside of China, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations

We may have limited legal recourse under PRC laws if disputes arise under our contracts with third parties.

The Chinese government has enacted laws and regulations dealing with matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, their experience in implementing, interpreting and enforcing these laws and regulations is limited, and our ability to enforce commercial claims or to resolve commercial disputes is unpredictable. If our new business ventures are unsuccessful, or other adverse circumstances arise from these transactions, we face the risk that the parties to these ventures may seek ways to terminate the transactions, or, may hinder or prevent us from accessing important information regarding the financial and business operations of these acquired companies. The resolution of these matters may be subject to the exercise of considerable discretion by agencies of the Chinese government, and forces unrelated to the legal merits of a particular matter or dispute may influence their determination. Any rights we may have to specific performance, or to seek an injunction under PRC law, in either of these cases, are severely limited, and without a means of recourse by virtue of the Chinese legal system, we may be unable to prevent these situations from occurring. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.

Because our funds are held in banks in uninsured PRC bank accounts, the failure of any bank in which we deposit our funds could affect our ability to continue our business.

Funds on deposit at banks and other financial institutions in the PRC are often uninsured. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Our business could be severely harmed if the Chinese government changes its policies, laws, regulations, tax structure or its current interpretations of its laws, rules and regulations, relating to our operations in China.

Our business is located in Ningbo, China and virtually all of our assets are located in China. We generate our sales revenue only from customers located in China. Our results of operations, financial state of affairs and future growth are, to a significant degree, subject to China’s economic, political and legal development and related uncertainties. Our operations and results could be materially affected by a number of factors, including, but not limited to

●	Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations,
●	changes in taxation,
●	changes in employment restrictions,
●	import duties, and
●	currency revaluation.

Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then our business could be harmed. Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. It also exercises significant control over China’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by us. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications. In addition, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies.

Failure to comply with the U.S. foreign corrupt practices act and Chinese anti-corruption laws could subject us to penalties and other adverse consequences.

Our executive officers, employees and other agents may violate applicable law in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials. However, corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC.

While we intend to implement measures to ensure compliance with the FCPA and China’s anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations. In addition, our brand and reputation, our sales activities or our stock price could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

Changes in foreign exchange regulations in the PRC may affect our ability to pay dividends in foreign currency or conduct other foreign exchange business.

The Renminbi is not a freely convertible currency currently, and the restrictions on currency exchanges may limit our ability to use revenues generated in Renminbi to fund our business activities outside the PRC or to make dividends or other payments in United States dollars. The PRC government strictly regulates conversion of Renminbi into foreign currencies. Over the years, foreign exchange regulations in the PRC have significantly reduced the government’s control over routine foreign exchange transactions under current accounts. In the PRC, SAFE regulates the conversion of the Renminbi into foreign currencies. Pursuant to applicable PRC laws and regulations, foreign invested enterprises incorporated in the PRC are required to apply for “Foreign Exchange Registration Certificates.” Currently, conversion within the scope of the “current account” (e.g. remittance of foreign currencies for payment of dividends, etc.) can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities, and, as a result, we are dependent on our relationship with the local government in the province in which we operate our business. Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

The implementation of the new PRC employment contract law and increase in the labor costs in China may hurt our business and profitability.

A new employment contract law became effective on January 1, 2008 in China. It imposes more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to a paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results.

According to PRC labor laws, the employer shall be responsible to deal with and pay social insurances and housing fund for all of its employees based on the actual salary of the employees. In addition, as required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date. There is no guarantee that we and our subsidiaries will be able to comply with the relevant requirements. Failure to comply with the various PRC Labor Laws and regulation requirements described above could result in liability under PRC law.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

We may have difficulty establishing adequate management, legal and financial controls in the PRC.

We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. We may have difficulty establishing adequate management, legal and financial controls in the PRC.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us and our management.

We conduct substantially all of our operations in China and substantially all of our assets are located in China. In addition, some of our directors and executive officers reside within China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon some of our directors and senior executive officers, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. It would also be difficult for investors to bring an original lawsuit against us or our directors or executive officers before a Chinese court based on U.S. federal securities laws or otherwise. Moreover, China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.

Because Chinese laws will govern almost all of our business’ material agreements, we may not be able to enforce our rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in the PRC over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in the PRC, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interest in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to us, and foreign investors, including you. The inability to enforce or obtain a remedy under any of our future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on our business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in the PRC, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

Risks Related to our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Pursuant to a share transfer agreement, Mr. Chunfeng Tao, our Chairman, Chief Executive Officer and President has an option, subject to certain performance targets, to purchase from Mr. Brian Pak-Lun Mok, the current sole shareholder of Apex Smart Limited (the current owner of 45.6132% of the share capital of Delight Reward Limited), up to 100% of Apex Smart Limited’s equity, which, upon exercise, would entitle Mr. Tao to own 45.6132% of the equity of Delight Reward Limited. Delight Reward Limited holds 47,658, 000 shares of our common stock , representing approximately 82.77 % of our common stock . Accordingly, Mr. Tao is able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

There is currently only a limited public market for our Common Stock and there can be no assurance that a trading market will develop further or be maintained in the future.

The market price of our Common Stock may be volatile.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general. Some of the factors that may materially affect the market price of our Common Stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the industry in which we operate or sales of our Common Stock. These factors may materially adversely affect the market price of our Common Stock, regardless of our performance. In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our Common Stock.

Because we are becoming public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Since we became public through a “reverse merger,” the newly-issued common shares issued in connection with the “reverse merger” and the Private Placement are restricted shares.  As a result, our common stock will continue to be very thinly traded after the reverse merger, until a considerable number of such shares are registered in an effective registration statement or become sellable under Rule 144 if all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale. Therefore, securities analysts of major brokerage firms may not provide coverage of our Company since there is little incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of the Company in the future.

When this registration statement becomes effective, there will be a significant number of shares of Common Stock eligible for sale, which could depress the market price of such stock.

Once this registration statement is effective, a large number of shares of Common Stock will become available for sale in the public market, which could harm the market price of the stock. Further, shares may be offered from time to time in the open market pursuant to Rule 144 if all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale, and these sales may have a depressive effect as well. In general, a non-affiliate who has held restricted securities for a period of six (6) months may sell such securities into the market and an “affiliate” who has held restricted shares for a period of six (6) months may, upon filing a notification with the SEC on Form 144, sell Common Stock into the market in an amount equal to one percent (1%) of the outstanding shares.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future and any return on investment may be limited to the value of our Common Stock. We plan to retain any future earning to finance growth.

ITEM 4.  USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares being offered by the Selling Stockholders, although we may receive additional proceeds of up to approximately $ 10,149,323 if all of the Series C Warrants and Series D Warrants are exercised for cash. We will not receive any additional proceeds to the extent that the Warrants are exercised by cashless exercise. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes. We cannot assure you however that any of the Warrants will ever be exercised.

ITEM 5.  DETERMINATION OF OFFERING PRICE

Not applicable.

ITEM 6.  DILUTION

Not applicable.

ITEM 7.  SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock that are issued and outstanding, and shares of Common Stock underlying our Series B Preferred Stock and Series C and Series D Warrants held by the Selling Stockholders identified below. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and Regulation S as promulgated under the Securities Act of 1933 . We are registering the shares to permit the Selling Stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of this prospectus there are 57,577,840 shares of Common Stock issued and outstanding.

The following table sets forth:

•	the name of the Selling Stockholders,

•	the number of shares of our Common Stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholders under this prospectus, and

•
the number and percentage of shares of our Common Stock beneficially owned by the Selling Stockholders after the offering of the shares (assuming all of the offered shares are sold by the Selling Stockholders).

We entered into a placement agent agreement with TriPoint Global on March 18, 2009 whereby we paid a cash fee to TriPoint Global equal to 6% of the gross proceeds received by us in connection with the Private Placement and we issued to TriPoint Global and its designees warrants to purchase up to 561,601 shares of Common Stock.

Except for TriPoint Global, none of the Selling Stockholders is a broker dealer. In addition, none of the Selling Stockholders is an affiliate of a broker dealer. The Selling Stockholders confirmed to us that it or he bought the securities in the ordinary course of business and at the time of purchase, it or he had no agreements or understandings, directly or indirectly, with any person to distribute the securities. None of the Selling Stockholders has any agreement or understanding to distribute any of the Shares being registered.

Each Selling Stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Stockholders will sell all of the Shares offered for sale. A Selling Stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold (2)	Number of Shares of Common Stock Owned After Offering (3)	Percentage Ownership After Offering (4)
Dragon State International Limited (5)	6,933,342	6,933,342	0	*
Excalibur Special Opportunities LP (6)	86,672	86,672	0	*
TriPoint Global Equities, LLC (7)	561,601	561,601	0	*

* Represents beneficial ownership of less than one percent of our outstanding shares.

1)
Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the Private Placement.  Accordingly, prior to the Offering, the Selling Stockholder only owned shares of common stock underlying the Notes and Warrants received in the September 2010  Private Placement (the “Securities”); however, based upon the terms of the both the preferred stock and the Warrants, holders may not convert the preferred stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 9.99%, depending upon their agreement, of the then outstanding shares of our common stock; however, a holder may elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Private Placement that he/she can own based upon the ownership cap, assuming the ownership cap is not waived. Additionally, the shares of preferred stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Notes. See “Prospectus Summary – Recent Developments - Financing” and “Description of Securities.”

2)
This number represents all of the Securities that the Selling Stockholder received in the September 2010 Private Placement, which we agreed to register in this Registration Statement pursuant to the Registration Rights Agreement we entered into in connection with the September 2010 Private Placement.

3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

5)
Consists of 5,333,340  shares of Common Stock underlying Series B Preferred Stock, 800,001  shares of Common Stock underlying Series C Warrants and 800,001  shares of Common Stock  underlying Series D Warrants.  The person having voting, dispositive or investment powers over Dragon State International Limited are its general partners: Jose Luis Artiga, Fernando Vila, Jie-ping Yao and Lei Xu .  The address for Dragon State International Limited is Room 4607-11 The Centre, 99 Queen’s Road Central, Central Hong Kong.

6)
Consists of 66,670 shares of Common Stock  underlying Series B Preferred Stock, 10,001  shares of Common Stock underlying Series C Warrants and 10,001  shares of Common Stock underlying Series D Warrants. The person having voting, dispositive or investment powers over Excalibur Special Opportunities LP is William Hechter. The address for Excalibur Special Opportunities LP is 150 Bloor Street West, Suite 14, Toronto ON M552X9, Canada.

7)
Consists of  561,601 shares of Common Stock underlying placement agent Warrant to purchase same, subject to a 9.99% limitation on beneficial ownership of our Common Stock as more fully described in note 1 above. Mark Elenowitz and Michael Boswell share voting and dispositive power over the securities held by TriPoint Global Equities, LLC. The address for TriPoint Global Equities, LLC is 17 State Street, 20th Floor, New York, NY 10004.

ITEM 8.  PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or quoted or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the SEC;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act, if  all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale, rather than under this prospectus.

In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 will be filed amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus and the pledgees or secured parties may offer and sell shares of Common Stock from time to time under the supplement or  amendment to this prospectus.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Shares will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

TriPoint Global Equities, LLC (“TriPoint Global”) is a registered broker dealer and FINRA member firm and listed as a Selling Stockholder in this prospectus. TriPoint Global served as placement agent for our September 2010 Private Placement, which was completed on September 28, 2010.

We entered into a placement agent agreement with TriPoint Global on March 18, 2009 whereby we paid a cash fee to TriPoint Global equal to 6% of the gross proceeds received by us in connection with the Private Placement and we issued to TriPoint Global and its designees Warrants to purchase 561,601  shares of Common Stock. The registration statement of which this prospectus forms a part includes the shares of Common Stock underlying Warrants granted to TriPoint Global and its designees. The shares of Common Stock issuable upon exercise of placement agent Warrants received by TriPoint Global are transferable within TriPoint Global or to its assigns or designees, at the discretion of TriPoint Global, and in accordance with the Securities Act of 1933, as amended.

TriPoint Global does not have an underwriting agreement with us and/or the Selling Stockholders and no Selling Stockholders are required to execute transactions through TriPoint Global. Further, other than any existing brokerage relationship as customers with TriPoint Global, no Selling Stockholders has any pre-arranged agreement, written or otherwise, with TriPoint Global to sell their securities through TriPoint Global.

FINRA Rule 5110 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 5110 in connection with the resale, on behalf of Selling Stockholders, of the securities on a principal or agency basis. NASD Notice to Members 88-101 states that in the event a Selling Stockholder intends to sell any of the shares registered for resale in this prospectus through a member of FINRA participating in a distribution of our securities, such member is responsible for insuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

•	the complete details of how the selling shareholders’ shares are and will be held, including location of the particular accounts;

•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of FINRA for review.

No FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

We have advised each Selling Stockholder that it may not use Shares registered on this registration statement to cover short sales of Common Stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective Shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the Shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

We have 70,000,000 shares of authorized capital stock, consisting of 50,000,000 shares of Common Stock, par value $0.001, and 20,000,000 shares of the Company’s Preferred Stock, par value $0.001, 11,000,000 of which are designated as Series A Convertible Preferred Stock, 8,000,000 shares of Series B Convertible Preferred Stock and 47,658 shares are designated as Series M Convertible Preferred Stock.

Common Stock

As of the date hereof, 57,577,840 shares of our Common Stock are issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. See “Dividend Policy.” Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 20,000,000 shares of preferred stock in one or more classes or series. Similarly, the Board will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of the date hereof, the Board has designated three classes of Preferred Stock, consisting of Series M Preferred Stock and Series A Preferred Stock and Series B Preferred Stock; and does not have any current intention to designate any other class of preferred stock.

Series B Preferred Stock

As of the date hereof, we have 5,400,010 shares of Series B Preferred Stock issued and outstanding. The Series B Preferred Shares by its principal terms:

(a)	pay a cumulative dividend at an annual rate of 6% during the first year immediately from and after the issuance date, payable quarterly, at our option, in cash or in shares of Common Stock;
(b)
shall rank junior to our Series A preferred stock but have a preference over the Common Stock and Series M Preferred Stock and to all other classes and series of our equity securities on dividend rights and rights on liquidation, dissolution or winding up of the Company equal to the original purchase price per Series A Preferred Share;

(c)
are convertible in whole or in part, at the option of the holders, at one-to-one ratio,  into shares of our common stock at $3.75 per share prior to the Maturity, and all outstanding shares of the Series B Preferred Stock shall automatically convert to shares of common stock upon Maturity, provided, however, at no time may holders convert shares of Series B Preferred Stock if (i) we have not obtained the Shareholder Approval; or (ii) the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder and its affiliates in excess of 9.99% of the then issued and outstanding shares of common stock outstanding at such time, unless the holder provides us with a waiver notice in such form and with such content specified in the Series B Certificate of Designation.

(e)
the conversion price and the number of common shares underlying the Series B Preferred Stock are subject to customary adjustments, including weighted average broad-based anti-dilution protection, at any time or from time to time after the issuance date; and

(f)
requires that we, prior to taking certain corporate actions (including certain issuances or redemptions of its securities or changes in its organizational documents), obtain the approval of more than 50% of the Series B Preferred Shares then issued and outstanding, voting as a group.

THE SERIES C WARRANTS

As of the date hereof, there are 874,802 Series C Warrants issued and outstanding, including 64,800 warrants issued to the placement agent in the Private Placement. The Series C Warrants will, by its principal terms,

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)
be exercisable at any time after the consummation of the Private Placement and shall expire on the date that is three (3) years following the original issuance date of the Series C Warrants, subject to that the Company has obtained the shareholder approval;

(c)	be exercisable, in whole or in part, at an exercise price of $4.50 per share;
(d)	be exercised only for cash (except that there will be a cashless exercise option at any time during which a registration statement covering such shares is not effective); and
(e)	Non-callable

THE SERIES D WARRANTS

As of the date hereof, there are 874,802  Series D Warrants issued and outstanding, including 64,800 warrants issued to the placement agent in the Private Placement. The Series D Warrants will, by its principal terms,

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)
be exercisable at any time after consummation of the Private Placement and shall expire on the date that is three (3) years following the original issuance date of the Series D Warrants; subject to that the Company has obtained shareholder approval;

(c)	be exercisable, in whole or in part, at an exercise price of $5.25 per share;
(d)	be exercised only for cash (except that there will be a cashless exercise option at any time during which registration statement covering such shares is not effective); and
(e)	Non-callable.

The Placement Agent Warrants

The warrants issued to the placement agent contain the same terms and conditions as those issued to the Investors.  However, the Placement Agent received warrants to purchase up to 561,601  shares of the Company’s Common Stock, including warrants to purchase up to 432,001 shares of Common Stock at an exercise price of $3.75 per share; warrants to purchase up to 64,800 shares of Common Stock at an exercise price of $4.5 per share and warrants to purchase up to 64,800 shares of Common Stock at an exercise price of $5.25 per share.

Registration Rights

Pursuant to the Registration Rights Agreement we entered into with the investors of the September 2010 Private Placement, we agreed to register all of the shares of common stock and the shares underlying the Series B Preferred Stock and the Warrants, as well as any shares we believe may be issued pursuant to the final conversion price or exercise price of the Series B Preferred Stock or Warrants, respectively, and pursuant to an adjustment in such price as per the terms of the Series B Preferred Stock and Warrants.

Transfer Agent

The transfer agent for our common stock and preferred stock is Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093. Tel: (972) 612-4120

Item 10.  Interest of Named Experts and Counsel

Legal Matters

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Leser, Hunter, Taubman & Taubman, New York, New York 10004.

Experts

The financial statements for the fiscal years ended December 31, 2009 and 2008 included in this prospectus have been audited by Patrizio & Zhao, LLC, independent auditors, as stated in its report appearing in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, and have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

Item 11.  Information with Respect to the Registrant

Our Products

We manufacture and supply a variety of petrochemical products, including BTX aromatics, propylene, styrene, liquid petroleum gas (LPG), MTBE and other petrochemicals, each of which is described below:

•
BTX Aromatics: consists of benzene, toluene, xylene and other chemical components used for further processing into oil resin, gasoline and solvent materials widely used in paint, ink, construction coating and pesticide;

•
Propylene: a chemical intermediate which is one of the building blocks for an array of chemical and plastic products that are commonly used to produce polypropylene, acrylonitrile, oxo chemicals, propylene oxide, cumene, isopropyl alcohol, acrylic acid and other chemicals for paints, household detergents, automotive brake fluids, indoor/outdoor carpeting, textile, insulating materials, auto parts and electrical appliances;

•
Styrene: a precursor to polystyrene and several copolymers widely used for packaging materials, construction materials, electronic parts, home appliances, household goods, home furnishings, toys, sporting goods and other products;

•
LPG: a mixture of hydrocarbon gases used as fuel in heating appliances and vehicles. A replacement for chlorofluorocarbons as an aerosol propellant and a refrigerant which reduces damage to the ozone layer; and

•	MTBE & Other Chemicals: MTBE, oil slurry, sulphur and others which are used for a variety of applications including fuel components, refrigeration systems, fertilizers, insecticides and fungicides.

Production Capacity and Expansion

The following chart depicts our current production capacity:

Current Capacity Breakdown (MT)

In order to develop our business to meet the increasing customer purchase orders, our management team plans to expand our manufacturing capacity to include :

a)	an SBS production facility which will have a designed capacity of 70,000 MT per year;

b)	additional storage capacity which will allow us to take better advantage of price variations to our raw materials costs as well as our finished products sales;

c)
a raw material pre-treatment facility which will allow us to handle lower grade raw materials thereby helping us to further decrease raw material costs, improve efficiency in current production process and provide necessary feedstock for asphalt production;

d)	an asphalt production facility, which will add with 300,000 MT annual capacities to our current facility.

We are currently working on building a new facility for producing Styrene-Butadience-Styrene (the “SBS”), one of the Styreneic Block Copolymers.  SBS is a product with high product margin with major application for footwear, adhesive, polymer modification and modified asphalt industries. The SBS facility will be built on the 1.2 million square feet of land for which we recently received written confirmation for reservation from local government on August 13, 2010. The construction started in September, 2010 and will take approximately 10 to 12 months to complete. The designed capacity of the SBS facility would allow for production of up to 70,000 metric tons per year. China’s current domestic production capacity of SBS is approximately 600,000 tons a year with an estimated domestic demand of 750,000 tons (data source: http://www.cpi360.com/docpage/c419/200906/0603_419_546403.aspx which is set up by Eastern-China International P&C Net). The total investment of the SBS facility is estimated to be $17.5 million.  We expect to start the trial run in the forth quarter of 2011 and commence the production in late 2011.  We expect to generate net profit margins of 10% for our production of SBS once the facility reaches normal production levels. The SBS facility is anticipated to achieve 80% utilization rate in 2012, the first full year of production, and generate approximately $107 million in sales and $10million to $11million in profit in 2012. The basis for the sales for the SBS facility is as follows: 56000 metric tons a year (80% capacity utilization * 70,000 tons capacity) * $1915 (the expected sale price per ton) =$107 million.

In anticipation of the increasing needs of raw materials and the production of finished goods along with our development of raw material facility, the asphalt facility and SBS facility, we are currently working on building additional storage capacity for raw material and for finished goods to increase our current 100,000 MT of storage capacity to 200,000 MT. The additional storage capacity will allow us to take better advantage of price variations to our raw materials costs as well as our finished products sales.

The addition of a raw material pre-treatment facility will greatly enhance our capability to handle tougher raw materials and reduce raw material cost. The pre-treatment equipment will be utilized prior to the catalytic pyrolysis processing. After pre-treatment, the “better” raw materials will go to the catalytic pyrolysis process and the “poorer” raw materials will go to the asphalt production facility. To be more specific, the raw materials coming from storage tanks will go through heat exchanging process and will be mixed with solvent in the mixer before going to the two level extractors for separating process. Through different levels of separation, the higher quality raw material will go to catalytic pyrolysis process and the lower quality raw material will be generated into asphalt products through the modifying process. Raw material pre-treatment facility will allow us to introduce a even lower grade heavy oil which ultimately lowers raw material costs.

We believe developing asphalt production capability fits into our overall business: first, there is a huge market demand in China due to China’s focus on building infrastructure to support further economic growth and the under-developed domestic supply; second, asphalt production can provide a better use of our production residuals and the lower quality materials. Currently, our production residuals are sold as scrap, however, with our expanded asphalt production, we can use those residuals to produce asphalt which can be sold at a much higher price. We expect the increased revenue and net profit from asphalt production will contribute significantly to our overall success; third, our management teamhas in-depth knowledge and expertise in designing, building and managing an asphalt production facility. Our CEO, Mr. Chunfeng Tao had successfully built and managed Ningbo Daxie Liwan Petrochemical Co.(later purchased by China National Offshore Oil company) to an annual production of 500,000 metric tons of high grade asphalt.  We plan to produce high-grade pavement asphalt which is the building material for highways and various grades of roads including urban fast roads and trunk roads with heavy traffic flow. High-grade pavement asphalt can also be used as raw materials for emulsified asphalt, diluted asphalt and modified asphalt.  We expect the asphalt facility will be completed by end of June, 2012.

The estimated cost of storage capacity expansion, raw material pre-treatment facility and asphalt facility is  approximately $75.8 million including $5.8 million for purchasing land, $20 million for facility construction, $40 million for new equipments,  and $10 million for working capital.

Our current annual designed manufacturing capacity is 550,000 metric tons of a variety of petrochemical products.  However, we plan to spend approximately $3.8 million to upgrade the catalytic pyrolysis processing equipment used in our existing production facilities. We have started the design work and installation is scheduled to begin in March 2011. Once the installation and annual maintenance is completed by the end of the second quarter of 2011, our design capacity will increase to 720,000 MT per year.  With the additions of SBS (70,000 MT) and asphalt capacity (300,000 MT), our total production capacity will reach 920,000 MT a year. The following chart depicts the breakdown of our total 920,000 MT production capacity after the completion of SBS and asphalt facilities:

Capacity Breakdown with Asphalt Facility &SBS (920,000 MT in total)

Our estimated completion timeline for our expansion projects  is as follows:

Expansion Project	Expected Completion Date
SBS Production Facility	End of Q3, 2011
Storage Facility	End of Q4, 2011
Raw Materials Pre-treatment Facility	End of Q1, 2012
Asphalt Production Facility	End of Q2, 2012

In order to expand our facilities, we need to acquire use rights of additional land. In China, the government is responsible for overall land planning and they will often select a target company to maximize the benefits of land use for a particular area. We have been in regular communications with the Ningbo Municipal Government about the land use rights for approximately 1.2 million square feet of land adjacent to our current production facility. We submitted our application to the local government for a land bidding process slated on July 13, 2010 which is a necessary legal proceeding to acquire the land use rights in China. We were the only bidder in this process because the land is well integrated with our existing site. The bidding process was completed on August 13, 2010 and we entered into land use right transfer agreements with the local government on August 18, 2010.

Petrochemical Manufacturing Process

The following chart illustrates our petrochemical manufacturing process:

Heavy oil
Pre-treatment Equipment
Lower quality raw material
Asphalt Production Facility
Expanded production
Current production
Higher quality raw material
Proprietary Catalytic Pyrolysis Processing
BTX Aromatics & Oil Slurry
LPG to Desulfurization
Gas Fractionation Processing
Refined Gas to Ethylbenzene
Acid Gas to Sulphur Recovery
Propylene & Carbon 4
LPG
Dry Gas & Ethylbenzene
Sulphur Recovery
Sulphur
Isobutane
Ethylbenzene to Styrene
MTBE
Styrene
Fuel Gas

Petrochemical Market in China

China has the world’s second largest petrochemical market after the U.S. in terms of production and consumption. China’s petrochemical output value grew from RMB 1,240 billion in 2000 to 6,584 billion in 2008, representing a Compound Annual Growth Rate (CAGR) of 23.2%. China Petrol and Chemical Industry Association (CPCIA) expects that the total profits in petrochemical industry will increase between 8% and 10% in 2010. (Source: http://english.people daily.com.cn)

China’s Petrochemical Market Size from 2000-2008 (RMB billions)

China’s Monthly Imports of Petrochemicals in 2009 (Thousand tons)

 Note: Does not include crude oil.
Source: customs.gov.cn

China’s increasing domestic demand for petrochemical products has exceeded the domestic supply in the past several years:

•
China’s benzene supply grew from 2.13 million MT in 2002 to 4.06 million MT in 2007 representing a CAGR of 13.8%. China’s benzene demand increased from 2.08 million MT in 2002 to 4.25 million MT in 2007, representing a CAGR of 15.4%. ( data source: www.stats.gov.cn ) (China Petrochemical Industry Association)

•
China’s toluene supply grew from 697,000 MT in 2002 to 1.52 million MT in 2007, representing a CAGR of 16.9%. China’s toluene demand increased from 1.56 million MT in 2002 to 1.96 million MT in 2007, representing a CAGR of 4.7%.(data source: www.stats.gov.cn ) (www.chem99.com)

•
China’s xylene supply grew from 820,000 MT in 2002 to 1.62 million MT in 2007, representing a CAGR of 14.6%. China’s xylene demand increased from 1.1 million MT in 2002 to 1.99 million MT in 2007, representing a CAGR of 12.6%.(data source: www.stats.gov.cn ) (www.chem99.com)

•
China’s propylene supply has grown from 3.78 million MT in 2000 to 9.35 million MT in 2006, representing a CAGR of 16.3%. China’s propylene demand has risen from 4.39 million MT in 2000 to 14.43 million MT in 2006, representing a CAGR of 21.9%.(data source: www.stats.gov.cn) (www.baiinfo.com)

•
China’s styrene supply has grown from 0.89 million MT in 2002 to 2.25 million MT in 2006, representing a CAGR of 26.1%. China’s Styrene demand has increased from 2.69 million MT in 2002 to 4.58 million MT in 2006, representing a CAGR of 14.2%.(data source:www.stats.gov.cn) (www.baiinfo.com)

•
China’s LPG supply has grown from 12.56 million MT in 2003 to 17.8 million MT in 2007, representing a CAGR of 9.1%. China’s LPG demand has increased from 18.77 million MT in 2003 to 22 million MT in 2007, representing a CAGR of 4.05%.(data source: www.stats.gov.cn ) ( www.chinaccm.com)

As a result, China has imported petrochemical products to meet the domestic demand, which is expected to continue for a number of years (source: Publication by Business Monitor International Ltd.: China Petrochemicals Report, Includes 5 Year Forecast to 2014; Q2 2010):

•	China imported 480,000 MT of benzene between 2003 and 2007 averaging 96,000 MT a year; (data source: www.stats.gov.cn )(China Petrochemical Industry Association)

•	China imported 863,000 MT of toluene in 2002 and 445,000 MT in 2007, averaging 746,000 MT per year; (data source: www.stats.gov.cn ) (www.chem99.com)

•	China imported 271,000 MT of xylene in 2002 and 420,000 MT in 2007, averaging 430,000 MT a year; (data source: www.stats.gov.cn ) (www.chem99.com)

•	China’s import of propylene has increased from 210,000 MT in 2004 to 920,000 MT in 2008; ( data source:www.stats.gov.cn) (www.baiinfo.com)

•	China’s import of styrene has risen from 1.79 million MT in 2002 to 2.81 million MT in 2008, averaging 2.63 million MT a year; ( data source:www.stats.gov.cn) (www.baiinfo.com)

•	China’s import of LPG was 6.21 million MT in 2003 and 4.2 million MT in 2007, averaging 5.63 million MT of LPG imported per year. (data source: www.stats.gov.cn ) (www.chem99.com) ( www.chinaccm.com)

Asphalt Market in China and Pretreatment & Asphalt Process

In addition to its use as raw materials for emulsified, diluted and modified asphalt-based products, asphalt is widely used for highways, roads and airport pavements. Currently the length of China’s highways has reached 75,000 km (46,603 miles) in the aggregate, which made China rank the second in the world in terms of the length of its highway system. According to the PRC government plan, the length of China's highways will reach 100,000 km (62,137 miles) by 2020. In November 2008, Ministry of Communication issued RMB 5 trillion investment plan and according to this plan, the average annual investment for construction of highways in the next five years will be RMB 980 billion, among which 60% will be used for construction of expressways, 20% for provincial highways and 20% for highways in the countryside.

To ensure the high-quality condition of roads and highways, the PRC government requires regular pavement maintenance every five years. In the past five years, the domestic demand for asphalt in China has exceeded supply with total imports of approximately 3.3 million MT in 2009.

Source: www.chem99.com

The following chart depicts the pretreatment and asphalt process:

Environmental Protection and Safety Measures

We are committed to environmental protection, facility safety and quality control throughout the design, maintenance and growth of our operation facilities and manufacturing process.

Environmental Protection

We have taken various measures to meet national standards and ensure our environmental compliance. For example, we recycle the water for cooling in our production process and large amounts of water can be saved through recycling. Sulfureted hydrogen generated in production will be sent to the facility for sulfur recovery. The waste water and waste gas will be treated by our sewage water treatment station and emission control facility to meet the national standards before discharge. The industrial residue and garbage will be sent to qualified companies for safe treatment.

Safety Measures

Our safety control measures include:

1.	Distribution control system;
2.	Emergency shutdown mechanism;
3.	Automatic interlocking system;
4.	Detection & alarm system for flammable and toxic gas;
5.	Fire detection & automatic sprinkler system; and
6.	Real-time system and process monitoring system

Quality Control

With our commitment to quality control, our petrochemical products have met all national standards of petrochemical products set by the General Administration of Quality Supervision, the Inspection and Quarantine of the PRC, and National Standardization Committee.

Our Competitive Strengths

As an  independent petrochemical manufacturer and supplier, our competitive strengths include:

Technology Advantage

We have proprietary manufacturing technologies that allow for better use of raw materials, higher yield rate and enhanced operational efficiency.

Specifically, we possess the technology to use heavy oil, instead of naphtha which is a commonly used component in the petrochemical production industry. Heavy oil is approximately RMB 1,000 cheaper per ton and more readily available than naphtha, which provides us with competitive advantage in the selection of raw materials. In addition, we use proprietary catalytic pyrolysis with higher reaction temperature, which results in 15% higher yield rate than conventional fluidized cracking processes. Finally, we use enhanced technologies in our production process that allow for lower capital investment and enhanced operations efficiency.

Also, our yield rate for our entire production line indicates a yield rate of 91.15% for the finished products. Yield rate represents the percent of finished product produced from input of raw material and net input of unfinished products and is calculated by dividing the sum of crude oil and net unfinished input into the individual net production of finished products. A yield rate of 91.15% means, for instance, 100 tons of heavy oil can generate approximately 91 tons of finished products.

In addition, we use enhanced technologies in our production process that allow for lower capital investment and enhanced operations efficiency. Our proprietary catalytic pyrolysis process uses a set of dual risers for one precipitator and one regenerator, while the commonly-used fluidized catalytic cracking process uses one riser for one precipitator and one regenerator respectively. The dual riser, one precipitator and one regenerator are integrated into one complete process which provides for ease of operation, higher operation efficiency and higher reaction temperature. It ultimately generates a 15% higher yield rate than that of the fluidized catalytic cracking process.

Finally, catalytic pyrolysis process with high temperature can produce more olefin hydrocarbon based products compared with other equipment using low temperature for the same product. In other words, the cost has been reduced while producing the same amount of the product and it is estimated that RMB 1,000 (about USD $146.5) can be saved per one metric ton of raw material.

Though our manufacturing technologies and process have not been patented or registered as our property, we rely on confidentiality and license agreements with certain of our employees, customers and others to protect the confidentiality of our technologies. Our management considers our manufacturing technologies and manufacturing design critical to our business, and has taken steps to protect these technologies. On May 17, 2010, we have filed two patent applications with the National Intellectual Property Bureau in China, which is located at  No. 6 Xitucheng Road, Jimenqiao, Haidian District, Beijing City, China.

Research & Development Advantage

Armed with a team of experienced engineers and technicians with state-of-the-art research and laboratory facilities, we are confident in our strong research and development capacities. To further enhance our research capacities, we have building our research team under the lead of Mr. Chunfeng Tao.

Elite Workforce

Our management team, composed of seasoned petrochemical experts with proven track records from China’s largest state-owned enterprises, provides us with excellent operating management and technical administration. In addition, we have allied with many industry-renowned technology experts and advisors assisting us to achieve consistent technological improvement.

Ideal Location

Our operation and storage facilities are in close proximity to raw material suppliers and downstream manufacturers which provides us with readily available access to raw materials. In addition, being located in Qingshi Chemical Park in Ningbo provides us with access to skilled labor and industry resources.

Sales and Pricing

Sales

In selling our products, approximately 90% of our customers pay cash payment in advance. With respect to core customers with excellent credit history, we may make an exception by conducting credit sales as part of our strategy to maintain core customer loyalty.

In order to meet customers’ demand, we have improved our manufacturing technologies and streamlined our transactional process to achieve a 30 days’ raw material-to-sales cycle.

Currently, our customer request orders for our products have exceeded our production capacity. The following chart sets forth the comparison between our annual production capacity and the size of customer requests for the listed products below:

Product Line	Annual Capacity (MT)	Customer Requests (MT)	Requests/Capacity
BTX Aromatics	345,000	480,000	1.39x
Propylene	51,500	90,000	1.75x
Styrene	36,000	48,000	1.33x
LPG	77,500	93,000	1.20x

Note: The actual quantities sold are based on Keyuan’s capacity to satisfy the order as well as customer demand. On an order-to-order basis, Keyuan and customers agree to a minimum and maximum quantity amount, of which Keyuan commits to fulfill the minimum order

In order to facilitate our future growth, Ningbo Keyuan Petrochemicals, Ltd was incorporated in Ningbo, P.R. China with a registered capital of $3 million as a wholly owned subsidiary of Keyuan Group (the BVI entity) on August 27, 2010. Ningbo Keyuan Petrochemicals is responsible for the sales and marketing, raw materials sourcing and market analysis for the Company. Dr. Jingtao Ma was appointed as the General Manager of the new entity. Dr. Ma was the head of the former sales and marketing division of Keyuan. This new entity will also serve as the “market thermometer” that can better monitor market conditions and obtain first hand market data through buying and selling activities. Management believes that the consolidation of the sales and marketing and raw material procurement function under one business unit will help efficiently manage the future expansion of the Company.

Pricing

China’s raw material price fluctuations are primarily attributable to international oil prices and market effects of supply and demand. We set our selling prices based upon benchmark prices published by national petrochemical companies, and/or through individually negotiated prices with customers. Specifically, BTX aromatic prices are influenced by benchmark prices set by the National Development and Reform Commission, or NDRC.

Major Customers

Our target customers are component manufacturers located in the Yangtze River Delta and Pearl River Delta. 80% of our sales are direct sales to petrochemical companies that use our products as raw materials for their own products such as polystyrene, isoprene, dicyclopentadiene, acrylic acid, oil fule products and other chemical products. And the remaining 20% of our sales are via distributors. In order to estimate the total orders for a year, we conduct investigations with our major customers to obtain their preliminary orders for the next one or two years and update the information annually. We enter into purchase contracts with customers on an order-to-order basis. In each contract, price is determined based on market price and the quantity is specified based on (1) the customer demand for a particular order and (2) our capability to satisfy that particular order. For the year ended December 31, 2009, our five largest customers accounted for 70% of our total revenue, and the single largest customer accounted for 26% of our total sales. For the nine months ended September 30, 2010, our five largest customers amounted to $ 167.68 million and accounted for approximately 42 % of the Company's total sales. As our customer base may change from year-to-year, during such years that the customer base is highly concentrated, the loss of, or reduction of our sales to, any of such major customers could have a material adverse effect on our business, operating results and financial condition.

Intellectual Property

We have a pending trademark application for the company logo of Keyuan Plastics with the State Administration for Industry and Commerce, Trademark Office. Our management considers our manufacturing technologies and manufacturing design critical to our business, and intends to take steps to protect these technologies.

Government Regulation

This section sets forth a summary of the most significant China regulations or requirements that may affect our business activities operated in China or our shareholders’ right to receive dividends and other distributions of profits from the PRC subsidiary.

 Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by the China's Ministry of Commerce (MOFCOM) and the NDRC in 2007 classified various industries/businesses into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/businesses permitted for foreign investment. Except for those expressly provided with restrictions, encouraged and permitted industries/businesses are usually 100% open to foreign investment and ownership. With regard to those industries/businesses restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. The PRC subsidiary’s business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of State Administration of Foreign Exchange (SAFE). Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), foreign investment enterprises, or FIEs may purchase foreign exchange without the approval of SAFE for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by SAFE, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of FIEs to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from SAFE.

Regulation of FIEs’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by FIEs include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, FIEs in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, the wholly owned foreign enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends.

Regulation of a Foreign Currency’s Conversion into RMB and Investment by FIEs

On August 29, 2008, SAFE issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of FIEs. According to Notice 142, FIEs shall obtain verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits FIEs from using RMB converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the FIE and has been approved by SAFE in advance. In addition, SAFE strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a FIE. The use of such Renminbi may not be changed without approval from SAFE, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Violations of Notice 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005. SAFE Notice 75 requires PRC residents (including both corporate entities and natural persons) to register with SAFE or its competent local branch before establishing or controlling any company outside of China referred to as an “offshore special purpose company” for the purpose of raising fund from overseas to acquire assets of, or equity interests in, PRC companies. Under SAFE Notice 75, a “special purpose vehicle”, or SPV, refers to an offshore entity established or controlled, directly or indirectly, by PRC residents for the purpose of seeking offshore equity financing using assets or interests owned by such PRC residents in onshore companies. In addition, any PRC resident that is the shareholder of an offshore special purpose company is required to amend his or her SAFE registration with the SAFE or its competent local branch, with respect to that offshore special purpose company in connection with any of its increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China. The SAFE regulations require retroactive approval and registration of direct or indirect investments previously made by PRC residents in offshore special purpose companies. To further clarify the implementation of SAFE Notice 75, SAFE issued Circular 106 in May, 2007. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders who are PRC residents in a timely manner. In the event that a PRC resident shareholder with a direct or indirect investment in an offshore parent company fails to obtain the required SAFE approval and make the required registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with the various SAFE approval and registration requirements described above, as currently drafted, could result in liability under PRC law for foreign exchange evasion.

There still remains uncertainties as to how certain procedures and requirements under the aforesaid SAFE regulations will be enforced, and it remains unclear how these existing regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We will attempt to comply, and attempt to ensure that all of our shareholders subject to these rules comply with the relevant requirements. We cannot, however, assure the compliance of all of our China-resident shareholders. Any failure to comply with the relevant requirements could subject us to fines or sanctions imposed by the Chinese government, including restrictions on certain of our subsidiaries’ ability to pay dividends or hinder our investment in those subsidiaries or affect our ownership structure, which could adversely affect our business and prospects.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress or NPC, approved and promulgated the PRC Enterprise Income Tax Law, which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, FIEs and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

 On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The New EIT Law and Implementation Rules of the New EIT Law provide that an income tax rate of 10% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”, which (i) do not have an establishment or place of business in the PRC, or (ii) have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the New EIT Law, and therefor such income taxes generally called withholding tax in practice. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

For the year ended 2009, the Company incurred a loss and was subject to the 25% tax rate. In order to support the growth of certain local enterprises, the local government granted Keyuan Plastics Co., a preferential tax treatment. In the first two profitable years, the local government will credit back to the Company the entire local portion of the income tax which equals to 40% of the whole Enterprise Income Tax the Company paid applying the 25% tax rate, resulting in an effective tax rate of 15%; in the subsequent three profitable years, the local government will credit back 50% of the local income tax the Company paid under the 25% tax rate resulting in an effective tax rate of 20%.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, the China Securities Regulatory Commission or the CSRC, the State Asset Supervision and Administration Commission or the SASAC, the State Administration of Taxation or the SAT, the State Administration for Industry and Commerce or the SAIC and SAFE, jointly amended and released the M&A Rules, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore SPV formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by SPVs. CSRC approval procedures require the filing of a number of documents with CSRC and it would take several months to complete the approval process. The application of the M&A Rules with respect to overseas listings of SPVs remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of CSRC approval requirement.

Regulations on Work Safety

On June 29, 2002, the Work Safety Law (“WSL”) of the PRC was adopted by the Standing Committee of the 9th National People’s Congress and came into effect on November 1, 2002, as amended on August 27, 2009. The WSL provides general work safety requirements for entities engaging in manufacturing and business activities within the PRC. Additionally, Regulation on Work Safety Licenses (“RWSL”), as adopted by the State Council on January 7, 2004 effective on January 13, 2004, requires enterprises engaging in the manufacture of dangerous chemicals to obtain a work safety license with a term of three years. If a work safety license needs to be extended, the enterprise must go through extension procedures with authorities three months prior to its expiration. In addition, on May 17, 2004, the Measures for Implementation of Work Safety Licenses of Dangerous Chemicals Production was promulgated as implementing measures to the Regulation on Work Safety Licenses which provides that entities producing dangerous chemicals are required to obtain work safety licenses pursuant to specific requirements. Without work safety licenses, no entity may engage in the formal manufacture of dangerous chemicals.

The Regulations on the Safety Administration of Dangerous Chemicals (“RSADC”) was promulgated by the State Council on January 26, 2002, effective as of March 15, 2002. It sets forth general requirements for manufacturing and storage of dangerous chemicals in China. The RSADC requires that companies manufacturing dangerous chemicals establish and strengthen their internal regulations and rules on safety control and fulfill the national standards and other relevant provisions of the State. In addition, according to the RSADC, companies that manufacture, store, transport or use dangerous chemicals shall be required to obtain corresponding approvals or licenses with the State Administration of Work Safety and its local branches and other proper authorities. Companies that manufacture or store dangerous chemicals without approval or registration with the proper authorities can be shut down, ordered to stop manufacturing or ordered to destroy the dangerous chemicals. Such companies can also be subject to fines. If criminal law is violated, the persons chiefly liable, along with other personnel directly responsible for such impropriety, shall be subject to relevant criminal liability.

The Company has put work place safety as one of the top priorities for our work. In order to comply with the aforementioned rules and regulations, we have made considerable investment for major equipment with a total estimated amount of RMB 23 million (about USD 3.37 million). We have installed distribution control system (DCS), emergency shutdown system, electric explosion protection, automatic interlocking system, detecting & alarming system for inflammable & toxic gas, fire fighting & fire detecting system, auto-sprinkling system, pressure release and control system.

Regulations on Environmental Protection

According to the Prevention and Control of Water Pollution Law, as adopted by the Standing Committee of the 10th National People’s Congress on February 28, 2008 and effective on June 1, 2008, China adopted a licensing system for pollutant discharge. Companies directly or indirectly responsible for discharge of industrial waste water or medical sewage to waters are required to obtain a pollutant discharge license. All companies are prohibited from discharging wastewater and sewage to waters without the license or in violation of the terms of the pollutant discharge license.

The Regulations on the Administration of Construction Projects Environmental Protection (“RACPEP”), as adopted by the State Council on November 18, 1998 and effective on November 29, 1998, governs construction projects and the impact such projects will have on the environment. Pursuant to the RACPEP, the governing body is responsible for supervising the implementation of a three tiered system that includes (i) reviewing and approving a construction project, (ii) overseeing the construction project and (iii) to inspect the finished construction project and ensure that all harmful pollutants are disposed of correctly. Manufacturing companies are required to apply for inspection with environmental protection authorities upon completion of a construction project.

In order to meet the above mentioned requirements of environmental protection, we have invested about RMB 28 million (about USD 4.1 million) and built some of the major facilities including a sewage treatment facitility, sulphur recovery facility, sea water desulphurization facility, flue gas treatment facility and real-time monitoring system for environmental protection. With these facilities, we believe we are able to meet all the environmental protection standards set by the government.

Research and Development

Research and development costs are expensed as incurred. Research and development costs for the year ended December 31, 2009 were about RMB 3 million (approximately USD$ 0.44 million) for procurement of testing and analyzing instruments for our lab. There was no expense incurred for the year ended December 31, 2008 since we mainly focused on the construction of our facility.

Description of Property

We have acquired the state-granted use rights to land set forth in the table below. Currently, we are not leasing any property from third parties.

Item	Address	Size	Leased/Owned/Granted	Function
1.	Qingshi Industrial Park, Beilun District, Ningbo, Zhejiang, China	119,093.50 Square meters	Granted use rights	Plant land
2.	No.8 Lianhe Road 239 Block, Qijiashan Neighborhood, Beilun District, Ningbo, Zhejiang, China	4,948.17 Square meters	Owned	Dormitory Building

Employees

Currently, we have 355 full-time employees, including 1 executive officer and 10 other senior management, 21 engineers, 9 sales people, 6 researchers and developers and 37 administrative staff. The remaining 271 full-time employees are production facility manufacturers. All of the employees have signed labor contracts with the Company and have received monthly salaries as well as other social benefits including pension insurance, jobless insurance, accidental insurance, medical insurance and housing funds, etc. We do not have any other employees in addition to our full-time employees.
We are compliant with local prevailing wage, contractor licensing and insurance regulations, and have good relations with our employees.

As required by PRC regulations, we participate in various employee benefit plans that are organized by municipal and provincial governments, including pension, work-related injury benefits, maternity insurance, medical and unemployment benefit plans. We are required under PRC laws to make contributions to the employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Members of the retirement plan are entitled to a pension equal to a fixed proportion of the salary prevailing at the member’s retirement date.

On May 1, 2007, Keyuan Plastics entered into a non-fixed term employment agreement with Mr. Chunfeng Tao, pursuant to which, Keyuan Plastics hired Mr. Tao as its general manager effective May 1, 2007. The compensation in connection with this employment shall be commensurate with Mr. Tao’s duties and responsibility as the general manager and is subject to mutual agreement between Mr. Tao and Keyuan Plastics.

On May 1, 2007, Keyuan Plastics also entered into a confidentiality and non-compete agreement with Mr. Tao, pursuant to which, Mr. Tao agrees, among others, (i) that he will keep in confidence all Keyuan Plastics confidential information obtained in connection with such employment; (ii) that Keyuan Plastics has the sole ownership right to all Keyuan Plastics intellectual properties, either developed by Mr. Tao individually or collectively with other parties during his employment term or within one (1) year following the termination of his employment; and (iii) that within two (2) years following the termination of his employment, he will not, directly or indirectly, engage in any business or other activities related to Keyuan Plastics confidential information that he obtained during his last five (5) years of employment (or such less term) with Keyuan Plastics.

Copies of the employment agreements and confidentiality and non-compete agreements are included herein as Exhibit 10.12 and 10.19.

Executive Offices

Our offices are located at Qingshi Industrial Park, Ningbo Economic & Technological Development Zone, Ningbo, Zhejiang Province, P.R. China 315803.

Legal Proceedings

We are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND
RELATED STOCKHOLDER INFORMATION

Our Common Stock is quoted on the Nasdaq Stock Market under the symbol “KEYP” and has very limited trading.

Set forth in the following table are the high and low closing prices for the years ended December 31, 2008 and 2009, and for the quarter ended September 30, 2010 for our common stock.

Quarter Ended	High	Low

March 31, 2008	$0.25	$0.25
June 30, 2008	$0.25	$0.25
September 30, 2008	$0.25	$0.25
December 31, 2008	$0.25	$0.25

Quarter Ended	High	Low

March 31, 2009	$0.25	$0.25
June 30, 2009	$0.25	$0.25
September 30, 2009	$0.25	$0.25
December 31, 2009	$0.25	$0.25
March 31, 2010	$0.25	$0.25
June 30, 2010	$5.20	$0.25
September 30, 2010	$5.00	$4.04

As of December 27 , 2010, the closing bid price of the common stock was $ 4.45 and we had approximately 148 record holders of our common stock,  2 record holders of our Series B Preferred Stock and 1 record holders of our Series M Preferred Stock. This number excludes any estimate by us of the number of beneficial owners of shares held in street name, the accuracy of which cannot be guaranteed.

As of  December 27 , 2010, there are (i) three-year Series A Warrants to purchase up to 808,600 shares of Common Stock, at an exercise price of $4.50 per share; (ii) three-year Series B Warrants to purchase up to 808,600 shares of Common Stock, at an exercise price of $5.25 per share. (iii) three-year Series C Warrants to purchase up to 874,802 shares of Common Stock, at an exercise price of $4.50 per share; and (iv) three-year Series D Warrants to purchase up to 874,802 shares of Common Stock, at an exercise price of $5.25 per share.

Effective August 11, 1993, the SEC adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding Common Stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

Future cash dividends, if any, will be at the discretion of our board of directors and will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors as our board of directors may deem relevant. We can pay dividends only out of our profits or other distributable reserves and dividends or distribution will only be paid or made if we are able to pay our debts as they fall due in the ordinary course of business.

Description of Equity Compensation Plans Approved By Shareholders

On June 29, 2010, the Board of Directors approved the Company’s 2010 Equity Incentive Plan ( the “Plan”)  to authorize  6,000,000 shares for issuance  under equity incentive awards, effective June 30, 2010. On December 6, 2010, we filed Definitive Schedule 14C information statement with the Commission proposing to adopt the Plan. The information statement was mailed to shareholders on December 6, 2010 and it became effective on December 21, 2010.

Financial Statements

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Keyuan Petrochemicals, Inc.

We have reviewed the accompanying consolidated balance sheet of Keyuan Petrochemicals, Inc. (the “Company”) as of September 30 , 2010, and the related consolidated statements of operations and comprehensive income (loss) for the three months and nine months ended September 30 , 2010 and 2009, consolidated statements of stockholders’ equity for the nine months ended September 30 , 2010, and the consolidated statements of cash flows for the nine months ended June 30, 2010 and 2009. These consolidated financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ PATRIZIO & ZHAO, LLC
Parsippany, New Jersey
November 15, 2010

KEYUAN PETROCHEMICALS, INC.

Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$44,932,623	$14,030,655
Restricted cash	68,422,905	6,012,690
Trade notes receivable	3,292,506	400,491
Inventories	77,135,949	32,595,045
Advance payments	18,173,457	7,417,202
Prepaid taxes	29,617,022	15,263,949
Tax rebate receivable	8,171,637	-
Due from unrelated parties	-	1,068,741
Deferred tax assets	105,631	3,486,922
Other current assets	379,515	581,706
Total current assets	250,231,245	80,857,401

Property, plant and equipment, net	129,086,205	131,824,617

Intangibles, net	12,256,149	6,378,316

Total assets	$391,573,599	$219,060,334

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable – trade and accrued expenses	$57,040,944	$2,888,860
Accounts payable – construction related	21,625,440	45,374,656
Short-term bank loans	123,104,239	82,885,500
Notes payable	52,844,100	13,719,134
Current portion of long-term bank loans	20,508,900	7,628,400
Advances from customers	23,151,303	16,549,644
Dividend payable	694,784	-
Due to former shareholder	-	733,500
Due to unrelated parties	-	953,550
Other current liabilities	272,797	290,631
Total current liabilities	299,242,507	171,023,875

Long-term bank loans	19,461,000	37,408,500

Total liabilities	318,703,507	208,432,375

Stockholders’ equity:
Series A preferred stock, $0.001 par value, 20,000,000 shares authorized, 6,738,336 shares issued and outstanding at
September 30, 2010	6,738	-
Series B preferred stock, $0.001 par value, 20,000,000 shares authorized, 5,400,010 shares issued and outstanding at
September 30, 2010	5,400	-
Series M preferred stock, $0.001 par value, 47,658 shares
authorized, issued and outstanding at September 30, 2010	48	48
Common stock, $0.001 par value, 50,000,000 shares authorized,
3,181,504 issued and outstanding at September 30,2010	3,182	-
Additional paid-in capital	62,428,778	20,229,949
Retained earnings (deficit)	7,187,770	(10,664,819)
Accumulated other comprehensive income	3,238,176	1,062,781
Total stockholders’ equity	72,870,092	10,627,959

Total liabilities and stockholders' equity	$391,573,599	$219,060,334

KEYUAN PETROCHEMICALS, INC.

Consolidated Statements of Operations and Comprehensive Income (loss)
(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

Sales	$151,343,966	$7,362,101	$400,713,069	$7,362,101

Cost of sales	138,277,229	6,091,133	370,185,046	6,091,133

Gross profit	13,066,737	1,270,968	30,528,023	1,270,968

Operating expenses
Selling expenses	97,871	3,404	441,284	3,404
General and administrative expenses	1,645,321	839,699	3,539,109	2,076,292
Total operating expenses	1,743,192	843,103	3,980,393	2,079,696

Income (loss) from operations	11,323,545	427,865	26,547,630	(808,728)

Other income (expenses):
Interest expense, net	(3,850,777)	(568,242)	(6,514,240)	(821,422)
Non-operating income (expense)	1,897,007	(86,426)	1,906,606	(227,332)
Total other expenses	(1,953,770)	(654,668)	(4,607,634)	(1,048,754)

Income (loss) before provision for income Taxes	9,369,775	(226,803)	21,939,996	(1,857,482)

Provision (benefit) for income taxes
Current tax provision	1,477,677	-	3,392,623
Deferred tax benefit		(56,700)	-	(464,370)
Total	1,477,677	(56,700)	3,392,623	(464,370)

Net Income (loss)	7,892,098	(170,103)	18,547,373	(1,393,112)

Other comprehensive income
Foreign currency translation adjustment	1,976,139	24,841	2,175,395	20,363

Comprehensive Income (loss)	$9,868,237	$(145,262)	$20,722,768	$(1,372,749)

Basic earnings per common share	$2.26	$0.00	$9.56	$0.00
Diluted earnings per common share	$0.14	$0.00	$0.35	$0.00

Weighted average number of common shares outstanding
Basic	3,181,504	-	1,867,972	-
Diluted	57,948,173		53,609,751	-

Consolidated Statements of Cash Flows
(Unaudited)

	For the Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities:
Net income (loss)	$18,547,373	$(1,393,112)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Share-based payments	132,828	-
Depreciation and amortization	6,374,361	270,183
Deferred tax assets	3,392,689	(464,370)
Changes in current assets and current liabilities:
Notes receivable	(2,833,738)	-
Inventories	(43,112,327)	(29,215,139)
Advance payments for raw materials	(10,420,393)	-
Prepaid taxes	(13,655,138)	(11,200,246)
Tax refund receivable	(8,171,637)	-
Other current assets	209,357	(349,133)
Accounts payable – trade and accrued expenses	53,154,501	(44,994)
Advances from customers	6,154,441	3,026,569
Dividends payable	694,784	-
Other current liabilities	(22,713)	4,839,897
Total adjustments	(8,102,985)	(33,137,233)

Net cash provided by (used in) operating activities	10,444,388	(34,530,345)

Cash flows from investing activities:
Advance payments for construction in progress	-	(9,982,433)
Due from unrelated parties	1,071,478	-
Additions to property and equipment	(781,468)	(53,220,371)
Additions to intangible assets	(5,900,639)	(51,307)
Accounts payable – construction related	(24,248,530)	15,816,422

Net cash used in investing activities	(29,859,159)	(47,437,689)

Cash flows from financing activities:
Restricted cash	(61,205,447)	(2,661,048)
Proceeds from short-term bank loans	37,854,656	66,698,450
Proceeds from bank notes	38,169,758	7,329,500
Due to former shareholder	(735,500)	5,703,007
Due to unrelated parties	(956,150)	-
Repayment of long-term bank loans	(5,884,000)	-
Capital contribution in cash	-	9,650,000
Proceeds from issuance of preferred stock and warrants	42,081,321	-
Preferred stock dividends declared	(694,784)	-

Net cash provided by financing activities	48,629,854	86,719,909

Effect of foreign currency translation on cash	1,686,885	3,565

Net increase in cash and cash equivalents	30,901,968	4,755,440

Cash and cash equivalents – beginning of period	14,030,655	9,094,537

Cash and cash equivalents – ending of period	$44,932,623	$13,849,977

Note 1 – Organization and Description of Business

Keyuan Petrochemicals, Inc, formerly known as Silver Pearl Enterprises, Inc. (“Silver Pearl”), a public shell company as defined in Rule 12b-2 of the Exchange Act of 1934, as amended, was established under the laws of Texas on May 4, 2004. The accompanying consolidated financial statements include the financial statements of Keyuan Petrochemicals, Inc. and its subsidiaries (the “Company” or “we” or “us”). The Company’s primary business involves researching, manufacturing, and selling petrochemical products.

On April 22, 2010, Silver Pearl entered into a Share Exchange Agreement, by and among Keyuan International Group Limited (“Keyuan International”), a company organized under the laws of the British Virgin Islands on June 11, 2009, Delight Reward Limited, the sole shareholder of Keyuan International and a company organized under the laws of the British Virgin Islands (the “Delight Reward”), and Denise D. Smith, the Company’s former principal stockholder (“Smith”). Pursuant to the terms of the Exchange Agreement, Delight Reward transferred to Silver Pearl all of the issued and outstanding ordinary shares of Keyuan International (the “Keyuan International Shares”) in exchange for the issuance of 47,658 shares of Silver Pearl’s Series M preferred stock, par value $0.001 per share (the “Series M Preferred Stock”) (such transaction is sometimes referred to herein as the “Share Exchange”). The Series M shares vote with the common stock on an as converted basis and are convertible into 47,658,000 shares of common stock upon the Company’s shareholders approving an increase in authorized common stock to at least 100,000,000 shares. The acquisition was accounted for as a reverse acquisition under the purchase method for business combinations.

As a result of the Share Exchange, we are now the holding company of Ningbo Keyuan Plastics Co., Ltd. (“Ningbo Keyuan”), the operating subsidiary of Keyuan International organized in the People’s Republic of China (“China” or the “PRC”) and engaged in manufacturing and supplying various petrochemical products in China.  Ningbo Keyuan was established on April 26, 2007 under the corporate laws of the People’s Republic of China (“PRC”). On November 16, 2009, Ningbo Keyuan was acquired by Keyuan Group Limited, a wholly owned subsidiary of Keyuan International. The business of Keyuan International is conducted through the operations of Ningbo Keyuan.

On May 12, 2010, we caused to be formed a corporation under the laws of the State of Nevada called Keyuan Petrochemicals, Inc. and on the same day, acquired one hundred (100) shares (95%) of this entity’s stock for cash. As such, this entity became our wholly-owned subsidiary (the “Merger Subsidiary”).

Effective as of May 17, 2010, the merger subsidiary was merged with and into us. As a result of the merger, our corporate name was changed to “Keyuan Petrochemicals, Inc.”  Prior to the merger, the merger subsidiary had no liabilities and nominal assets and, as a result of the merger, the separate existence of the merger subsidiary ceased.  We are the surviving corporation in the merger and, except for the name change provided for in the Agreement and Plan of Merger, there was no change in our directors, officers, capital structure or business.

On August 8, 2010,Keyuan Group Limited (HK Company) formed a wholly owned subsidiary in China, ,named Ningbo Keyuan Petrochemicals, Ltd, with registered capital of $3 M, to serve as the sales and marketing, raw materials sourcing and market analysis arm for the Company.

Note 2– Summary of Significant Accounting Policies

Basis Of Presentation

The Company’s consolidated financial statements include the accounts of its wholly-owned subsidiaries. All intercompany balances and transactions are eliminated in consolidation. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to interim financial information and the requirements of Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

Note 2– Summary of Significant Accounting Policies (continued)

In preparing the accompanying unaudited consolidated financial statements, the Company evaluated the period from September 30, 2010 through the date the financial statements were issued for material subsequent events requiring recognition or disclosure. Events identified for this period are described in Note 25.

Interim Financial Statements

These interim financial statements should be read in conjunction with the audited financial statements for the years ended December 31, 2009 and 2008, as not all disclosures required by generally accepted accounting principles (“GAAP”) for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements for the years ended December 31, 2009 and 2008.

Reclassification

Certain amounts as of December 31, 2009 were reclassified to conform to current period presentation.

Note 3– Restricted Cash

As of September 30, 2010 and December 31, 2009, the Company had restricted cash of $68,422,905 and $6,012,690, respectively. These restricted cash balances are reserved for settlement of trade notes payable and open letter of credit in connection with inventory purchases. The cash held in custody by bank issuing the trade notes payable and letter of credit is restricted as to withdrawal or use, and is currently earning interest.

Note 4 – Inventories

Inventories as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Raw materials	$42,004,148	$14,740,077
Work in process	3,130,045	1,558,588
Finished goods	32,001,756	16,296,380

Total	$77,135,949	$32,595,045

Note 5 – Advance Payments

The Company makes advances to certain vendors for purchase of raw materials. The balance of such advances amounted to $18,173,457 and $7,417,202 as of September 30, 2010 and December 31, 2009, respectively.

Note 6 – Prepaid Taxes

Prepaid taxes as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Value-added taxes (VAT)	$15,114,376	$15,263,949
Customs duties	14,502,646	-

Total	$29,617,022	$15,263,949

Note 7 – Tax Rebate Receivable

Tax refund receivable as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Consumption tax rebate receivable	$8,171,637	$-

In August 2010, the PRC government enacted a policy that states that heavy oil purchased domestically and used as raw materials for producing ethylene and aromatics products in 2010 will be exempted from consumption tax and imported heavy oil used from producing ethylene and aromatics products will receive a consumption tax rebate. Since the Company is an eligible enterprise and has meet all terms and conditions of the government rebate, we started to capture the benefit of the tax rebate which resulted in a tax receivable of approximately $8.2 million.

Note 8 – Property, Plant and Equipment

Property, plant and equipment as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Buildings	$1,541,190	$1,511,010
Machinery and equipment	133,263,153	130,044,758
Vehicles	542,573	305,536
Office equipment and furniture	129,048	120,367
Subtotal	135,475,964	131,981,671
Less: accumulated depreciation	6,389,759	157,054

Total	$129,086,205	$131,824,617

Depreciation expense for the three months ended September 30, 2010 and 2009 were $2,056,725 and $23,953, respectively. Depreciation expenses for the nine months ended September 30, 2010 and 2009 were $6,121,298 and $65,152, respectively.

Note 9 – Intangible Assets

Intangible assets as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Land use rights	$11,586,152	$5,613,187
Software	150,500	3,668
Technology	1,422,150	1,393,650
Subtotal	13,158,802	7,010,505
Less: accumulated amortization	902,653	632,189

Total	$12,256,149	$6,378,316

Amortization expense for the three months ended September 30, 2010 and 2009 were $112,882 and $68,363, respectively. Amortization expense for the nine months ended September 30, 2010 and 2009 were $253,063 and $205,031, respectively.

Note 10 – Accounts Payable – Trade and Accrued Expenses

Accounts payable and accrued expenses as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30, 2010	December 31, 2009

Accounts payable	$56,963,022	$2,838,860
Accrued expenses	77,922	50,000

Total	$57,040,944	$2,888,860

The carrying value of accounts payable and accrued expenses approximates their fair value due to the short-term nature of these obligations.

Note 11 – Accounts Payable – Construction Related

As of September 30, 2010 and December 31, 2009, the Company had construction payables of $21,625,440 and $45,374,656, respectively. Construction related accounts payable represent the cost of additions of manufacturing facilities.

Note 12 – Short-Term Bank Loans

Short-term bank loans as of September 30, 2010 and December 31, 2009 consist of the following:

	September 30,	December 31,
	2010	2009
On January 12, 2009, the Company obtained a loan from Bank of China, the principal of which was repaid in full by January 11, 2010.The interest was calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$-	$5,868,000

On April 28, 2009, the Company obtained a loan from Bank of China, the principal of which was repaid in full by April 27, 2010.The interest was calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$-	$5,868,000

On April 28, 2009, the Company obtained a loan from Agricultural Bank of
China, the principal of which was repaid in full by April 27, 2010.The interest was calculated using an annual fixed interest rate of 5.31% and paid monthly.
The loan was guaranteed by a third party entity and two individual persons.	$-	$5,868,000

On May 11, 2009, the Company obtained a loan from Agricultural Bank of
China, the principal of which was repaid in full by May 10, 2010.The interest was calculated using an annual fixed interest rate of 5.31% and paid monthly.
The loan was guaranteed by a third party entity and two individual persons.	$-	$8,802,000

On July 15, 2009, the Company obtained a loan from Industrial and
Commercial Bank of China, the principal of which was repaid in full by
July 14, 2010.The interest was calculated using an annual fixed interest rate of
5.31% and paid monthly. The loan was guaranteed by a third party entity.	$-	$1,467,000

On July 21, 2009, the Company obtained a loan from Industrial Bank Co., Ltd., the principal of which was repaid in full by July 20, 2010. The interest was calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan was guaranteed by a third party entity.	$-	$6,601,500

On August 12, 2009, the Company obtained a loan from Bank of China, the principal of which was repaid in full by August 11, 2010.The interest was calculated using an annual fixed interest rate of 4.779% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$-	$8,802,000

On September 1, 2009, the Company obtained a loan from Industrial and
Commercial Bank of China, the principal of which was repaid in full by
August 20, 2010. The interest was calculated using an annual fixed interest rate
of 5.31% and paid monthly. The loan was guaranteed by a third party entity.	$-	$1,467,000

On September 22, 2009, the Company obtained a loan from China
Construction Bank, the principal of which was repaid in full by September 21,
2010.The interest was calculated using an annual fixed interest rate of 4.779%
and paid monthly. The loan was guaranteed by a third party entity.	$-	$11,736,000

Note 12 – Short-Term Bank Loans (continued)

	September 30,	December 31,
	2010	2009
On September 23, 2009, the Company obtained a loan from Huaxia Bank, the principal of which was repaid in full by September 22, 2010.The interest was calculated using an annual fixed interest rate of 4.779% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$-	$7,335,000

On October 29, 2009, the Company obtained a loan from Shanghai Pudong
Development Bank, the principal of which was repaid in full by April 28,
2010.The interest was calculated using an annual fixed interest rate of 4.86%
and paid quarterly. The loan was guaranteed by a third party entity.	$-	$3,667,500

On November 18, 2009, the Company obtained a loan from China Merchants
Bank, the principal of which is to be repaid in full by November 2, 2010.The interest was calculated using an annual fixed interest rate of 5.31% and paid monthly. The loan was guaranteed by a third party entity and an individual
Person.	$2,994,000	$2,934,000

On December 1, 2009, the Company obtained a loan from Shanghai Pudong
Development Bank, the principal of which was repaid in full by May 30,
2010.The interest was calculated using an annual fixed interest rate of 4.86%
and paid quarterly. The loan was secured by a lien on the Company’s rights to
use sea areas.	$-	$3,667,500

On December 1, 2009, the Company obtained a loan from China Merchants
Bank, the principal of which is to be repaid in full by November 2, 2010.The interest was calculated using an annual fixed interest rate of 5.31% and paid monthly. The loan was guaranteed by a third party entity and an individual
Person.	$5,988,000	$5,868,000

On December 31, 2009, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by December 30, 2010.The interest was calculated using an annual fixed interest rate of 5.0445% and paid
quarterly. The loan was guaranteed by a third party entity.	$2,994,000	$2,934,000

On January 5, 2010, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by January 4, 2011.The interest was calculated using an annual fixed interest rate of 5.0445% and paid
quarterly. The loan was guaranteed by a third party entity.	$5,988,000	$-

On January 12, 2010, the Company obtained a loan from Shenzhen
Development bank, the principal of which is to be repaid in full by January 11,
2011.The interest was calculated using an annual fixed interest rate of 5.31%
and paid monthly. The loan was guaranteed by a third party entity and an
individual person.	$4,491,000	$-

On February 3, 2010, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by February 2, 2011.The interest was calculated using an annual fixed interest rate of 5.0445% and paid
quarterly. The loan was guaranteed by a third party entity.	$748,500	$

Note 12 – Short-Term Bank Loans (continued)
	September 30,	December 31,
	2010	2009
On April 15, 2010, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by April 14, 2011.The interest was calculated using an annual fixed interest rate of 5.0445% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$5,239,500	$-

On April 21, 2010, the Company obtained a loan from Agricultural Bank of
China, the principal of which is to be repaid in full by April 20, 2011.The interest was calculated using an annual fixed interest rate of 5.31% and paid monthly.
The loan was guaranteed by a third party entity.	$5,988,000	$-

On May 5, 2010, the Company obtained a loan from Agricultural Bank of
China, the principal of which is to be repaid in full by May 4, 2011.The interest was calculated using an annual fixed interest rate of 5.31% and paid monthly.
The loan was guaranteed by a third party entity.	$8,982,000	$-

On May 27, 2010, the Company obtained a loan from Shanghai Pudong
Development Bank, the principal of which is to be repaid in full by November 26,
2010. The interest was calculated using an annual fixed interest rate of 4.86%
and paid quarterly. The loan was secured by a lien on the Company’s rights to
use sea areas.	$3,742,500	$-

On July 2, 2010, the Company obtained a loan from Bank of China, the principal and interest of which are to be paid in full by July 1, 2011. The interest is calculated using an annual fixed interest rate of 3.47313%.
The loan is secured by the Company’s cash deposit at the bank.	$16,659,202	$-

On July 29, 2010, the Company obtained a loan from Bank of China, the principal and interest of which are to be paid in full by July 28, 2011. The interest calculated using an annual fixed interest rate of 3.37469%.
The loan is secured by the Company’s cash deposit at the bank.	$16,554,997	$-

On July 30, 2010, the Company obtained a loan from Shanghai Pudong
Development Bank, the principal of which is to be repaid in full by January 29,
2011. The interest was calculated using an annual fixed interest rate of 4.86%
and paid quarterly. The loan was secured by a lien on the Company’s rights to
use sea areas.	$7,485,000	$-

On August 5, 2010, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by August 4, 2011.The interest was calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$4,491,000	$-

On August 9, 2010, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by August 8, 2011. The interest was calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$4,491,000	$-

On July 20, 2010, the Company obtained a loan from Agricultural Bank of
China, the principal of which is to be repaid in full by October 19, 2010. The interest is calculated using an annual fixed interest rate of 2.0178% and paid
monthly. The loan was guaranteed by a third party entity.	$2,315,540	$-

Note 12 – Short-Term Bank Loans (continued)
	September 30,	December 31,
	2010	2009
On September 13, 2010, the Company obtained a loan from Huaxia Bank, the principal of which is to be repaid in full by September 12, 2011. The interest was calculated using an annual fixed interest rate of 4.779% and paid quarterly.
The loan was guaranteed by a third party entity and an individual person.	$11,976,000	$-

On September 26, 2010, the Company obtained a loan from China
Construction Bank, the principal of which is to be repaid in full by September
1, 2011. The interest was calculated using an annual fixed interest rate of
5.31% and paid monthly. The loan was guaranteed by a third party entity.	$11,976,000	$-

Total short-term bank loans	$123,104,239	$82,885,500

Note 13 – Notes Payable

Notes payable consist of non-collateralized non-interest bearing promissory notes issued in connection with the acquisition of certain inventory and equipment. Balances outstanding under the notes as of September 30, 2010 and December 31, 2009 were $52,844,100 and $13,719,134, respectively.

Note 14 – Advances from Customers

As of  September 30, 2010 and December 31, 2009, the Company had advances from customers of $23,151,303 and $16,549,644, respectively. As a common business practice, the Company requires certain customers to make advance payments for sales. Such advances are interest-free and unsecured.

Note 15 – Long-Term BANK LOANS

The Company obtained long-term bank loans for plant construction. The balances as of September 30, 2010 and December 31, 2009 are as follows:

	September 30,	December 31,
	2010	2009
On February 5, 2008, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by February 4, 2011. The interest was calculated using floating interest rate and paid quarterly. For the quarter ended September 30, 2010, the current interest rate is 5.4%. The loan was
guaranteed by a third party entity and an individual person.	$7,485,000	$7,335,000

On April 18, 2008, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by January 18, 2011. The interest was calculated using floating interest rate and paid quarterly. For the quarter ended
September 30, 2010, the current interest rate is 5.4%. The loan was guaranteed
by a third party entity and an individual person.	$2,994,000	$2,934,000

On May 20, 2008, the Company obtained a loan from Industrial and
Commercial Bank of China, the principal of which is to be repaid in full by
December 15, 2011. The interest was calculated using floating interest rate and paid quarterly. For the quarter ended September 30, 2010, the current interest
rate is 6.048%. The loan was guaranteed by a third party entity.	$4,491,000	$4,401,000

Note 15 – Long-Term debt (continued)

	September 30,	December 31,
	2010	2009
On August 15, 2008, the Company obtained a loan from China Construction
Bank, the principal of which is to be repaid in full by August 14, 2012. The interest was calculated using floating interest rate and paid monthly. For the quarter ended September 30, 2010, the current interest rate is 5.76%. The
loan was guaranteed by a third party entity and an individual person.	$4,491,000	$4,401,000

On September 5, 2008, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by January 4, 2011. The interest was calculated using floating interest rate and paid quarterly. For the quarter ended
September 30, 2010, the current interest rate is 5.4%. The loan was guaranteed
by a third party entity and an individual person.	$2,245,500	$2,200,500

On October 14, 2008, the Company obtained a loan from China Construction
Bank, the principal of which is to be repaid in full by October 12, 2012. The interest was calculated using floating interest rate and paid monthly. For the quarter ended September 30, 2010, the current interest rate is 5.76%. The loan
was guaranteed by a third party entity.	$9,580,800	$10,709,100

On October 14, 2008, the Company obtained a loan from China Construction
Bank, the principal of which is to be repaid in full by October 12, 2012. The interest was calculated using floating interest rate and paid monthly. For the quarter ended September 30, 2010, the current interest rate is 5.76%. The loan
was guaranteed by a third party entity.	$898,200	$880,200

On October 15, 2008, the Company obtained a loan from China Construction
Bank, the principal of which was repaid in full by July 30, 2010. The interest was calculated using floating interest rate and paid monthly. For the quarter ended September 30, 2010, the current interest rate is 5.76%. The loan
was secured by a lien on the Company’s property and equipment.	$-	$3,080,700

On October 15, 2008, the Company obtained a loan from Industrial and
Commercial Bank of China in the amount of $6,894,900, $5,427,900 of which is to be repaid in full by October 15, 2010, and $1,467,000 of which is to be paid in full by November 15, 2011. The interest was calculated using floating interest rate and paid quarterly. For the quarter ended September 30, 2010, the current average interest rate is 5.76%. The loan was secured by a lien on the
Company’s property and equipment and guaranteed by a third party entity.	$5,538,900	$6,894,900

On November 21, 2008, the Company obtained a loan from Bank of China, the principal of which is to be repaid in full by December 20, 2010. The interest was calculated using floating interest rate and paid quarterly. For the quarter ended September 30, 2010, the current interest rate is 5.4%. The loan was
guaranteed by a third party entity and an individual person.	$2,245,500	$2,200,500

Total	$39,969,900	$45,036,900

Less: Current portion	20,508,900	7,628,400

Total non current portion	$19,461,000	$37,408,500

Note 16 – Income Taxes

The Company is a Nevada corporation and conducts all of its business through its Chinese subsidiary and its affiliated Chinese operating companies. All business is conducted in PRC. As the U.S. holding company has not recorded any income for the nine months ended September 30, 2010 and 2009, there was no provision or benefit for U.S. income tax purpose.

Keyuan International was incorporated in the British Virgin Islands. Under the laws of British Virgin Islands, the Company is not subject to tax on income or capital gain.

The Company’s Chinese subsidiary and affiliated operating companies based in China are governed by the Income Tax Law of the PRC concerning the privately-run enterprises, which are subject to a statutory tax rate of 25% and were, until January 2008, subject to a statutory tax rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory statements after appropriate adjustments for tax purposes.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the PRC (the New CIT Law), which became effective on January 1, 2008. Under the new law, the applicable corporate income tax rate to all Companies, both domestic and foreign-invested companies, is 25% replacing the previous applicable tax rate of 33%.

For the year ended 2009, the Company incurred a loss and was subject to the 25% tax rate. In order to support the growth of certain local enterprises, the local government granted Keyuan Plastics Co., a preferential tax treatment. In the first two profitable years, the local government will credit back to the Company the entire local portion of the income tax which equals to 40% of the whole Enterprise Income Tax the Company paid applying the 25% tax rate, resulting in an effective tax rate of 15%; in the subsequent three profitable years, the local government will credit back 50% of the local income tax the Company paid under the 25% tax rate resulting in an effective tax rate of 20%. A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory rate and the local preferential tax treatment is as follows:

	For the Nine Months Ended September 30,
	2010	2009

Computed tax at statutory rate	$5,484,999	$(464,370)
Non-taxable loss	163,556	-
Tax credit from local government	(2,255,932)
Total provision for income taxes	$3,392,623	$(464,370)
Effective tax rate	15%	(25%)

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a Foreign Invested Enterprise (“FIE”) prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its FIEs do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

Note 17 – Risk Factors

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC.  The Company's business may also be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Note 18 – Concentrations of Credit Risk

For the nine months ended September 30, 2010, five vendors accounted for approximately 73.08% of the Company’s raw materials purchase. Purchases from these vendors amounted to $267.43 million. The sales to the Company’s top five customers amounted to $167.68 million and accounted for approximately 42% of the Company's total sales.

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that minimal credit risk exists with respect to these investments as management believes that the financial institutions that hold the Company’s cash and cash equivalents and restricted cash are financially sound.

Note 19 – Supplemental Cash Flow Disclosures

	For the Nine Months Ended September 30,
	2010	2009

Cash paid for interest	$5,449,837	$872,248
Cash paid for income taxes	$-	$-

Note 20 – Earnings Per Share

The Company presents earnings per share (“EPS”) on a basic and diluted basis. Basic earnings per share have been computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. Diluted earnings per share have been computed by dividing income available to common shareholders by the weighted average number of shares outstanding including the dilutive effect of equity securities. All share and per share data have been adjusted retroactively to reflect the recapitalization of the Company pursuant to the Securities Exchange Agreement with Silver Pearl.

	For the Three Months Ended September 30,
	2010	2009

Net income (numerator for diluted income per share)	$7,892,098	$(170,103)

Less: Dividend attributable to preferred stockholders	694,784	-

Net income attributable to common stockholders	7,197,314	$(170,103)
(numerator for basic income per share)

Weighted average common shares	3,181,504	-
(denominator for basic earnings per share)

Effect of dilutive securities:
Convertible preferred stock	54,513,727
Warrants	252,942	-

Weighted average common shares	57,948,173
(denominator for diluted earnings per share)

Basic earnings (loss) per share	$2.26	$0.00
Diluted earnings (loss) per share	$0.14	$0.00

Note 20 – Earnings Per Share (continued)

	For the Nine Months Ended September 30,
	2010	2009

Net income (loss)	$18,547,373	$(1,393,112)

Less: Dividend attributable to preferred stockholders	694,784	-

Net income attributable to common stockholders	17,852,589	(,1,393,112)
(numerator for basic income per share)

Weighted average common shares	1,867,972	-
(denominator for basic earnings per share)

Effect of dilutive securities:
Convertible preferred stock	51,596,758	-
Warrants	145,021	-

Weighted average common shares	53,609,751	-
(denominator for diluted earnings per share)

Basic earnings (loss) per share	$9.56	$0.00
Diluted earnings (loss) per share	$0.35	$0.00

Note 21 – Share Exchange and Private Financing

Share Exchange

On April 22, 2010, the Company (formerly known as “Silver Pearl”) entered into a Share Exchange Agreement (the “Exchange Agreement”) with Keyuan International (a company organized under the laws of the British Virgin Islands) and shareholders of the Company and Keyuan International. Pursuant to the terms of the Exchange Agreement, the Keyuan International’s shareholders transferred to the Company all of the issued and outstanding shares of Keyuan International in exchange for the issuance of 47,658 shares of the Company’s Series M preferred stock.

Prior to the Share Exchange, Silver Pearl had 5,696,800 shares of common stock issued and outstanding. Immediately prior to the Share Exchange, 3,264,000 shares of Silver Pearl’s common stock then outstanding were cancelled and retired, so that immediately after the Share Exchange Silver Pearl had 2,432,800 common shares and 47,658 Series M shares issued and outstanding. The Series M shares vote with the common stock on an as converted basis and are convertible into 47,658,000 shares of common stock upon the Company’s shareholders approving an increase in authorized common stock to at least 100,000,000 shares. The Company also deposited $400,000 into an escrow account which amount was paid to an owner of the cancelled shares of Silver Pearl, as a result of the Share Exchange having been consummated.

The Share Exchange resulted in a change-in-control of Silver Pearl as the Company’s shareholders have acquired the majority ownership of the combined entity.

Note 21 – Share Exchange and Private Financing (continued)

Share Exchange (continued)

In accordance with the Accounting and Financial Reporting Interpretations and Guidance issued by the staff of the U.S. Securities and Exchange Commission (the “SEC”), the Share Exchange will be accounted for as a reverse acquisition whereby Silver Pearl (the legal acquirer) is considered as the accounting acquiree and the Keyuan International (the legal acquiree) is considered as the accounting acquirer. The consolidated financial statements of the combined entity will be in substance those of the Keyuan International’s, with the assets and liabilities, and revenues and expenses, of Silver Pearl being included effective from the date of consummation of the Share Exchange. Silver Pearl will be deemed to be a continuation of the Company’s business. The outstanding stock of Silver Pearl prior to the Share Exchange will be accounted for at their net book value with no goodwill being recognized.

April – May 2010 Private Placement (Series A Financing)

On April 22, 2010, immediately following the Share Exchange mentioned above,  and on May 18, 2010, the Company completed a private placement offering (the “Series A Private Placement”) pursuant to a securities purchase agreement with certain investors (collectively, the “Series A Investors”) and sold 748,704 units at a purchase price of $35 per unit, consisting of, in the aggregate, (a) 6,738,336 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of Common Stock, (b) 748,704 shares of Common Stock (the “Issued Common Shares”), (c) three-year Series A Warrants (the “Series A Warrants”) to purchase up to 748,704 shares of Common Stock, at an exercise price of $4.50 per share (the “Series A Warrant Shares”) for a three-year period, and (d) three-year Series B Warrants (the “Series B Warrants””) to purchase up to 748,704 shares of Common Stock, at an exercise price of $5.25 per share (the “Series B Warrant Shares”) for a three-year period. The Company received aggregate gross proceeds of approximately $26.2 million from the Series A Private Placement (or sometimes is referred herein as the “Series A Financing”).

In conjunction with the Series A Financing, the Company also entered into the following agreements:

·
A registration rights agreement with the investors, in which we agreed to file this registration statement with the SEC to register for resale the Shares, the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series A Warrant Shares and the Series B Warrant Shares, within 30 calendar days of April 22, 2010, and to have this registration statement declared effective within 150 calendar days of April 22, 2010 or within 180 calendar days of April 22, 2010 in the event of a full review of the registration statement by the SEC.

·
A securities escrow agreement with the Series A Investors and Delight Reward, pursuant to which, Delight Reward delivered into an escrow account 5,000 shares of our Series M Preferred Stock convertible into 5,000,000 shares of Common Stock to be used as escrow shares after we amend our Articles of Incorporation to increase our authorized Common Stock to one hundred million (100,000,000) shares. With respect to the 2010 performance year, if we achieve less than 95% of the 2010 performance threshold, then those escrow shares for such year will be delivered to the investors in the amount of 500,000 shares of Common Stock for each full percentage point by which such threshold was not achieved up to a maximum of 5,000,000 shares of Common Stock.

·
We and the Keyuan International Shareholder, entered into a lock-up agreement whereby Keyuan International is prohibited from selling our securities until six (6) months after the effective date of the registration statement required to be filed under the registration rights agreement. For one (1) year thereafter, it will be permitted to sell up to 1/12 of its initial holdings every month.

Note 21 – Share Exchange and Private Financing (continued)

September 2010 Private Placement (Series B Financing)

On September 28, 2010, in connection with a security purchase agreement between Keyuan Petrochemicals, Inc. and the certain investors (collectively, the “Series B Investors”), we closed a Series B private placement (the “Series B Financing” or “Series B Private Placement”) of $20,250,000 from offering a total of 540,001 units at a purchase price of $37.5 per unit, each consisting of, (a) ten (10) shares of Series B convertible preferred stock of the Company (the “Series B Preferred Shares”), (b) one and a half (1.5) three year Series C warrant (the “Series C Warrants”) to purchase one (1) share of Common Stock, at an exercise price of $4.50 per share, and (c) one and a half (1.5) three year Series D warrant (the “Series D Warrants,” together with the Series A Warrant, Series B Warrants, Series C Warrants collectively hereinafter referred to as “Warrants”) to purchase one (1) share of Common Stock, at an exercise price of $5.25 per share in reliance upon the exemption from securities registration afforded by Regulation S (“Regulation S”) as promulgated under the Securities Act of 1933.  The Company received aggregate gross proceeds of approximately $20.250 million from the Series B Financing.

In conjunction with the Series B Financing, the Company also entered into the following additional agreements:

·
A registration rights agreement with the Series B Investors, in which we agreed to file a registration statement with the Commission to register for resale the Common Stock underlying the Series B Preferred Stock, the Series C Warrant Shares and the Series B Warrant Shares, placement agent warrants, within 30 calendar days of October 19, 2010 for resale the Common Stock and Common Stock underlying the Series A Preferred Stock, Series A Warrants, Series B Warrants and placement agent warrants issued in the April-May private placement (the “Prior Registration Statement”) , and to have the registration statement declared effective within 150 calendar days ( or 180 calendar days of the Closing Date in the event of a full review of the registration statement by the SEC)  following October 19, 2010.

·
A securities escrow agreement with the Series B Investors and Delight Reward, holder of all of our issued and outstanding Series M preferred stock, pursuant to which, Delight Reward agrees to deliver into an escrow account 3,400 shares of our Series M Preferred Stock convertible into 3,400,000 shares of Common Stock to be used as escrow shares  after we amend our Articles of Incorporation to increase our authorized Common Stock to one hundred million (100,000,000) shares. With respect to the 2010 performance year, if we achieve less than 95% of the 2010 performance threshold, then those escrow shares for such year will be delivered to the Investors in the amount of 500,000 shares of Common Stock for each full percentage point by which such threshold was not achieved up to a maximum of 3,400,000 shares of Common Stock.

·
A lock-up agreement with each of Messers Chunfeng Tao, Jicun Wang, Peijun Chen and Xin Yue (collectively, the “Affiliates”), whereby the Affiliates are prohibited from selling our securities that they directly or indirectly own (the “Lock-Up Shares”) until the registration statement is declared effective by the Commission (the “Lock-Up Period”). In addition, the Affiliates further agree that during the twenty four (24) months immediately following the Lock-Up Period, the Affiliates shall not offer, sell, contract to sell, assign, transfer more than twenty percent (20%) of the Lock-Up Shares in the aggregate, provided, that the Affiliates may Transfer not more than 0.83333% of the Lock-Up Shares during each calendar month following the Lock-Up Period, other than engaging in a transfer in a private sale of the Lock-Up Shares if the transferee agrees in writing to be bound by and subject to the terms of the lock-up agreement.

Note 21 – Share Exchange and Private Financing (continued)

September 2010 Private Placement (Series B Financing) (continued)

·
A voting agreement with Delight Reward and the Series B Investors, pursuant to which the Delight Reward agreed to (i) give its written consent in any action to approve the issuance of the underlying shares which will result in issuance of securities greater than 20% of the then outstanding shares of Common Stock at a price less that the applicable market, and (ii) to appoint a person designated by the Series B Investors holding a majority of the preferred shares as a member of the board of directors of the Company and the subsidiary of the Company organized under the laws of the People’s Republic of China.

Note 22 – Accounting for Series A Financing

Private Placement

Please refer to description of April-May Placement in Note 20 above.

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 20,000,000 shares of preferred stock in one or more classes or series. Similarly, the Board will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of September 30, 2010 the Board has designated two classes of Preferred Stock, consisting of Series M Preferred Stock,  Series A Preferred Stock and Series B Preferred Stock and does not have any current intention to designate any other class of preferred stock.

Series A Preferred Stock

As of September 30, 2010, we have 6,738,336 shares of Series A Preferred Stock issued and outstanding. The Series A Preferred Shares by its principal terms:

(a)	pay a cumulative dividend at an annual rate of 6%, payable quarterly, at our option, in cash or in shares of Common Stock;
(b)	have a preference over the Common Stock on liquidation, dissolution or winding up of the Company equal to the original purchase price per Series A Preferred Share;
(c)
be convertible at any time after issuance, at the option of the holder, into shares of Common Stock, without the payment of additional consideration, at an initial conversion ratio of one-to-one (subject to anti-dilution adjustment);

(d)
automatically convert into shares of Common Stock at $3.50 per share, at the earlier to occur of the following: (i) the twenty four (24) month anniversary of the Closing of the Private Placement, and (ii)at such time that the Volume Weighted Average Price (“VWAP”) of the Common Stock is no less than $5.00 for a period of ten (10) consecutive trading days with the daily volume of the Common Stock equal to at least 50,000 shares per day;

(e)
the conversion price and the number of common shares underlying the Series A Preferred Stock are subject to customary adjustments, including weighted average broad-based anti-dilution protection for a period of twelve (12) months after the effective date of this registration statement; and

(f)
requires that we, prior to taking certain corporate actions (including certain issuances or redemptions of its securities or changes in its organizational documents), obtain the approval of more than 50% of the Series A Preferred Shares then issued and outstanding, voting as a group.

Note 22 – Accounting for Series A Financing (continued)

The Series A Warrants

As of September 30, 2010, there are 808,600 Series A Warrants issued and outstanding, including 59,896 warrants issued to the placement agent in the Private Placement. The Series A Warrants will, by its principal terms,

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)	be exercisable at any time after the consummation of the Private Placement and shall expire on the date that is three (3) years following the original issuance date of the Series A Warrants;
(c)	be exercisable, in whole or in part, at an exercise price of $4.50 per share;
(d)	be exercised only for cash (except that there will be a cashless exercise option at any time during which a registration statement covering such shares is not effective); and

(e)
be callable at $0.01 by us following the date that the VWAP of the Common Stock equals or exceeds $9.00 for fifteen (15) consecutive trading days with the average daily trading volume of no less than 75,000 shares.

The Series B Warrants

As of September 30, 2010, there are 808,600 Series B Warrants issued and outstanding, including 59,896 warrants issued to the placement agent in the Private Placement. The Series B Warrants will, by its principal terms,

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)	be exercisable at any time after consummation of the Private Placement and shall expire on the date that is three (3) years following the original issuance date of the Series B Warrants;
(c)	be exercisable, in whole or in part, at an exercise price of $5.25 per share;
(d)	be exercised only for cash (except that there will be a cashless exercise option at any time during which registration statement covering such shares is not effective); and
(e)
be callable at $0.01 by us following the date that the VWAP of the Common Stock equals or exceeds $10.50 for fifteen (15) consecutive trading days with the average daily trading volume of no less than 75,000 shares.

Registration Rights Agreement

In connection with the Series A Financing, we also entered into a registration rights agreement  with the Series A Investors, in which we agreed to file this registration statement  with the SEC to register for resale the issued Common Stock, the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series A Warrant Shares and the Series B Warrant Shares, within 30 calendar days of April 22, 2010 and to have this registration statement declared effective within 150 calendar days of April 22, 2010 or within 180 calendar days of April 22, 2010 in the event of a full review of the registration statement by the SEC (the “Series A Financing RRA”). If we do not comply with the foregoing obligations under the Registration Rights Agreement, we will be required to pay cash liquidated damages to each investor, at the rate of 1% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any registrable securities that may be sold pursuant to Rule 144 under the Securities Act if all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act.

Note 22 – Accounting for Series A Financing (continued)

Registration Rights Agreement (continued)

The Company evaluated the contingent obligation related to the Series A Financing RRA liquidated damages in accordance to “ASC Topic 825 “Financial Instruments” subtopic 20” (formerly Financial Accounting Standards Board Staff Position No. EITF 00-19-2 “Accounting for Registration Payment Arrangements”), which required the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement be separately recognized and measured in accordance with “ASC Topic 450” “Contingencies” (formerly SFAS No. 5, “Accounting for Contingencies”).  The Company concluded that such obligation was not probable to incur based on the best information and facts available as of September 30, 2010. Therefore, no contingent obligation related to the Series A Financing RRA liquidated damages was recognized as of September 30, 2010.

Escrowed Shares Arrangement

In conjunction with the Series A Financing, the Company also entered into a make good escrow agreement with the Series A Investors and Delight Reward, pursuant to which Delight Reward delivered into an escrow account 5,000 shares of Series M Preferred Stock that are convertible into 5,000,000 shares of Common Stock to be used as a share escrow for the achievement of a Fiscal Year 2010 net income performance threshold of $33.0 million. With respect to the 2010 performance year, if the Company achieves less than 95% of the 2010 performance threshold, then the escrow shares for such year will be delivered to the Investors in the amount of 500,000 common shares (rounded up to the nearest whole share and pro rata based on the number of shares of Series A Preferred Stock owned by such Investor at such date) for each full percentage point by which such threshold was not achieved up to a maximum of 5,000,000 common shares. Any escrow shares not delivered to any Series A Investor because such investor no longer holds shares of Series A Preferred Stock or Conversion Shares, or because the 2010 performance threshold was met, shall be returned to the Principal Stockholder.

For the purposes of the securities escrow agreement, net income is defined in accordance with US GAAP and reported by the Company in the audited financial statements for fiscal year ended 2010; provided, however, that net income for fiscal year ended 2010 shall be increased by any non-cash charges incurred (i) as a result of the April-May 2010 Private Placement, including without limitation, as a result of the issuance and/or conversion of the Series A Preferred Stock, and the issuance and/or exercise of the Series A Warrants and Series B Warrants, (ii) as a result of the release of the escrow shares to Delight Reward and/or the Series A Investors, as applicable, pursuant to the terms of the securities escrow agreement, (iii) as a result of the issuance of ordinary shares of Delight Reward to its PRC shareholders, upon the exercise of options granted to such PRC shareholders by Delight Reward, as of the date of the securities escrow agreement, (iv) as a result of the issuance of warrants to any placement agent and its designees in connection with the April-May 2010 Private Placement, (v) the exercise of any warrants to purchase Common Stock outstanding and (vi) the issuance under any performance based equity incentive plan that the Company adopt. Net income will also be increased to adjust for any cash or non-cash charges resulting from the payment of dividends on the Series A Preferred Stock in connection with the April-May2010 Private Placement.

The Company has evaluated the terms of the securities escrow agreement based on the guidance provided in ASC 718-10-S99. The Company concluded that because the escrowed shares would be released to the Company’s principal stockholder or distributed to the investors without regard to the continued employment of any of the Company’s directors of officers, the securities escrow agreement is in substance an inducement to facilitate the private placement, rather than as compensatory arrangement. As such, the securities escrow agreement has accounted for the escrowed share arrangement according to its nature and reflected it as a reduction of the proceeds allocated to the newly issued securities in the April-May 2010 Private Placement, based on the aggregate fair value of 5,000,000 shares of common stock at April 22, 2010.

Note 22 – Accounting for Series A Financing (continued)

Allocation of Proceeds in the Private Placement

In accordance with the guidance provided in ASC 470-20-30, the Company has first allocated the proceeds from the April-May 2010 Private Placement between the Issued Common Shares, the Series A Preferred Stock and Series A and B Warrants proportionately based on their estimated fair values as of the closing date of the April-May 2010 Private Placement.  Then the guidance provided in ASC 470-20-30-5 has been applied to the amount allocated to the convertible Series A Preferred Stock, and the effective conversion price has been used, to measure the intrinsic value, if any, of the embedded conversion option.

The Company’s common stock was not publicly traded before and as of the closing date of the April-May 2010 Private Placement and traded infrequently before the second closing on May 18, 2010.  In general, fair value is based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Series Warrants, Series B Warrants, Series A Preferred Stock and restricted Common Stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

The following table sets out the allocation of the proceeds from the April 22, 2010 Private Placement:

Cash proceeds of the Private Placement (net of fees and expenses)	$19,867,774
Reduction for escrowed share arrangement	(11,900,000)
Net proceeds allocated to securities issued in the Private Placement	7,967,774
Allocated to:
Issued Common Shares	542,917
Series A Preferred Stock	7,314,219
Series A Warrants	66,133
Series B Warrants	44,506
$7,967,774

The following table sets out the allocation of the proceeds from the May 18, 2010 Private Placement:

Cash proceeds of the Private Placement (net of fees and expenses)	$3,044,315
Reduction for escrowed share arrangement	-
Net proceeds allocated to securities issued in the Private Placement	3,044,315
Allocated to:
Issued Common Shares	242,611
Series A Preferred Stock	2,732,642
Series A Warrants	40,490
Series B Warrants	28,572
$3,044,315

Note 22 – Accounting for Series A Financing (continued)

Accounting for the Series A Preferred Stock

The Series A Preferred Stock has been classified as permanent equity as there was no redemption provision at the option of the holders that is not within the control the Company on or after an agreed upon date. The Company evaluated the embedded conversion feature in its Series A Preferred Stock to determine if there was an embedded derivative requiring bifurcation. The Company concluded that the embedded conversion feature of the Series A Preferred Stock is not required to be bifurcated because the conversion feature is clearly and closely related to the host instrument.

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

The intrinsic value of the embedded conversion feature has been calculated by comparing the effective conversion price determined based on the proceeds from the April-May 2010 Private Placement allocated to the Series A Preferred Stock, and the fair value of the Company’s common stock at the commitment date. The effective conversion price of the Series A Preferred Stock was determined to be higher than the fair value of the common stock at April 22 and May 18, 2010. Accordingly, the embedded conversion feature did not have an intrinsic value at each closing.

Accounting for the Series A and Series B Warrants

The Company has evaluated the terms of the Series A and B Warrants issued in the April-May 2010 Private Placement with reference to the guidance provided in ASC 815-40-15. The Company has concluded that the Series A and B Warrants are indexed to the Company’s own stock, because the warrants have no contingent exercise provision and have fixed strike prices which are only subject to adjustments in the event of stock split, combinations, dividends, mergers or other customary corporate events. Therefore, the Series A and B Warrants have been classified as equity.

Accounting for Placement Agent Warrants

In accordance with ASC Topic 340 subtopic 10 section S99-1 (formerly Staff Accounting Bulletin Topic 5.A: “Miscellaneous Accounting-Expenses of Offering”), “specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering.” In accordance with the SEC accounting and reporting manual “cost of issuing equity securities are charged directly to equity as deduction of the fair value assigned to share issued.” Accordingly, the Company concluded that the warrants issued to the placement agents are directly attributable to the August 2009 financing. If the Company had not issued the warrants to the placement agent, the Company would have had to pay the same amount of cash as the fair value. Therefore, the Company deducted the total fair value of the Placement agent warrants as of the commitment date which was approximately US$291,000 and $58,000 for the April 22nd and May 18th private placements as a deduction of the fair value assigned to the Series A Preferred Stock for each respective closing.

Note 23 – Accounting for Series B Financing

September 2010 Private Placement

Please refer to description of September 2010 Private Placement/Series B Financing in Note 20 above.

Note 23 – Accounting for Series B Financing (continued)

Preferred Stock

The Board is authorized, without further action by the shareholders, to issue, from time to time, up to 20,000,000 shares of preferred stock in one or more classes or series. Similarly, the Board will be authorized to fix or alter the designations, powers, preferences, and the number of shares which constitute each such class or series of preferred stock. Such designations, powers or preferences may include, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share), redemption rights (including sinking fund provisions, if any), and liquidation preferences of any unissued shares or wholly unissued series of preferred stock. As of September 30, 2010, the Board has designated three classes of Preferred Stock, consisting of Series M Preferred Stock and Series A Preferred Stock and Series B Preferred Stock and does not have any current intention to designate any other class of preferred stock.

Series B Preferred Stock

As of September 30, 2010, we have 5,400,010 shares of Series B Preferred Stock issued and outstanding. The Series B Preferred Shares by its principal terms:

(a)	pay a cumulative dividend at an annual rate of 6% during the first year immediately from and after the issuance date, payable quarterly, at our option, in cash or in shares of Common Stock;
(b)
Shall rank junior to our Series A preferred stock but have a preference over the Common Stock and Series M Preferred Stock and to all other classes and series of our equity securities on dividend rights and rights on liquidation, dissolution or winding up of the Company equal to the original purchase price per Series A Preferred Share;

(d)
are convertible in whole or in part, at the option of the holders, at one-to-one ratio,  into shares of our common stock at $3.75 per share prior to the Maturity, and all outstanding shares of the Series B Preferred Stock shall automatically  convert to shares of common stock upon Maturity, provided, however, at no time may holders convert shares of Series B Preferred Stock if (i) we have not obtained the Shareholder Approval; or (ii) the number of shares of common stock to be issued pursuant to such conversion would cause the number of shares of common stock beneficially owned by such holder and its affiliates in excess of 9.99% of the then issued and outstanding shares of common stock outstanding at such time, unless the holder provides us with a waiver notice in such form and with such content specified in the Series B Certificate of Designation.

(e)
the conversion price and the number of common shares underlying the Series B Preferred Stock are subject to customary adjustments, including weighted average broad-based anti-dilution protection, at any time or from time to time after the issuance date; and

(f)
requires that we, prior to taking certain corporate actions (including certain issuances or redemptions of its securities or changes in its organizational documents), obtain the approval of more than 50% of the Series B Preferred Shares then issued and outstanding, voting as a group.

The Series C Warrants

As of September 30, 2010, there are 874,802 Series C Warrants issued and outstanding, including 64,800 warrants issued to the placement agent in the Private Placement. The Series C Warrants will, by its principal terms,

Note 23 – Accounting for Series B Financing (continued)

The Series C Warrants (continued)

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)
be exercisable at any time after the consummation of the Private Placement and shall expire on the date that is three (3) years following the original issuance date of the Series C Warrants, subject to that the Company has obtained the shareholder approval

(c)	be exercisable, in whole or in part, at an exercise price of $4.50 per share;
(d)	be exercised only for cash (except that there will be a cashless exercise option at any time during which a registration statement covering such shares is not effective); and
(e)	Non-callable

The Series D Warrants

As of September 30, 2010, there are 874,802 Series D Warrants issued and outstanding, including 64,800 warrants issued to the placement agent in the Private Placement. The Series D Warrants will, by its principal terms.

(a)	entitle the holder to purchase one (1) share of Common Stock;
(b)
be exercisable at any time after consummation of the Private Placement and shall expire on the date that is three (3) years following the original issuance date of the Series C Warrants; subject to that the Company has obtained shareholder approval;

(c)	be exercisable, in whole or in part, at an exercise price of $5.25 per share;
(d)	be exercised only for cash (except that there will be a cashless exercise option at any time during which registration statement covering such shares is not effective); and
(e)	Non-callable

Registration Rights Agreement

In connection with the Series B Financing, we also entered into a registration rights agreement  with the Series B Investors (the “Series B Financing RRA”) , in which we agreed to file a registration statement with the Commission to register for resale the Common Stock underlying the Series B Preferred Stock, the Series C Warrant Shares and the Series B Warrant Shares, placement agent warrants, within 30 calendar days following the later to occur of (i) the closing date of the offering or (ii) the effective date of the prior registration statement for resale the Common Stock and Common Stock underlying the Series A Preferred Stock, Series A Warrants, Series B Warrants and placement agent warrants issued in the April-May private placement (the “Prior Registration Statement”) , and to have the registration statement declared effective within 150 calendar days ( or 180 calendar days of the Closing Date in the event of a full review of the registration statement by the SEC)  following the later to occur of (i) the Closing Date or (ii) or (ii) the effective date of the Prior Registration Statement.  If we do not comply with the foregoing obligations under the RRA, we will be required to pay cash liquidated damages to each investor, at the rate of 1% of the applicable subscription amount for each 30 day period in which we are not in compliance; provided, that such liquidated damages will be capped at 10% of the subscription amount of each investor and will not apply to any registrable securities that may be sold pursuant to Rule 144 under the Securities Act if all of the conditions in Rule 144(i)(2) are satisfied at the time of the proposed sale, or are subject to an SEC comment with respect to Rule 415 promulgated under the Securities Act.

In addition, pursuant to the Series B Financing RRA, the Series B Investors acknowledged and agreed that the registration rights granted under the registration rights agreement are subject in all respects to the full realization of the registration rights granted to the purchasers in the private placement closed on April 22, 2010.

Note 23 – Accounting for Series B Financing (continued)

Registration Rights Agreement (continued)

The Company evaluated the contingent obligation related to the Series B Financing RRA liquidated damages in accordance to “ASC Topic 825 “Financial Instruments” subtopic 20” (formerly Financial Accounting Standards Board Staff Position No. EITF 00-19-2“Accounting for Registration Payment Arrangements”), which required the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement be separately recognized and measured in accordance with “ASC Topic 450” “Contingencies” (formerly SFAS No. 5, “Accounting for Contingencies”).  The Company concluded that such obligation was not probable to incur based on the best information and facts available as of September 30, 2010. Therefore, no contingent obligation related to the Series B Financing RRA liquidated damages was recognized as of September 30, 2010.

Escrowed Shares Agreement

In conjunction with the Series B Financing, the Company also entered into a securities  escrow agreement with the Series B Investors, pursuant to which Delight Reward agrees to deliver into an escrow account 3,400 shares of our Series M Preferred Stock convertible into 3,400,000 shares of Common Stock to be used as escrow shares  to be used as a share escrow for the achievement of a Fiscal Year 2010 net income performance threshold of $33.0 million. With respect to the 2010 performance year, if the Company achieves less than 95% of the 2010 performance threshold, then the escrow shares for such year will be delivered to the Series B Investors in the amount of 500,000 common shares (rounded up to the nearest whole share and pro rata based on the number of shares of Series B Preferred Stock owned by such Investor at such date) for each full percentage point by which such threshold was not achieved up to a maximum of 3,400,000 common shares. Any escrow shares not delivered to any Investor because such  Series B Investor no longer holds shares of Series B Preferred Stock or Conversion Shares, or because the 2010 performance threshold was met, shall be returned to Delight Reward.

For the purposes of the securities escrow agreement, net income is defined in accordance with US GAAP and reported by the Company in the audited financial statements for fiscal year ended 2010; provided, however, that net income for fiscal year ended 2010 shall be increased by any non-cash charges incurred (i) as a result of the September 2010 Private Placement, including without limitation, as a result of the issuance and/or conversion of the Series B Preferred Stock, and the issuance and/or exercise of the Series C and Series D Warrants, (ii) as a result of the release of the escrow shares to Delight Reward and/or the Investors, as applicable, pursuant to the terms of the securities escrow agreement, (iii) as a result of the issuance of ordinary shares of Delight Reward to its PRC shareholders, upon the exercise of options granted to such PRC shareholders by Delight Reward, as of the date of the securities escrow agreement, (iv) as a result of the issuance of warrants to any placement agent and its designees in connection with the September 2010 Private Placement, (v) the exercise of any warrants to purchase Common Stock outstanding and (vi) the issuance under any performance based equity incentive plan that the Company adopt. Net income will also be increased to adjust for any cash or non-cash charges resulting from the payment of dividends on the Series A Preferred Stock in connection with the September 2010 Private Placement.

The Company has evaluated the terms of the securities escrow agreement based on the guidance provided in ASC 718-10-S99. The Company concluded that because the escrowed shares would be released to the Company’s principal stockholder or distributed to the investors without regard to the continued employment of any of the Company’s directors of officers, the securities escrow agreement is in substance an inducement to facilitate the private placement, rather than as compensatory arrangement. As such, the securities escrow agreement has accounted for the escrowed share arrangement according to its nature and reflected it as a reduction of the proceeds allocated to the newly issued securities in the September 2010 Private Placement, based on the aggregate fair value of 5,000,000 shares of common stock at September 28, 2010.

Note 23 – Accounting for Series B Financing (continued)

Allocation of Proceeds in The Private Placement

In accordance with the guidance provided in ASC 470-20-30, the Company has first allocated the proceeds from the Private Placement between the Issued Series B Preferred Stock and Series C and D Warrants proportionately based on their estimated fair values as of the closing date of the Private Placement.  Then the guidance provided in ASC 470-20-30-5 has been applied to the amount allocated to the convertible Series B Preferred Stock, and the effective conversion price has been used, to measure the intrinsic value, if any, of the embedded conversion option.

The Company’s common stock traded infrequently before the closing date of the September 2010 Private Placement.  In general, fair value is based on independent sources such as quoted market prices or dealer price quotations. To the extent certain financial instruments trade infrequently or are non-marketable securities, they may not have readily determinable fair values. The Company estimated the fair value of the Warrants and the Series B preferred stock using various pricing models and available information that management deems most relevant. Among the factors considered in determining the fair value of financial instruments are discounted anticipated cash flows, the cost, terms and liquidity of the instrument, the financial condition, operating results and credit ratings of the issuer or underlying company, the quoted market price of similar traded securities, and other factors generally pertinent to the valuation of financial instruments.

The following table sets out the allocation of the proceeds from the September 28, 2010 Private Placement:

Cash proceeds of the Private Placement (net of fees and expenses)	$18,949,232
Reduction for escrowed share arrangement	(11,560,000)
Net proceeds allocated to securities issued in the Private Placement	7,389,232
Allocated to:
Series B Preferred Stock	6,701,736
Series C Warrants	365,028
Series D Warrants	322,468
$7,389,232

Accounting For the Series B Preferred Stock

The Series B Preferred Stock has been classified as permanent equity as there was no redemption provision at the option of the holders that is not within the control the Company on or after an agreed upon date. The Company evaluated the embedded conversion feature in its Series B Preferred Stock to determine if there was an embedded derivative requiring bifurcation. The Company concluded that the embedded conversion feature of the Series B Preferred Stock is not required to be bifurcated because the conversion feature is clearly and closely related to the host instrument.

Equity instruments that contain a beneficial conversion feature are recorded as a deemed dividend to the holders of the convertible equity instruments. The deemed dividend associated with the beneficial conversion is calculated as the difference between the fair value of the underlying common stock less the proceeds that have been received for the equity instrument limited to the value received. The beneficial conversion amount is recorded as a reduction on the carrying value of the equity instrument and an increase to additional paid-in-capital.

The intrinsic value of the embedded conversion feature has been calculated by comparing the effective conversion price determined based on the proceeds from the September 2010 Private Placement allocated to the Series B Preferred Stock, and the fair value of the Company’s common stock at the commitment date. The effective conversion price of the Series B Preferred Stock was determined to be higher than the fair value of the common stock at September 28, 2010. Accordingly, the embedded conversion feature did not have an intrinsic value at each closing.

Note 23 – Accounting for Series B Financing (continued)

Accounting For the Series C and Series D Warrants

The Company has evaluated the terms of the Series C and D Warrants issued in the September 2010 Private Placement with reference to the guidance provided in ASC 815-40-15. The Company has concluded that the Series C and D Warrants are indexed to the Company’s own stock, because the warrants have no contingent exercise provision and have fixed strike prices which are only subject to adjustments in the event of stock split, combinations, dividends, mergers or other customary corporate events. Therefore, the Series C and D Warrants have been classified as equity.

Accounting For Placement Agent Warrants

In accordance with ASC Topic 340 subtopic 10 section S99-1 (formerly Staff Accounting Bulletin Topic 5.A: “Miscellaneous Accounting-Expenses of Offering”), “specific incremental costs directly attributable to a proposed or actual offering of securities may properly be deferred and charged against the gross proceeds of the offering.” In accordance with the SEC accounting and reporting manual “cost of issuing equity securities are charged directly to equity as deduction of the fair value assigned to share issued.” Accordingly, the Company concluded that the warrants issued to the placement agents are directly attributable to the September 2010 financing. If the Company had not issued the warrants to the placement agent, the Company would have had to pay the same amount of cash as the fair value. Therefore, the Company deducted the total fair value of the Placement agent warrants as of the Commitment Date which was approximately US$534,000 for the Series B private placement as a deduction of the fair value assigned to the Series B preferred stock for each respective closing.

Note 24 – Stock Options and Warrants

(a)
On June 30, 2010, the Company granted 3,000,000 five-year options to its CEO, CFO and various members of senior management totaling 56 employees to purchase in the aggregate 3,000,000 shares of the Company’s common stock at an exercise price of US$4.20 per share, in consideration of their services to the Company. As of September 30, 2010, 100,000 options were forfeited due to the separation of two employees, resulting in a total of 2,900,000 options granted to 54 employees. The 2,810,000 of these 2,900,000 options shall vest according to the following vesting schedule: 30% of the options shall vest immediately after one year of the issuance, 40% of the options shall vest immediately after two years of the issuance, 30% of the options shall vest immediately after three years of the issuance.  The remaining 190,000 options shall vest according to the following vesting schedule:  40% of the options shall vest immediately after one year of the issuance and 60% of the options shall vest immediately after two years of the issuance.

The grant date fair value of the 2,900,000 options was US$2.425 million.  The related compensation expenses will be recognized over their vesting periods.  The cost of these options that the Company recognized for the three months ended September 30, 2010 was US$0. The cost of these options will be expensed as they vest and will be recorded in general and administrative expenses as share-based compensation expenses in future periods.  Share-based compensation expenses relating to these options will be approximately $0 for the year ending December 31, 2010, $743,425 for the year ending December 31, 2011, $1,001,755 for the year ending December 31, 2012 and $680,296 for the year ending December 31, 2013, respectively.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the options (five years), underlying stock price of $3.21 per share, no dividends, a risk free rate of 1.79%, which is a five-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 37%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock.  Exercise price of the option is the contractual exercise price of the option.

(b)
On July 1, 2010, the Company granted 80,000 five-year options to two outside directors to purchase up to 80,000 shares of the Company’s common stock at an exercise price of US$4.20 per share, in consideration of their services to the Company. Of these options, 40,000 of the options shall vest immediately after one year of the issuance and the remaining 40,000 of the options shall vest immediately after two years of the issuance, provided that the optionee is re-elected for successive one year terms at the end of 12 months of the issuance.

These options were valued at US$68,000 which represents the grant date fair value of these options.  The related compensation expenses will be recognized over its vesting period.  Going forward the cost of these options will be expensed as they vest and will be recorded in general and administrative expenses as share-based compensation expenses.  Pursuant to these options, we will incur approximately $34,000 of expenses on July 1, 2011 and remaining balance of roughly $34,000 on July 1, 2012.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the options (five years), underlying stock price of $3.25 per share, no dividends, a risk free rate of 1.80%, which is five-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 37%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock.  Exercise price of the option is the contractual exercise price of the option.

(c)
On July 1, 2010, the Company granted 40,000 five-year options to a consultant to purchase an aggregate of 40,000 shares of the Company’s common stock at an exercise price of US$4.20 per share, in consideration of the consultant’s services to the Company. Of these options, all 40,000 of the options shall vest immediately.

These options were valued at US$34,000 which represents the grant date fair value of these options.  The related compensation expense of $34,000 was recognized on July 1, 2010 as the options vested and was recorded in general and administrative expenses as share-based compensation expenses.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the options (five years), underlying stock price of $3.25 per share, no dividends, a risk free rate of 1.80%, which is five-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 37%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock.  Exercise price of the option is the contractual exercise price of the option.

(d)
On July 27, 2010, the Company granted 420,000 three-year options to a consultant to purchase an aggregate of 420,000 shares of the Company’s common stock at an exercise price of US$4.20 per share, in consideration of their services to the Company. Of these options, 70,000 of the options shall vest immediately, 31,818 shall vest monthly beginning on September 1, 2010 and the remaining balance of 95,456 shall vest on May 1, 2011.

These options were valued at approximately US$407,000 which represents the grant date fair value of these options.  The related compensation expense is recognized over its vesting period.  The cost of these options is expensed as they vest and is recorded in general and administrative expenses as share-based compensation expenses.  Pursuant to these options, we incurred approximately $68,000 of expenses on July 17, 2011, $31,000 on September 1, 2010 and will incur $31,000 per month after Oct 1, 2010 and continuing to April 1, 2011 and remaining balance of roughly $92,000 on May 1, 2011.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the options (three years), underlying stock price of $4.00 per share, no dividends, a risk free rate of 1.02%, which is three-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 37%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock.  Exercise price of the option is the contractual exercise price of the option.

e)
On August 4, 2010, the Company granted 700,000 five-year options to 79 managers and employees to purchase in the aggregate 700,000 shares of the Company’s common stock at an exercise price of US$4.50 per share, in consideration of their services to the Company. Of these options, 30% of the Options shall vest immediately after one year of the issuance, 40% of the options shall vest immediately after two years of the issuance and 30% of the options shall vest immediately after three years of the issuance.

These options were valued at approximately US$1,090,000 which represents the grant date fair value of these options.  The related compensation expenses will be recognized over their vesting period.  Going forward the cost of these options will be expensed as they vest and will be recorded in general and administrative expenses as share-based compensation expenses.  Pursuant to these options, we will incur approximately $327,000 of expenses on August 4, 2011, roughly $436,000 of expenses on August 4, 2012 and remaining balance of roughly $327,000 on August 4, 2015.

The Company estimates the fair value of these options using the Black-Scholes option pricing model with the following assumptions: an expected life equal to the contractual term of the options (five years), underlying stock price of $4.50 per share, no dividends, a risk free rate of 1.62%, which is five-year yield on Treasury bonds at constant (or fixed) maturity and volatility of 37%. The expected volatility is calculated using historical data obtained from comparable public companies due to lack of liquidity of the Company’s underlying stock.  Exercise price of the option is the contractual exercise price of the option.

Stock option activity during the period ending September 30, 2010 (unaudited) was as follows:

	Number of options	Weighted Average Exercise Price
Outstanding, December 31, 2009	-	-
Granted	4,240,000	$4.25
Exercised	-	-
Forfeited	(100,000)	4.20
Expired	-	-
Outstanding, September 30, 2010	4,140,000	$4.25
Exercisable, September 30, 2010	141,818	$4.20

At September 30, 2010, there were 141,818 options exercisable with 101,818 of these shares expiring on July 27, 2013 and the remaining 40,000 expiring on June30, 2015. In addition, at September 30, 2010, there were 3,998,182 options not exercisable, among which 318,182 shares expire on July 27, 2013, 2,900,000 shares will expire on June 29, 2015, 80,000 will expire on June 30, 2015 and 700,000 shares will expire on August 3, 2015.

(f)	Warrant activity during the period ending September 30, 2010 was as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2009	--	--
Granted	4,397,768	$4.58
Exercised	--	--
Forfeited	--	--
Expired	--	--
Outstanding, September 30, 2010	4,397,768	$4.58
Exercisable, September 30, 2010	4,397,768	$4.58

Note 25 – Subsequent Events

On October 30, 2010, the Company paid dividends of approximately $695,000 to holders of our Series A Convertible Preferred Stock. The Dividend to the Series A convertible stockholder was calculated at the per annum rate of 6% of the liquidation preference amount of the Series A preferred stock. The Dividends on the Series A shall be cumulative from and after the date of the initial issuance of the Series A Preferred Stock and continue until such share is fully converted.  Per the terms of the Series A Designation, the initial Dividend payment was due 30 days following the last day of September.

On November 4, 2010, the Company exercised its mandatory conversion rights under the terms of the Series A Preferred Stock to convert all of outstanding shares of its Series A 6% Cumulative Convertible Preferred Stock into a total of 6,132,032 shares of Common Stock, $0.001 par value per share. As a result, following the conversion, all 6,132,032 shares of Series A Preferred Stock that had been outstanding will be cancelled and will be automatically converted, without any delivery of conversion notice required on the part of the holders of Series A Preferred Stock. As of the date hereof, the Company has 9,919,840 shares of Common Stock outstanding. Dividends on the Series A Preferred Stock accrued through November 3, 2010 and amounted to approximately $143,000 and will be paid to the holders of Series A Preferred Stock on the regularly scheduled payment date of January 31, 2011. As a result of foregoing, as of November 4, 2010, the Company will no longer incur the Series A Dividend that was payable quarterly, at the rate of 6% per annum for each outstanding share, payable in cash or common stock dividends, as applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Keyuan International Group Ltd.

We have audited the accompanying consolidated balance sheets of Keyuan International Group Ltd. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Keyuan International Group Ltd. as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Patrizio & Zhao, LLC
PATRIZIO & ZHAO, LLC
Parsippany, New Jersey
February 23, 2010
(Except for the consolidated statements of stockholders’ equity and the EPS information on the consolidated statements of operations and comprehensive loss as to which the date is September 27, 2010)

KEYUAN INTERNATIONAL GROUP LTD

Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$14,030,655	$9,094,537
Restricted cash	6,012,690	-
Trade notes receivable	400,491	-
Inventory	32,595,045	333,187
Advance payments	7,417,202	17,849,208
Prepaid VAT taxes	15,263,949	-
Due from directors	211,493	164,304
Due from shareholders	50,000	-
Due from unrelated parties	1,068,741	-
Deferred tax assets	3,486,922	-
Other current assets	320,213	174,099
Total current assets	80,857,401	27,615,335

Property, plant and equipment, net	131,824,617	32,351,840

Other assets
Intangibles, net	6,378,316	6,646,190
Deferred tax assets	-	540,764
Total other assets	6,378,316	7,186,954

Total assets	$219,060,334	$67,154,129

Liabilities and stockholders’ equity
Current liabilities:
Short-term bank loans	$82,885,500	$-
Current portion of long-term bank loans	7,628,400	-
Accounts payable – trade and accrued expenses	2,888,860	45,000
Accounts payable – construction related	45,374,656	3,894,428
Trade notes payable	13,719,134	-
Advance from customers	16,549,644	-
Due to former shareholder	733,500	8,229,214
Due to unrelated parties	953,550	-
Other current liabilities	290,631	203,547
Total current liabilities	171,023,875	12,372,189

Long-term bank loans	37,408,500	45,036,900

Total liabilities	208,432,375	57,409,089

Stockholders’ equity:
Common stock	50,000	50,000
Additional paid-in capital	20,179,997	10,480,000
Retained earnings (deficit)	(10,664,819)	(1,831,750)
Accumulated other comprehensive income	1,062,781	1,046,790
Total stockholders’ equity	10,627,959	9,745,040

Total liabilities and stockholders' equity	$219,060,334	$67,154,129

The accompanying notes are an integral part of these financial statements

KEYUAN INTERNATIONAL GROUP LTD

Consolidated Statements of Operations and Comprehensive Loss

	For the Years Ended December 31,
	2009	2008

Sales	$68,653,603	$-

Cost of sales	75,311,595	-

Gross profit	(6,657,992)	-

Operating expenses
Selling expenses	24,836	-
General and administrative expenses	2,714,093	1,839,253
Total operating expenses	2,738,929	1,839,253

Loss from operations	(9,396,921)	(1,839,253)

Other income (expenses):
Interest expense, net	(2,031,983)	(64,584)
Non-operating expenses	(348,515)	(39,885)
Total other expenses	(2,380,498)	(104,469)

Loss before provision (benefit) for income tax	(11,777,419)	(1,943,722)

Provision (benefit) for income taxes
Current year	-	-
Deferred	(2,944,350)	(441,794)
Total	(2,944,350)	(441,794)

Net loss	(8,833,069)	(1,501,928)

Other comprehensive income
Foreign currency translation adjustment	15,991	649,089

Comprehensive loss	$(8,817,078)	$(852,839)

Basic earnings (loss) per common share	$0.00	$0.00
Diluted earnings (loss) per common share	$0.00	$0.00

Weighted average number of common shares
Basic	-	-
Diluted	-	-

The accompanying notes are an integral part of these financial statements

KEYUAN INTERNATIONAL GROUP LTD

Consolidated Statements of Stockholders’ Equity

	Series M						Accumulated
	Preferred		Common	Common	Additional	Retained	other	Total
	Stock		Stock	Stock	Paid-in	Earnings	Comprehensive	Stockholders’
	Shares	Value	Shares	Value	Capital	(Deficit)	Income	Equity

Balance at December 31, 2007	47,658	$48	-	-	$8,999,952	$(329,822)	$397,701	$9,067,879

Additional paid -in capital				-	1,530,000	-	-	1,530,000

Net loss				-	-	(1,501,928)	-	(1,501,928)

Other comprehensive income				-	-	-	649,089	649,089

Balance at December 31, 2008	47,658	$48		$-	$10,529,952	$(1,831,750)	$1,046,790	$9,745,040

Additional paid -in capital				-	9,699,997	-	-	9,699,997

Net loss				-	-	(8,833,069)	-	(8,833,069)

Other comprehensive income				-	-	-	15,991	15,991

Balance at December 31, 2009	47,658	$48	-	$-	$20,229,949	$(10,664,819)	$1,062,781	$10,627,959

The accompanying notes are an integral part of these financial statements

KEYUAN INTERNATIONAL GROUP LTD

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(8,833,069)	$(1,501,928)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	388,505	375,207
Deferred tax assets	(2,944,350)	(441,794)
Changes in current assets and current liabilities:
Trade notes receivable	(400,245)	-
Inventory	(32,242,065)	(327,395)
Advance payments for raw materials	(7,412,651)	-
Prepaid VAT taxes	(15,254,584)	-
Other current assets	(146,025)	(90,082)
Accounts payable – trade and accrued expenses	2,842,088	44,245
Trade notes payable	13,710,718	-
Advance from customers	16,539,489	-
Other current liabilities	87,031	155,385
Total adjustments	(24,832,089)	(284,434)

Net cash used in operating activities	(33,665,158)	(1,786,362)

Cash flows from investing activities:
Advance payments for construction in progress	-	(14,593,097)
Advance payments for intangible – rights to use land	-	936,975
Loan to directors	(47,160)	(60,543)
Loan to unrelated parties	(1,068,085)	-
Acquisition of property and equipment	(81,694,288)	(29,946,389)
Acquisition of intangible assets	-	(5,835,310)
Accounts payable – construction related	41,454,808	2,941,596

Net cash used in investing activities	(41,354,725)	(46,556,768)

Cash flows from financing activities:
Due to former shareholder	(7,491,115)	8,086,170
Proceeds from bank loans	82,834,650	44,254,050
Proceeds from unrelated party loans	952,965	-
Contribution from shareholders	9,665,475	1,543,405

Net cash provided by financing activities	85,961,975	53,883,625

Effect of foreign currency translation on cash	6,716	324,172

Net increase in cash and cash equivalents	10,948,808	5,864,667

Cash and cash equivalents at beginning of year	9,094,537	3,229,870

Cash and cash equivalents at end of year	$14,043,345	$9,094,537

Supplemental schedule of non cash activities
Advance payments exchanged for property and equipment	$17,838,258	$-

The accompanying notes are an integral part of these financial statements

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Keyuan International Group Limited (“the Company”) was established in the British Virgin Islands on June 11, 2009.  Ningbo Keyuan Plastic Co., Ltd. (“Ningbo Keyuan”) was established on April 26, 2007 under the corporate laws of the People’s Republic of China (“PRC”).  On November 16, 2009 Ningbo Keyuan was acquired by Keyuan Group Limited, a wholly owned subsidiary of the Company. The business of the Company is conducted through the operations at Ningbo Keyuan. The Company’s primary business involves researching, manufacturing, and selling petrochemical products.

The acquisition was accounted for as a business combination and all entities are ultimately controlled by the same party before and after the acquisition.  As such, the accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, after elimination of all material intercompany accounts, transactions, and profits.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United Stated of America (“US GAAP”).

USE OF ESTIMATES

The preparation of consolidated financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include income taxes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows" codified in FASB ASC Topic 230, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

INVENTORY

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. The Company did not record any provision for slow-moving and obsolete inventory as of December 31, 2009 and 2008.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets as follows:

Vehicles	5years
Furniture, machinery and equipment	5 to 15 years
Buildings and improvements	45 years

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT (CONTINUED)

Construction in progress primarily represents the renovation costs of plant, machinery and equipment. Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the statements of operations.

LONG-LIVED ASSETS

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” codified in FASB ASC Topic 360-10, the Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future discounted cash flows. If the total of the expected future discounted cash flows is less than the total carrying value of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

INTANGIBLE ASSETS

Intangible assets are stated at cost. Intangible assets with finite life are amortized over their estimated useful life using straight-line method. Impairment test is performed at a minimum once a year to determine possible impairment loss. Estimated useful life of intangible assets is as follows:

Rights to use land	15-50 years
Software	10 years
Technology	9-20 years

IMPAIRMENT OF INTANGIBLE ASSETS

The Company applies the provisions of Financial Accounting Statement No. 142 “Goodwill and Other Intangible Assets “, codified in FASB ASC Topic 350, which addresses how goodwill and other acquired intangible assets should be accounted for in financial statements. In this regard, the Company tests these intangible assets for impairment annually or more frequently if indicators of potential impairment are present. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated discounted future cash flows associated with it at a risk-free rate of interest.  Should the present value of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.

The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires the Company to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Based on its review, the Company believes that, as of December 31, 2009 and 2008, there were no significant impairments of its intangible assets.

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company derives its revenues primarily from sale of petrochemicals. In accordance with the provisions of Staff Accounting Bulletin No. 104, codified in FASB ASC Topic 480, revenue should not be recognized until it is realized or realizable and earned.  Revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. In this regard, the Company’s revenue is recognized when merchandise is received by customers or shipped by the Company pursuant to contractual terms of sales, title and risk of loss passes to the customers and the collectibility is reasonably assured.

PRE-OPERATING COSTS

The Company’s cost of sales included pre-operating costs in the last quarter of 2009 before it commenced the routine production. The pre-operating costs included cost of raw materials, salary related expenses for new employees, training costs and utility costs. The Company expensed these costs as incurred during 2009, which adversely impacted the Company’s reported gross profit.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. Research and development costs for the years ended December 31, 2009 and 2008 were insignificant.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

A valuation allowance is provided to reduce the carrying amount of deferred tax assets if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized. No differences were noted between the book and tax bases of the Company’s assets and liabilities, respectively. Therefore, there are no deferred tax assets or liabilities for the years ended December 31, 2009 and 2008. The standard corporate income tax rate has decreased from 33% to 25% beginning on January 1, 2008, when the new Chinese tax law became effective.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments include cash equivalents, trade notes receivable, and accounts payable, short-term debt and other financial instruments.  The carrying values of cash equivalents, trade notes receivable, and accounts payables approximate their fair value because of the short maturity of these instruments. Trade notes receivable consists of non-collateralized non-interest bearing notes issued in connection with certain customer payments for product purchases. The company can cash the notes at, or within one month from, the maturity date, or use the notes receivable as cash payment for certain raw material purchases. Trade notes payable consists of non-collateralized non-interest bearing notes issued in connection with the acquisition of certain inventory and equipment. The company can cash the notes at, or within one month from, the maturity date, or use the notes receivable as cash payment for certain raw material purchases. The Company can cash the notes at, or within one month from the maturity date; or use the notes receivable as cash payment for purchasing certain raw materials. The carrying amounts of the Company’s bank borrowings under its credit facility approximate fair value because the interest rates are reset periodically to reflect current market rates.

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008.  SFAS 157 has been codified as ASC 820-10, “Fair Value Measurements.”  ASC 820-10, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, ASC 820-10 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets;

Level 2: Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The financial position and results of operations of the Company is determined using local currency (Chinese Yuan) as the functional currency. Assets and liabilities are translated at the prevailing exchange rate in effect at each year end. Contributed capital accounts are translated using the historical rate of exchange when capital is contributed. Income statement accounts are translated at the average rate of exchange during the year. Currency translation adjustments arising from the use of different exchange rates are included in accumulated other comprehensive income in shareholders' equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations.

COMPREHENSIVE INCOME (LOSS)

The Company has adopted SFAS No. 130, “Reporting Comprehensive Income”, codified in FASB ASC Topic 220, which establishes rules for the reporting and display of comprehensive income, its components and accumulated balances. SFAS No. 130 (ASC 220) defines comprehensive income to include all changes in equity, including adjustments to minimum pension liabilities, accumulated foreign currency translation, and unrealized gains or losses on available-for-sale marketable securities, except those resulting from investments by owners and distributions to owners.

RECENT ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosure for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on its consolidated financial condition, results of operations or cash flows.

KEYUAN INTERNATIONAL GROUP LTD.

Notes To Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use an estimated selling price (“ESP”) for the individual deliverables. Companies shall apply the relative-selling price model for allocating an arrangement’s total consideration to its individual deliverables. Under this model, the ESP is used for both the delivered and undelivered elements that do not have VSOE or TPE of the selling price. The guidance is effective for the fiscal year beginning on or after June 15, 2010, and will be applied prospectively to revenue arrangements entered into or materially modified after the effective date. The Company intends to adopt the new guidance prospectively beginning January 1, 2011 and is currently evaluating the impact the adoption will have on its consolidated financial statements.

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) officially launched the FASB Accounting Standards Codification (“ASC”), which has become the single official source of authoritative nongovernmental US GAAP, in addition to guidance issued by the Securities and Exchange Commission. The ASC is designed to simplify US GAAP into a single, topically ordered structure. All guidance contained in the ASC carries an equal level of authority. The ASC is effective for all interim and annual periods ending after September 15, 2009.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 (ASC 855-10-05) also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 (ASC 855-10-05) is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the year ended December 31, 2009. SFAS 165 (ASC 855-10-05) requires that public entities evaluate subsequent events through the date that the financial statements are issued. The Company has evaluated subsequent events through February 23, 2010.

NOTE 3– RESTRICTED CASH

As of December 31, 2009 and 2008, the Company had restricted cash of $6,012,690 and $0, respectively. These restricted cash balances are reserved for settlement of trade notes payable and open letter of credit in connection with inventory purchases. The cash held in custody by bank issuing the trade notes payable and letter of credit is restricted as to withdrawal or use, and is currently earning interest.

NOTE 4 – INVENTORY

Inventory at December 31, 2009 and 2008 consists of the following:

	December 31, 2009	December 31, 2008

Raw materials	$14,740,077	$333,187
Work in process	1,558,588	-
Finished goods	16,296,380	-

Total	$32,595,045	$333,187

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 5 – ADVANCE PAYMENTS

The Company makes advances to certain vendors for purchase of inventory and equipment. Advance payments at December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008

Raw materials	$7,417,202	$-
Equipment	-	17,849,208

Total	$7,417,202	$17,849,208

NOTE 6 – DUE FORM UNRELATED PARTIES

As of December 31, 2009 and 2008, the Company had outstanding loans to unrelated parties of $1,068,741 and $0, respectively. These loans represent good faith loans bearing no interest given to third parties and are payable on demand, which is a common practice in China.

NOTE 7 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2009 and 2008 consists of the following:

	December 31, 2009	December 31, 2008

Buildings	$1,511,010	$1,511,010
Machinery and equipment	130,044,758	60,405
Vehicles	305,536	129,825
Office equipment and furniture	120,367	18,132
Subtotal	131,981,671	1,719,372
Less: accumulated depreciation	157,054	36,185
	131,824,617	1,683,187
Add: construction in progress	-	30,668,653

Total	$131,824,617	$32,351,840

Depreciation expense for the fiscal years ended December 31, 2009 and 2008 was $120,796 and $27,902, respectively.

NOTE 8 – INTANGIBLE ASSETS

Intangible assets at December 31, 2009 and 2008 consist of the following:

	December 31, 2009	December 31, 2008

Rights to use land	$5,613,187	$5,613,187
Software	3,668	3,668
Technology	1,393,650	1,393,650
Subtotal	7,010,505	7,010,505
Less: accumulated amortization	632,189	364,315

Total	$6,378,316	$6,646,190

Amortization expense for the fiscal years ended December 31, 2009 and 2008 was $267,709 and $347,305, respectively.

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 9 – DEFERRED TAX ASSETS

Deferred tax assets derived from net operating losses. Significant components of the Company’s deferred tax assets are as follows:

	December 31, 2009	December 31, 2008

Net operating loss	$2,946,158	$449,609
Net operating loss carryforwards	540,764	91,155

Total	$3,486,922	$540,764

At December 31, 2009, the Company has available unused net operating losses carryforwards that may be applied against future taxable income and expire as follows:

Net operating losses
Year of Expiration	carryforwards
2012	$91,155
2013	449,609
2014	2,946,158

Total	$3,486,922

NOTE 10 – SHORT-TERM BANK LOANS

Short-term bank loans consist of the following:

	December 31,	December 31,
	2009	2008

On January 12, 2009, the Company obtained a loan from Bank of China, of which the principal is to be paid in full by January 11, 2010.The interest is calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan is guaranteed by a third party entity and an individual person.	$8,802,000	$-

On April 28, 2009, the Company obtained a loan from Bank of China, of which the principal is to be paid in full by April 27, 2010.The interest is calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan is guaranteed by a third party entity and an individual person.	$5,868,000	$-

On April 28, 2009, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by April 27, 2010.The interest is calculated using an annual fixed interest rate of 5.31% and paid monthly.
The loan is guaranteed by a third party entity and two individual persons.	$5,868,000	$-

On May 11, 2009, the Company obtained a loan from Agricultural Bank of
China, of which the principal is to be paid in full by May 10, 2010.The interest is calculated using an annual fixed interest rate of 5.31% and paid monthly.
The loan is guaranteed by a third party entity and two individual persons.	$8,802,000	$-

On July 15, 2009, the Company obtained a loan from Industrial and
Commercial Bank of China, of which the principal is to be paid in full by
July 14, 2010.The interest is calculated using an annual fixed interest rate of
5.31% and paid monthly. The loan is guaranteed by a third party entity.	$1,467,000	$-

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 10 – SHORT-TERM BANK LOANS (CONTINUED)

	December 31,	December 31,
	2009	2008

On July 21, 2009, the Company obtained a loan from Industrial Bank Co., Ltd., of which the principal is to be paid in full by July 20, 2010. The interest is calculated using an annual fixed interest rate of 5.31% and paid quarterly.
The loan is guaranteed by a third party entity.	$6,601,500	$-

On August 12, 2009, the Company obtained a loan from Bank of China, of which the principal is to be paid in full by August 11, 2010.The interest is calculated using an annual fixed interest rate of 4.779% and paid quarterly.
The loan is guaranteed by a third party entity and an individual person.	$8,802,000	$-

On September 1, 2009, the Company obtained a loan from Industrial and
Commercial Bank of China, of which the principal is to be paid in full by
August 20, 2010. The interest is calculated using an annual fixed interest rate
of 5.31% and paid monthly. The loan is guaranteed by a third party entity.	$1,467,000	$-

On September 22, 2009, the Company obtained a loan from China
Construction Bank, of which the principal is to be paid in full by September 21,
2010.The interest is calculated using an annual fixed interest rate of 4.779%
and paid monthly. The loan is guaranteed by a third party entity.	$11,736,000	$-

On September 23, 2009, the Company obtained a loan from Huaxia Bank, of which the principal is to be paid in full by September 22, 2010.The interest is calculated using an annual fixed interest rate of 4.779% and paid quarterly.
The loan is guaranteed by a third party entity and an individual person.	$7,335,000	$-

On October 29, 2009, the Company obtained a loan from Shanghai Pudong
Development Bank, of which the principal is to be paid in full by April 28,
2010.The interest is calculated using an annual fixed interest rate of 4.86%
and paid quarterly. The loan is guaranteed by a third party entity.	$3,667,500	$-

On November 18, 2009, the Company obtained a loan from China Merchants
Bank, of which the principal is to be paid in full by November 2, 2010.The interest is calculated using an annual fixed interest rate of 5.31% and paid monthly. The loan is guaranteed by a third party entity and an individual
person.	$2,934,000	$-

On December 1, 2009, the Company obtained a loan from Shanghai Pudong
Development Bank, of which the principal is to be paid in full by May 30,
2010.The interest is calculated using an annual fixed interest rate of 4.86%
and paid quarterly. The loan is secured by a lien on the Company’s rights to use
sea areas.	$3,667,500	$-

On December 1, 2009, the Company obtained a loan from China Merchants
Bank, of which the principal is to be paid in full by November 2, 2010.The interest is calculated using an annual fixed interest rate of 5.31% and paid monthly. The loan is guaranteed by a third party entity and an individual
person.	$5,868,000	$-

Total short-term bank loans	$82,885,500	$-

KEYUAN INTERNATIONAL GROUP LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009 AND 2008

NOTE 11 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	December 31, 2009	December 31, 2008

Accounts payable – trade	$2,838,860	$-
Accounts payable – construction related	45,374,656	3,894,428
Accrued expenses	50,000	45,000

Total	$48,263,516	$3,939,428

The carrying value of accounts payable and accrued expenses approximates their fair value due to the short-term nature of these obligations.

NOTE 12 – TRADE NOTES PAYABLE

Trade notes payable consist of non-collateralized non-interest bearing promissory notes issued in connection with the acquisition of certain inventory and equipment. Balances outstanding under the notes as of December 31, 2009 and 2008 were $13,719,134 and $0, respectively.

NOTE 13 – ADVANCE FROM CUSTOMERS

At December 31, 2009 and 2008, the Company had advance from customers of $16,549,644 and $0, respectively. As a common business practice, the Company requires certain customers to make advance payments for sales. Such advances are interest-free and unsecured.

NOTE 14 – LONG-TERM BANK LOANS

The Company obtained long-term bank loans for plant construction. The balances are as follows:

	December 31,	December 31,
	2009	2008

On February 5, 2008, the Company obtained a loan from Bank of China, of which the principal is to be paid in full by February 4, 2011. The interest is calculated using floating interest rate and paid quarterly. For the fiscal year ended December 31, 2009, the current interest rate is 7.56%. The loan is
guaranteed by a third party entity and an individual person.	$7,335,000	$7,335,000

On April 18, 2008, the Company obtained a loan from Bank of China, of which the principal is to be paid in full by January 18, 2011. The interest is calculated using floating interest rate and paid quarterly. For the fiscal year ended
December 31, 2009, the current interest rate is 7.56%. The loan is guaranteed
by a third party entity and an individual person.	$2,934,000	$2,934,000

On May 20, 2008, the Company obtained a loan from Industrial and
Commercial Bank of China, of which the principal is to be paid in full by
December 15, 2011. The interest is calculated using floating interest rate and paid quarterly. For the fiscal year ended December 31, 2009, the current
interest rate is 8.127%. The loan is guaranteed by a third party entity.	$4,401,000	$4,401,000

KEYUAN INTERNATIONAL GROUP LTD.

Notes To Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 14 – LONG-TERM BANK LOANS (CONTINUED)

	December 31,	December 31,
	2009	2008

On August 15, 2008, the Company obtained a loan from China Construction
Bank, of which the principal is to be paid in full by August 14, 2012. The interest is calculated using floating interest rate and paid monthly. For the fiscal year ended December 31, 2009, the current interest rate is 7.74%.
The loan is guaranteed by a third party entity and an individual person.	$4,401,000	$4,401,000

On September 5, 2008, the Company obtained a loan from Bank of China, of which the principal is to be paid in full by January 4, 2011. The interest is calculated using floating interest rate and paid quarterly. For the fiscal year ended December 31, 2009, the current interest rate is 5.40%. The loan is
guaranteed by a third party entity and an individual person.	$2,200,500	$2,200,500

On October 14, 2008, the Company obtained a loan from China Construction
Bank, of which the principal is to be paid in full by October 12, 2012. The interest is calculated using floating interest rate and paid monthly. For the fiscal year ended December 31, 2009, the current interest rate is 7.29%.
The loan is guaranteed by a third party entity.	$10,709,100	$10,709,100

On October 14, 2008, the Company obtained a loan from China Construction
Bank, of which the principal is to be paid in full by October 12, 2012. The interest is calculated using floating interest rate and paid monthly. For the fiscal year ended December 31, 2009, the current interest rate is 7.29%.
The loan is guaranteed by a third party entity.	$880,200	$880,200

On October 15, 2008, the Company obtained a loan from China Construction
Bank, of which the principal is to be paid in full by September 28, 2012. The interest is calculated using floating interest rate and paid monthly. For the fiscal year ended December 31, 2009, the current interest rate is 7.29%.
The loan is secured by a lien on the Company’s property and equipment.	$3,080,700	$3,080,700

On October 15, 2008, the Company obtained a loan from Industrial and
Commercial Bank of China in the amount of $6,894,900, $5,427,900 of which is to be paid in full by October 15, 2010, and $1,467,000 of which is to be paid
In full by November 15, 2011. The interest is calculated using floating interest rate and paid quarterly. For the fiscal year ended December 31, 2009, the current average interest rate is 7.16%. The loan is secured by a lien on the
Company’s property and equipment and guaranteed by a third party entity.	$6,894,900	$6,894,900

On November 21, 2008, the Company obtained a loan from Bank of China, of which the principal is to be paid in full by December 20, 2010. The interest is calculated using floating interest rate and paid quarterly. For the fiscal year ended December 31, 2009, the current interest rate is 5.40%. The loan is
guaranteed by a third party entity and an individual person.	$2,200,500	$2,200,500

Total	$45,036,900	$45,036,900

Less: Current portion	7,628,400	-

Total long-term bank loans	$37,408,500	$45,036,900

 NOTE 15 – INCOME TAXES

The Company is a British Virgin Islands and conducts all of its business through its Chinese subsidiary and its affiliated Chinese operating companies. All business is conducted in PRC. As the British Virgin Islands holding company has not recorded any income for the year ended December 31, 2009 and 2008, there was no provision or benefit for British Virgin Islands income tax purpose.

The Company’s Chinese subsidiary and affiliated operating companies based in China are governed by the Income Tax Law of the PRC concerning the private-run enterprises, which are generally subject to tax at a new statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory statements after appropriate tax adjustments.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the PRC (the New CIT Law), which is effective from January 1, 2008. Under the new law, the corporate income tax rate applicable to all Companies, both domestic and foreign-invested companies, is 25%, replacing the previous applicable tax rate of 33%. For the years ended December 31, 2009 and 2008, the Company incurred operating losses and as a result earned tax credits of $2,944,350 and $441,794, respectively.  The Company is expected to be able to use these tax credits when it becomes profitable in 2010.

On February 22, 2008, the Ministry of Finance (“MOF”) and the State Administration of Taxation (“SAT”) jointly issued Cai Shui [2008] Circular 1 (“Circular 1”). According to Article 4 of Circular 1, distributions of accumulated profits earned by a FIE prior to January 1, 2008 to foreign investor(s) in 2008 or after will be exempt from withholding tax (“WHT”) while distribution of the profit earned by an FIE after January 1, 2008 to its foreign investor(s) shall be subject to WHT. Since the Company intends to reinvest its earnings to further expand its businesses in mainland China, its foreign invested enterprises do not intend to declare dividends to their immediate foreign holding companies in the foreseeable future.

For the year ended 2009, the Company incurred a lost and was subject to the 25% tax rate. In order to support the growth of certain local enterprises, the local government decided to give Keyuan Plastics Co., a preferential tax treatment. In the first two profitable years, the local government will credit back to the Company the entire local portion of the income tax which will amount to 40% of the whole Enterprise Income Tax the Company paid applying the 25% tax rate; in the subsequent three profitable years, the local government will return 20% of the whole income tax the Company paid. A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory rate to income before income taxes is as follows:

	June 30, 2010	December 31, 2009

Computed tax at the statutory rate of 25%	$3,142,556	$(127,200)
Non taxable loss	49,022	-
Tax credit from local government	(1,276,632)	-
Provision (benefit) for income taxes	$1,914,946	$(127,200)
Effective tax rate	15%	(25%)

NOTE 16 – RISK FACTORS

For the year ended December 31, 2009, five vendors accounted for approximately 70% of the Company’s purchases. Total purchases from these vendors were $82,943,376.

For the year ended December 31, 2009, five customers accounted for approximately 82% of the Company’s revenue. Total sales to these customers were $56,331,227.

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 17 – CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consist principally of cash on deposit with financial institutions. Management believes that the financial institutions that hold the Company’s cash and cash equivalents are financially sound and minimal credit risk exists with respect to these investments.

KEYUAN INTERNATIONAL GROUP LTD.

Notes To Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 18 – SUPPLEMENTAL CASH FLOW DISCLOSURES

	For the Years Ended December 31,
	2009	2008

Cash paid for interest	$2,051,021	$102,666
Cash paid for income taxes	$-	$-

NOTE 19 – SUBSEQUENT EVENTS

The Company has evaluated events subsequent to the balance sheet date through July 22, 2010, which represents the date these financial statements were available to be issued.

Share Exchange

On April 22, 2010, the Company entered into a Share Exchange Agreement (the “Exchange Agreement”) with Silver Pearl, Inc. (“Silver Pearl”, a company incorporated in Nevada and whose shares are listed on the Over-The-Counter Bulletin Board) and shareholders of the Company and Silver Pearl. Pursuant to the terms of the Exchange Agreement, the Company’s shareholders transferred to Silver Pearl all of the Company’s shares in exchange for the issuance of 47,658 shares of Silver Pearl’s Series M preferred stock (the “Series M Preferred Stock”), par value $0.001 per share (such transaction, the “Share Exchange”).

Prior to the Share Exchange, Silver Pearl had 5,696,800 shares of common stock issued and outstanding. Immediately prior to the Share Exchange, 3,264,000 shares of Silver Pearl’s common stock then outstanding were cancelled and retired, so that immediately after the Share Exchange Silver Pearl had 2,432,800 common shares and 47,658 Series M shares issued and outstanding. The Series M shares vote with the common stock on an as converted basis and are convertible into 47,658,000 shares of common stock upon the Company’s shareholders approving an increase in authorized common stock to at least 100,000,000 shares.  The Company also deposited $400,000 into an escrow account which amount was paid to an owner of the cancelled shares of Silver Pearl, as a result of the Share Exchange having been consummated.

The Share Exchange resulted in a change-in-control of Silver Pearl as the Company’s shareholders have acquired the majority ownership of the combined entity.

In accordance with the Accounting and Financial Reporting Interpretations and Guidance issued by the staff of the U.S. Securities and Exchange Commission (the “SEC”), the Share Exchange will be accounted for as a reverse acquisition whereby Silver Pearl (the legal acquirer) is considered the accounting acquiree and the Company (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will be in substance those of the Company’s, with the assets and liabilities, and revenues and expenses, of Silver Pearl being included effective from the date of consummation of the Share Exchange. Silver Pearl will be deemed to be a continuation of the Company’s business. The outstanding stock of Silver Pearl prior to the Share Exchange will be accounted for at their net book value with no goodwill being recognized.

Private Placement

Immediately after the Share Exchange, we entered into a securities purchase agreement (the “Purchase Agreement”) with 120 accredited investors for the issuance and sale of 661,562 units (the “Units”) at a purchase price of $35 per Unit, consisting of, in the aggregate, (a) 5,954,058 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of Common Stock, (b) 661,562 shares of Common Stock (the “Shares”), (c) three-year Series A Warrants to purchase up to 661,562 shares of Common Stock, at an exercise price of $4.50 per share (the “Series A Warrant Shares”), and (d) three-year Series B Warrants to purchase up to 661,562 shares of Common Stock, at an exercise price of $5.25 per share (the “Series B Warrant Shares”), for aggregate gross proceeds of approximately $23.2 million (the “Private Placement”).

Final Closing of Private Placements

On May 18, 2010, we closed on the second and final round of the private placement offering through the sale of 87,142 units (the “Units”) at a purchase price of $35 per Unit, consisting of, in the aggregate, (a) 784,278 shares of Series A convertible preferred stock, par value $0.001 per share (the “Series A Preferred Stock”) convertible into the same number of shares of Common Stock, (b) 87,142 shares of Common Stock (the “Shares”), (c) three-year Series A Warrants to purchase up to 87,142 shares of Common Stock, at an exercise price of $4.50 per share (the “Series A Warrant Shares”), and (d) three-year Series B Warrants to purchase up to 87,142 shares of Common Stock, at an exercise price of $5.25 per share (the “Series B Warrant Shares”), for aggregate gross proceeds of approximately $3.005 million.

The Company raised an aggregate amount of approximately $26.205 million in the Offering.

In conjunction with the Private Placement, the Company also entered into the following agreements:

•
A registration rights agreement (the “Registration Rights Agreement”) with the investors, in which we agreed to file this registration statement (the “Registration Statement”) with the SEC to register for resale the Shares, the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series A Warrant Shares and the Series B Warrant Shares, within 30 calendar days of the Closing Date, and to have this registration statement declared effective within 150 calendar days of the Closing Date or within 180 calendar days of the Closing Date in the event of a full review of the registration statement by the SEC.

•
A securities escrow agreement with the Investors (the “Securities Escrow Agreement”), pursuant to which, we delivered into an escrow account 5,000 shares of our Series M Preferred Stock convertible into 5,000,000 shares of Common Stock to be used as escrow shares (the “Escrow Shares”) after we amend our Articles of Incorporation to increase our authorized Common Stock to one hundred million (100,000,000) shares. With respect to the 2010 performance year, if we achieve less than 95% of the 2010 performance threshold, then the Escrow Shares for such year will be delivered to the Investors in the amount of 500,000 shares of Common Stock for each full percentage point by which such threshold was not achieved up to a maximum of 5,000,000 shares of Common Stock.

•
On the Closing Date, we and the Keyuan International Shareholder, entered into A lock-up agreement whereby Keyuan International is prohibited from selling our securities until six (6) months after the effective date of the registration statement required to be filed under the Registration Rights Agreement. For one (1) year thereafter, it will be permitted to sell up to 1/12 of its initial holdings every month.

 Pro Forma Combined Financial Statements

The following pro forma EPS statement has been derived from the income statement of Keyuan International Group, LTD,, and adjusts such information to give the effect that the acquisition by Silver Pearl Enterprises, Inc. at June 30, 2010 and December 31, 2009 and 2008, respectively.  The pro forma EPS statement is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at June 30, 2010 and December 31, 2009 and 2008.

PRO FORMA EPS (UNAUDITED)

	Keyuan International Group LTD.	Keyuan International Group LTD.
	Six Months Ended	Year Ended
	June 30,	December 31,
	2010	2009
	(unaudited)	(unaudited)

Net income/(loss)	$10,655,276	$(8,833,069)

Other comprehensive income (loss)
Foreign currency translation gain	199,256	15,991

Comprehensive income (loss)	$10,854,532	$(8,817,078)

Net income (loss) per Share
Basic	$0.88	$(0.73)
Diluted	$0.16	$(0.73)

Weighted average shares outstanding
Basic	12,136,003	12,136,003
Diluted	65,194,013	12,136,003

See notes to financial statements

PRO FORMA CONSOLIDATED INCOME STATEMENT (UNAUDITED)

	Keyuan International Group LTD.	Silver Pearl Enterprises, Inc.
	Year ended	Year ended
	December 31,	December 31,
	2009	2009
	(unaudited)	(unaudited)	Adjustments		Proforma

Sales	$68,653,603	$-	-	A	68,653,603
Cost of sales	75,311,595	-	-		75,311,595

Gross profit (loss)	(6,657,992)	-	-	A	(6,657,992)

Operating expenses:
Selling expenses	24,836	-	-	A	24,836
General and administrative expenses	2,714,093	15,492	(15,492)		2,714,093

Total	2,738,929	15,492	(15,492)	A	2,738,929

Income/(loss) from operations	(9,396,921)	(15,492)	15,492		(9,396,921)

Other income (expense):
Interest income (expense), net	(2,031,983)	(2,473)	2,473	A	(2,031,983)
Non-operating expenses	(348,515)	-	-		(348,515)
Unrealized gain (loss) on securities	-	305	(305)		-
Dividend income	-	8	(8)		-

Other income (expense), net	(2,380,498)	(2,160)	2,160	A	(2,380,498)

Loss before provision (benefit) for income tax	(11,777,419)	(17,652)	17,652	A	(11,777,419)

Provision (benefit) for income taxes
Current year	-	-			-
Deferred	(2,944,350)	-			(2,944,350)

Net income/(loss)	$(8,833,069)	$(17,652)	$17,652	A	(8,833,069)

Other comprehensive income (loss)
Foreign currency translation adjustment	15,991	-	-		15,991

Total comprehensive income (loss)	$(8,817,078)	$(17,652)	$17,652	A	(8,817,078)

Net income (loss) per Share
Basic and diluted	$(176.66)	$(0.00)			$(2.78)
Basic and diluted	$(176.66)	$(0.00)			$(2.78)

Weighted average shares outstanding
Basic	50,000	5,696,800	6,389,203	B,C,D,E	12,136,003
Diluted	50,000	5,696,800	6,389,203	B,C,D,E	12,136,003

See notes to financial statements

Unaudited Notes to Pro Forma Combined Financial Statements

On April 22, 2010, Silver Pearl Enterprises, Inc., (the “Silver Pearl” or the "Company"), entered into a Share Exchange Agreement (the “Exchange Agreement”), with (i) Keyuan International Group Limited a company organized under the laws of British Virgin Islands (“Keyuan International”),,”), (ii) Delight Reward Limited, the sole shareholder of Keyuan International and a company organized under the laws of the British Virgin Islands ”), and Denise Smith, our former principal stockholder (“Smith”).Pursuant to the terms of the Exchange Agreement, the Keyuan International’s Shareholders transferred to us all of the Keyuan International shares in exchange for the issuance of 47,658 shares of shares of our Series M preferred stock.  As a result of the Share Exchange, we are now the holding company of Keyuan Plastics Co. Ltd., the operating subsidiary of Keyuan International organized in the People’s Republic of China (“China” or the “PRC”) and engaged in manufacturing and supplying various petrochemical products in China.

Immediately prior to the Share Exchange, 3,264,000 shares of our outstanding common stock were cancelled and retired.  Keyuan International also deposited $400,000 into an escrow account, which amount was paid to the Remediation Principal Shareholder, who owned the 3,264,000 shares, as a result of the Share Exchange having been consummated.

As a result of the transactions described above, we became the record and beneficial owner of 100% of the share capital of Keyuan International and therefore own 100% of the share capital of its subsidiaries.

As a result of the Share Exchange, the cancellation of 3,264,000 shares and the closing of Series A financing, we will have 3,181,504 shares of common stock, 6,738,336 shares of Series A preferred and 47,658 shares of Series M preferred issued and outstanding.  Pursuant to the terms of the Agreement, Keyuan International’s officers and directors were appointed as our officers and directors, and Denise Smith resigned as our President, CEO and sole director.  However, the change in our board of directors will not be effective until 10 days after the mailing of a Schedule 14F Information Statement to our shareholders, which we expect to do promptly after the closing of the Share Exchange.

The transaction was regarded as a reverse merger whereby Keyuan International was considered to be the accounting acquirer as it retained control of Silver Pearl after the Share Exchange.

All amounts of Remediation were reversed as the net assets assumed by Keyuan International in the reverse merger were $0 after the Company satisfied the remaining portion of a $58,717 line of credit with part of the $400,000 escrow deposit (described above).

Operating through our wholly-owned subsidiary, Keyuan Plastics, Co. Ltd. (“Keyuan Plastics”), located in Ningbo, China, we are a leading independent manufacturer and supplier of various petrochemical products in China. Through Keyuan Plastics, our operations include (i) an annual petrochemical manufacturing capacity of 550,000 metric tons (MT) of a variety of petrochemical products, (ii) facilities for the storage and loading of raw materials and finished goods, (iii) a manufacturing technology that can support our manufacturing process with low raw material costs and high utilization and yields, (iv) a strong management team consisting of petrochemical experts with proven track records from some of China’s largest state-owned enterprises in the petrochemical industry, and (v) a robust customer base with long-term purchase contracts.

The consolidated financial statements reflect all predecessor statements of income and cash flow activities and include the accounts of Keyuan International, and its subsidiaries.   Keyuan International (and its historical financial statements) is the continuing entity for financial reporting purposes.

The preceding unaudited pro forma EPS statement represents the combined financial position of Keyuan International as of June 30, 2010, as if the reverse merger acquisition occurred on June 30, 2010.  The unaudited combined income statements give effect to the reverse acquisition of Keyuan International by Silver Pearl assuming that the reverse acquisition took place on December 31, 2009 and 2008.

The unaudited pro forma combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have been achieved if the reverse acquisition of Keyuan International had been consummated as of the beginning of the period indicated, nor is necessarily indicative of the result of future operations.

Assumptions and Adjustments:

A)	Per the terms of the Share Exchange, Silver Pearl was delivered with zero assets and zero liabilities at time of closing;

B)
At closing and pursuant to the Exchange Agreement, we acquired all of the issued and outstanding capital stock of Keyuan International in exchange for the issuance of 47,658 shares of Series M preferred stock;

C)	In exchange for $400,000, the Company agreed to cancel 3,264,000 shares of common stock;

D)
At closing, common stock of Keyuan International will be reclassified to additional paid-in-capital to reflect the additional shares of Series M preferred stock issued as part of the Share Exchange; and

E)
Silver Pearl issues 6,738,336 shares of convertible Series A preferred stock and 748,704 shares of common stock at $3.50 per share and  warrants convertible into 2,216,163 shares of common stock for net proceeds of approximately $24,100,000.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion and analysis of the results of operations and financial condition of Keyuan International for the fiscal years ended December 31, 2009 and 2008 and for the quarter ended September 30 , 2010 and should be read in conjunction with the Selected Consolidated Financial Data, Keyuan International’s financial statements, and the notes to those financial statements that are included elsewhere in this Memorandum. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Memorandum. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Prior to the consummation of the share exchange transaction described below, we were a shell company with nominal operations and nominal assets. Currently, we are a holding company operating through our wholly-owned subsidiary, Keyuan Plastics, located in Ningbo, China. We are a manufacturer and supplier of numerous petrochemical products in China. Operating through our wholly-owned subsidiary, Keyuan Plastics, we have an annual petrochemical manufacturing capacity of 550,000 MT, utilizing manufacturing technologies that lower our raw material costs while enhancing our production output. We plan to expand our design production capacity by approximately 30% from 550,000 to 720,000 metric tons (MT) per year by end of second quarter of 2011.  In anticipation of the growing demand in China’s refined petrochemical products, we intend to expand our manufacturing capacity to include a SBS production facility,  additional storage capacity , a raw material pre-treatment facility and an asphalt production facility..

Our Facility and Equipment

Facility

To date, we have invested a total of approximately $132,000,000 in the construction and improvement of our production facility with a total of 1.2 million square feet, including 594,000 square feet for production and 19,500 square feet for laboratories and offices.

We have a total of 100,000 MT of storage capacity, consisting of 50,000 MT of storage capacity for raw materials and 50,000 MT for finished products. In addition, we plan to add 100,000 MT of new storage capacity.

We have an on-site ocean shipping dock with 5,000 MT of shipping capacity and a 10-truck loading facility. Approximately 90% of our feedstock and finished products use this shipping dock. In addition, we also have adjacent access to another shipping dock with an additional 50,000 MT of shipping capacity.

Equipment

Our major processing equipment includes

•
heavy oil catalytic pyrolysis processing equipment- risers/generators/precipitators, fuel gas boilers, fractionating tower, absorbing re-absorbing and desorbing towers, heat exchangers, pumps, a stabilizing tower;

•	gas fractionation processing equipment- de-propanizing tower, refining propylene tower, de-ethanizination tower, heat exchangers, pumps;

•
ethylbenzene processing equipment- alkylation reactor, anti-alkylation reactor, dehydrogenation reactor, propylene absorbing tower, de-ethylene tower, ethylbenzene recovering tower, heating furnace for benzene, heating furnace for gas, steam overheating furnace, tail gas compressor, washing tower; and

•	liquefied petroleum gas (LPG) and sulfur recovery process- LPG desulfurization extraction tower, dry gas desulfurization tower, regenerating tower, LPG de-mecaptan extraction tower.

Our Products

We manufacture and supply a variety of petrochemical products, including BTX aromatics, propylene, styrene, LPG, MTBE and other petrochemicals.

•
BTX Aromatics: consisting of benzene, toluene, xylene and other chemical components for further processing into oil resin, gasoline and solvents materials widely used in paint, ink, construction coating and pesticide.

•
Propylene: a chemical intermediate as one of the building blocks for an array of chemical and plastic products that are commonly used to produce polypropylene, acrylonitrile, oxo chemicals, propylene oxide, cumene, isopropyl alcohol, acrylic acid and other chemicals for paints, household detergents, automotive brake fluids, indoor/outdoor carpeting, textile, insulating materials, auto parts and electrical appliances.

•
Styrene: a precursor to polystyrene and several copolymers widely used for packaging materials, construction materials, electronic parts, home appliances, household goods, home furnishings, toys, sporting goods and others.

•
LPG:  a mixture of hydrocarbon gases used as fuel in heating appliances and vehicles. A replacement for chlorofluorocarbons as an aerosol propellant and a refrigerant which reduces damage to the ozone layer.

•	MTBE & Other Chemicals: MTBE, oil slurry, sulphur and others are used for a variety of applications including fuel components, refrigeration systems, fertilizers, insecticides and fungicides, etc.

Expansion Plan

In order  to meet the increasing market demands, our management team has made plans to expand our manufacturing capacity to include a SBS production facility,   additional storage capacity, a raw material pre-treatment facility and an asphalt production facility..

We are currently working on building a new facility for producing Styrene-Butadience-Styrene (the “SBS”), one of the Styreneic Block Copolymers.  SBS is a product with high product margin with major application for footwear, adhesive, polymer modification and modified asphalt industries. The construction started in September, 2010 and will take approximately 10 to 12 months to complete. The designed capacity of SBS will be 70,000 MT a year. The total investment of the SBS facility is estimated to be $17.5 million. We expect to start the trial run in the third quarter of 2011 and commence the production and sales in the fourth quarter of 2011. We estimate the SBS facility will generate approximately $107 million in sales and $10 million in profit annually at full capacity. China’s current domestic production capacity of SBS is approximately 600,000 tons a year with an estimated domestic demand of 750,000 tons (data source: http://www.cpi360.com/docpage/c419/200906/0603_419_546403.aspx which is set up by Eastern-China International P&C Net).

In addition to the SBS production facility, we plan to increase our current 100,000 MT storage capacity to 200,000 MT. The increase d storage capacity will allow the Company to take better advantage of price variations to our raw material costs thereby helping to further improve future gross margins. The pretreatment facility will allow us to handle lower grade raw materials thereby helping to further decrease raw material costs. The pretreatment facility will also improve efficiency in current production process as well as provide necessary feedstock for asphalt production, a production line that we plan to add with 300,000 MT annual capacities to our current facility. Management believes that these three projects will increase sales by as much as US $298 million per year and result in approximately $30 million of additional annual profits.

Our current estimated schedule of our expansion plan is as follows:

•	Commence construction in the quarter ended December 31, 2010;

•	Complete equipment installation by March 31, 2012;

•	Begin trial production in the quarter ended June 30, 2012;

•	Start full production and sales in the quarter ended September 30, 2012.

On August 18, we acquired four parcels of land adjacent to the Company's current facilities totaling approximately 1.2 million square feet. The total cost of the land was approximately $5.8 million, lower than the Company's original $20 million estimation. Excluding the cost of acquiring the land, the estimated cost of the storage expansion, pretreatment facility and asphalt facility is approximately $70 million including $20 million for facility construction, $40 million for new equipment and $10 million for working capital for the whole business.

We plan to fund this proposed expansion through short-term borrowings, cash from operations, proceeds from prior financings and potential equity financing. However, we may not be able to obtain additional financing at acceptable terms, or at all, and, as a result, our ability to increase our production capacity and to expand our business could be adversely affected.

Manufacturing and Sales

Our total production was 165,107 MT for the third quarter of 2010 and the revenue for the quarter totaled $ 151.3 million, based on the sale of 181,282 MT of petrochemical products, up 14.7 % versus the second quarter of 2010.

D ue to our low-cost and flexible manufacturing process, we are able to change the mix of raw materials and quality of products we produce based on market conditions. We have recently started using a greater amount of lower grade light oil in three of our seven production lines. This will allow us to significantly increase the amount of higher margin light aromatic products we produce without spending any additional capital expenditures to expand our production capacity.  Gross margin is expected to improve in the second half of the year due to improved production yields and favorable product mix and is expected to average 10% for the full year of 2010. First half gross margin was impacted by three factors:

•
Lower market prices due to a general economic slowdown: the European debt crisis that began in mid-May and extended to June drove down prices for all petrochemical products. The lower market prices together with higher historical inventory costs put the downward pressure on our margin.  We have seen prices start to rebound in late July.

•
Startup cost carryover: we have been ramping our production lines since the fourth quarter of 2009. We had 2009 startup costs carried over, resulting in approximately $1.8 million higher cost of goods sold at beginning of 2010. In addition, because the equipment, processes and workers are new, we have not been operating at optimal efficiency levels. The company continues to optimize product mix and improve efficiency and yield.

•
Temporary mandatory factory shutdown: in the months of March, May and June, we were forced to shut down all production lines due to a mandatory shutdown ordered by the local utility agency for power grid upgrade. Because we were forced to power down and subsequently power up our manufacturing facilities over several days, we lost a combined 23 days of production (8 days in the first quarter, 15 days in the second quarter), equating to 42,000 MT of production, approximately $33.8 million of revenues, $2.4 million in gross profit and $1.5 million in net income.

On August 18, we acquired four parcels of land adjacent to the Company's current facilities totaling approximately 1.2 million square feet. The total cost of the land was approximately $5.8 million, lower than the Company's original $20 million estimation. Excluding the cost of acquiring the land, the estimated cost of the storage expansion, pretreatment facility and asphalt facility is approximately $70 million including $20 million for facility construction, $40 million for new equipment and $10 million for working capital for the whole business.

We plan to fund this proposed expansion through short-term borrowings, cash from operations, proceeds from prior financings and potential equity financing. However, we may not be able to obtain additional financing at acceptable terms, or at all, and, as a result, our ability to increase our production capacity and to expand our business could be adversely affected.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the weighted-average cost method. Provisions are made for excess, slow moving and obsolete inventory as well as inventory whose carrying value is in excess of net realizable value. Management continually evaluates the recoverability based on assumptions about customer demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory reserves or write-downs may be required that could negatively impact our gross margin and operating results. The Company did not record any provision for slow-moving and obsolete inventory as of September 30, 2010,  December 31, 2009 and 2008.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated based on the straight-line method over the estimated useful lives of the assets as follows:

Vehicles Furniture, machinery and equipment Buildings and improvements	5 years 5 to 10 years 45 years

Construction in progress primarily represents the renovation costs of plant, machinery and equipment. Costs incurred are capitalized and transferred to property and equipment upon completion, at which time depreciation commences.

Cost of repairs and maintenance is expensed as incurred. Gain or loss on disposal of property and equipment, if any, is recognized in the statements of operations.

Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” codified in FASB ASC Topic 360-10, the Company reviews the recoverability of its long-lived assets on a periodic basis in order to identify business conditions, which may indicate a possible impairment. The assessment for potential impairment is based primarily on the Company’s ability to recover the carrying value of its long-lived assets from expected future discounted cash flows. If the total of the expected future discounted cash flows is less than the total carrying value of the assets, a loss is recognized for the difference between the fair value (computed based upon the expected future discounted cash flows) and the carrying value of the assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets with finite life are amortized over their estimated useful life using straight-line method. Impairment test is performed at a minimum once a year to determine possible impairment loss. Estimated useful life of intangible assets is as follows:

Rights to use land Software Technology	15-50 years 10 years 9-20 years

Impairment of Intangible Assets

We apply the provisions of Financial Accounting Statement No. 142 “Goodwill and Other Intangible Assets”, codified in FASB ASC Topic 350, which addresses how goodwill and other acquired intangible assets should be accounted for in financial statements. In this regard, the Company tests these intangible assets for impairment annually or more frequently if indicators of potential impairment are present. Such circumstances could include, but are not limited to: (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company measures the carrying amount of the asset against the estimated discounted future cash flows associated with it at a risk-free rate of interest. Should the present value of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value.

The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. Based on our review, we believes that, as of December 31, 2009 and 2008, there were no significant impairments of our intangible assets.

Revenue Recognition

We derive our revenues primarily from sale of petrochemicals. In accordance with the provisions of Staff Accounting Bulletin No. 104, codified in FASB ASC Topic 480, revenue should not be recognized until it is realized or realizable and earned. Revenues are considered to have been earned when the entity has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. In this regard, our revenue is recognized when merchandise is received by customers or shipped by us pursuant to contractual terms of sales, title and risk of loss passes to the customers and the collectibility is reasonably assured.

Research and Development

Research and development costs are expensed as incurred. Research and development costs for the  nine months ended September 30 , 2010 and the years ended December 31, 2009 and 2008 were insignificant.

Change in the Effective Tax Rate

The Company’s Chinese subsidiary and affiliated operating companies based in China are governed by the Income Tax Law of the PRC concerning the privately-run enterprises, which are subject to a statutory tax rate of 25% and were, until January 2008, subject to a statutory tax rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory statements after appropriate adjustments for tax purposes. For the year ended 2009, the Company incurred a loss and was subject to the 25% tax rate. In order to support the growth of certain local enterprises, the local government granted Keyuan Plastics Co., a preferential tax treatment. In the first two profitable years, the local government will credit back to the Company the entire local portion of the income tax which equals to 40% of the whole Enterprise Income Tax the Company paid applying the 25% tax rate, resulting in an effective tax rate of 15%; in the subsequent three profitable years, the local government will credit back 50% of the local income tax the Company paid under the 25% tax rate resulting in an effective tax rate of 20%.

Recently Issued Accounting Pronouncements

In July 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”.  This ASU amends Topic 310 to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Except for the expanded disclosure requirements, the adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2010, the FASB expanded the disclosure requirements for fair value measurements relating to the transfers in and out of Level 2 measurements and amended the disclosure for the Level 3 activity reconciliation to be presented on a gross basis. In addition, valuation techniques and inputs should be disclosed for both Levels 2 and 3 recurring and nonrecurring measurements. The new requirements are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about the Level 3 activity reconciliation which are effective for fiscal years beginning after December 15, 2010. The Company adopted the new disclosure requirements on January 1, 2010 except for the disclosure related to the Level 3 reconciliation, which will be adopted on January 1, 2011. The adoption will not have an impact on its consolidated financial condition, results of operations or cash flows.
In October 2009, the FASB issued an amendment to the accounting and disclosure for revenue recognition. The amendment modifies the criteria for recognizing revenue in multiple element arrangements. Under the guidance, in the absence of vendor-specific objective evidence (“VSOE”) or other third party evidence (“TPE”) of the selling price for the deliverables in a multiple-element arrangement, this amendment requires companies to use an estimated selling price (“ESP”) for the individual deliverables.

On July 1, 2009, the Financial Accounting Standards Board (“FASB”) officially launched the FASB Accounting Standards Codification (“ASC”), which has become the single official source of authoritative nongovernmental U.S. GAAP, in addition to guidance issued by the Securities and Exchange Commission. The ASC is designed to simplify U.S. GAAP into a single, topically ordered structure. All guidance contained in the ASC carries an equal level of authority. The ASC is effective for all interim and annual periods ending after September 15, 2009.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”), codified in FASB ASC Topic 855-10-05, which provides guidance to establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 (ASC 855-10-05) also requires entities to disclose the date through which subsequent events were evaluated as well as the rationale for why that date was selected. SFAS 165 (ASC 855-10-05) is effective for interim and annual periods ending after June 15, 2009, and accordingly, the Company adopted this pronouncement during the year ended December 31, 2009. SFAS 165 (ASC 855-10-05) requires that public entities evaluate subsequent events through the date that the financial statements are issued.  In February 2010, FASB issued Accounting Standards Update 2010-09, “Subsequent Events-Amendments to Certain Recognition and Disclosure Requirements,” removed the requirement that public entities disclosed the date through which subsequent events have been evaluated.

Results of Operations

The following table sets forth information from our statements of operations for the years ended December 31, 2009, and 2008 and the three and nine months ended September 30, 2010:

	For the Years Ended December 31,
	2009	2008

Sales	$68,653,603	$--
Cost of sales	75,311,595	-
Gross profit	(6,657,992)	-

Operating expenses
Selling expenses	24,836	-
General and administrative expenses	2,714,093	1,839,253
Total operating expenses	2,738,929	1,839,253

Gain (loss) from operations	(9,396,921)	(1,839,253)

Other income (expenses):
Interest expense, net	(2,031,983)	(64,584)
Non-operating expenses	(348,515)	(39,885)
Total other expenses	(2,380,498)	(104,469)

Income (loss) before provision for income tax	(11,777,419)	(1,943,722)
Provision(benefit) for income tax	(2,944,350)	(441,794)
Income (net) loss	(8,833,069)	(1,501,928)
Other comprehensive income
Foreign currency translation adjustment	15,991	649,089

Comprehensive income (loss)	$(8,817,078)	$(852,839)

Comparison of the three and nine months ended September 30, 2010 and 2009

	For the three months Ended September 30,		For the nine months Ended September 30,
	2010	2009	2010	2009

Sales	$151,343,966	$7,362,101	$400,713,069	$7,362,101
Cost of sales	138,277,229	6,091,133	370,185,046	6,091,133
Gross profit	13,066,737	1,270,968		1,270,968

Operating expenses
Selling expenses	97,871	3,404	441,284	3,404
General and administrative expenses	1,645,321	839,699	3,539,109	2,076,292
Total operating expenses	1,743,192	843,103	3,980,393	2,079,696

Gain (loss) from operations	11,323,545	427,865	26,547,630	(808,728)

Other income (expenses):
Interest expense, net	(3,850,777)	(568,242)	(6,514,240)	(821,421)
Non-operating income (expenses)	1,897,007)	(86,426)	1,906,606	(227,332)
Total other Income(expenses)	(1,953,770)	(654,668)	(4,607,634)	(1,048,754)

Income (loss) before provision for income tax	9,369,775	(226,803)	21,939,996	(1,857,482)
Provision(benefit) for income tax	1,477,677	(56,700)	3,392,623	(464,370)
Income (net) loss	7,892,098	(170,103)	18,547,373	(1,393,112)
Other comprehensive income
Foreign currency translation adjustment	1,976,139	24,841	2,175,395	20,363
Comprehensive income (loss)	$9,868,237	$(145,262)	$20,722,768	(1,372,749)

Sales: Our sales for the year ended December 31, 2009 were $68,653,603, compared to sales of $-0- for the year ended December 31, 2008. Our sales for the three months ended September 30, 2010 were approximately $ 151,344,000 as compared to sales of $ 7,362,000 for the three months ending September 30, 2009. Our sales for the nine months ended June 30,2010 were approximately $ 400,713,069 as compared to sales of $ 7,362,000 for the nine months ended September 30,2010. The substantial increase in our sales was due to our commencement of trial production and distribution from September 2009 after a long-term construction period through the year 2008. Our manufacturing plant is currently operating at full capacity and has sold approximately 481,983 MT of petrochemicals products in the first six months of our 2010 fiscal year. The breakdown of volume by products sold is listed below.

Product	Total Sale for Jan. 2010 to Sep 2010 (Unit: Metric Ton)
BTX Light Aromatics	228,395
BTX Heavy Aromatics	116,789
LPG	8,736
MTBE and Others	68,795
Styrene	31,111
Propylene	28,157
Total	481,983

Cost of Sales: Cost of sales was $75,311,595 for the year ended December 31, 2009, compared to cost of sales of $-0- for the year ended December 31, 2008. For the three months ended September 30, 2010, our cost of sales was approximately $ 138,277,000 as compared to cost of sales $ 6,091,000 for the same period in 2009. Our cost of sales was approximately $ 370,185,046 for the nine months ended September 30, 2010 and we had cost of sales $ 6,091,000 for the same period in 2009.  Our cost of sales are primarily composed of the costs of direct raw materials (mainly heavy oil, benzene and carbinol), labor, depreciation and amortization of manufacturing equipment and facilities, and other overhead. This increase was due to our commencement of trial production and distribution from September 2009, which resulted in some non-recurring expenses associated with pre-running the production totaling $8,600,000. In August 2010, the PRC government enacted a policy in order to level the playing field for all Olefin chemical producers and promote the healthy development of Olefin chemical industry. The policy states that heavy oil purchased domestically and used as raw materials for producing ethylene and aromatics products in the year 2010 will be exempted from consumption tax and imported heavy oil used for producing ethylene and aromatics products will receive a consumption tax rebate. Keyuan is an eligible company to benefit from this tax policy and started to capture the benefit of this tax rebate in the third quarter of 2010, reducing the Cost of Sales in the amount of approximately $5.4 million.

Gross Profit: Gross profits for the year ended December 31, 2009 was ($6,657,992) compared to gross profits of $-0- for the comparable period in 2008. Our negative gross profit for the year ended December 31, 2009 was due to the non-recurring expenses described in the preceding paragraph before mass production which caused cost of sales on our trial production stage to exceed revenue. Gross profits for the three months ending June 30, 2010 was roughly $ 13,000,000 . We had gross profits of $ 1,271,000 for the comparable period in 2009.  For the nine months ended September 30 , 2010, we generated gross profit of approximately $ 30,500,000 .  We had gross profit of $1 ,271,000 for the comparable period in 2009. With the beginning of the first quarter of year 2010, our cost of sales was lower than our revenue and we generated positive gross profit. Management believes that we are beginning to capitalize on the investment in our infrastructure and this trend will continue during our 2010 fiscal year and beyond. Management is looking to improve overall gross margin through higher production yield and favorable product mix.

Operating Expenses: Operating expenses, including selling expenses, and general and administrative expenses, were $2,738,929 for the year ended December 31, 2009 as compared to $1,839,253 for the comparable period in 2008, an increase of $899,676. Selling expenses were $24,836 for the year ended December 31, 2009, compared to selling expenses of $-0- for the comparable period in 2008. General and administrative expenses were $2,714,093 for the year ended December 31, 2009, compared to $1,839,253 for the comparable period in 2008. The increase of these major expenses was due to our commencement of production and distribution activities.

Operating expenses including selling expenses, general and administrative expenses were approximately $ 1,743,000 for the three months ended September 30, 2010 as compared to roughly $ 843,100 for the same period in 2009, an increase of $ 900,100 or approximately 107%. Selling expenses were approximately $ 98,000 for the three months ended September 30, 2010 compared to selling expenses of 3,400 for the comparable period in 2009. General and administrative expenses were approximately $ 1,645,300 for the three months ended September 30, 2010 compared to approximately $ 840,000 for the comparable period in 2009. The increase of these major expenses was mainly due to our commencement of full scale production and distribution activities.

For the nine months ended September 30, 2010, operating expenses including selling expenses, and general and administrative expenses, were approximately $ 3,980,000 as compared to roughly $ 2,080,000 for the comparable period in 2009. This was an increase of about $ 1,900,000 or almost 91%. Selling expenses were approximately $ 441, 000 for the nine months ended September 30, 2010, compared to selling expenses of $ 3,400 for the comparable period in 2009. General and administrative expenses were roughly $ 3,540,000 and $ 2,076,000 for the nine months ended September 30, 2010 and 2009, respectively. The increase of these major expenses was due to our commencement of production and distribution activities.  Management expects that general and administrative expenses may continue to rise as we expand operations.  Some of this expected increase will likely be due to various public company expenses including issuing stock options, stock compensations and legal expenses.

Interest Expense: Interest expense for the year ended December 31, 2009 was $2,031,983 compared to interest expense of $64,584 for the comparable period in 2008. The increase in interest expense was primarily due to the significant increase of our short-term bank loans borrowed in 2009 which were used to fund our working capital at the beginning of our production and distribution. Interest expense for the three months ended September 30, 2010 was roughly $ 3,851,000 compared to interest expense of $568,000 for the three months ended September 30, 2009. The increase in interest expense was primarily due to the significant increase of our short-term bank loans borrowed in 2009 and 2010 which were used to fund our working capital at the beginning of our production and distribution. For the nine months ending September 30, 2010, interest expense was roughly $ 6,514,000 as compared to interest income of approximately $ 821 ,000 for the comparable period in 2009. The increase in interest expense was primarily due to the significant increase of our short-term bank loans borrowed in 2009 and 2010 which were used to fund our working capital at the beginning of our production and distribution. As we move forward with full operations and production, management believes that the interest expense will be less in remainder of 2010 fiscal year. However, interest expense could increase in future years if we are forced to fund most of our expansion plans via debt as opposed to additional equity and/or reinvestment of profits.

Non-operating Income (Expense): Non-operating Expense for the year ended December 31, 2009 was approximately 350,000  compared to 40,000 for the year ended December 31, 2008. Non-operating Income for the three months ended September 30, 2010 was roughly $1,897,000 as compared to non-operating expense of $86,000 for the three months ended September 30, 2009. Non-operating Income for the nine months ended September 30, 2010 was approximately $1,907,000 compared to non-operating expense of 227,000 for the nine months ended September 30, 2009. The increase in non-operating income was primarily due to the $1.85 million settlement payment received from one of our major suppliers for their breach of contract specification in the third quarter of 2010. This was a one-time settlement payment agreed upon between the supplier and the Company based on negotiated terms and intention to continue a long-term relationship.

Net Income /loss: Net loss for the year ended December 31, 2009 was approximately ($8,833,069) compared to ($1,501,928) for the year ended December 31, 2008, an increase of ($7,331,141). The increase in net loss was due to the negative gross profit and the increase of operating and interest expenses. Net income for the three months ended September 30, 2010 was approximately $ 7,892,000 compared to net loss of $ 170,000 for the three months ended September 30, 2009, an increase of roughly $ 8,062,000 . Net income for the nine months ending September 30, 2010 was approximately $ 18,547,000 as compared to a net loss of approximately $ 1,393,000 in the same period in 2009. This increase was the result of the beginning or normal operations in 2010.  Management believes that this trend will continue during our 2010 fiscal year and beyond.

Foreign Currency Translation Adjustment:  Our reporting currency is the U.S. dollar. Our local currency, Renminbi (RMB), is our functional currency. Results of operations and cash flow are translated at average exchange rates during the period, and assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China at the end of the period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $15,991 as of December 31, 2009. The balance sheet amounts with the exception of equity at December 31, 2009 and 2008 were translated both at RMB 6.82 to 1.00 U.S. dollar. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the year ended December 31, 2009 and 2008 were RMB 6.82082 and RMB 6.93722 to 1.00 U.S. dollar.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $1,976,139 for the three months ended September 30, 2010. The balance sheet amounts with the exception of equity at September 30, 2010 and December 31, 2009 were translated both at RMB 6.680 and RMB 6.817 to 1.00 U.S. dollar. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the three months ended September 30, 2010 and 2009 were RMB6.780 and RMB 6.841 to 1.00 U.S. dollar.

Currency translation adjustments resulting from this process are included in accumulated other comprehensive income in the consolidated statement of shareholders' equity and amounted to $2,175,000 for the nine months ended September 30, 2010. The balance sheet amounts with the exception of equity at September 30, 2010 were translated at RMB6.680 to 1.00 U.S. dollar. The equity accounts were stated at their historical rate. The average translation rates applied to income statement accounts for the nine months ended September 30, 2010 and 2009 were RMB 6.798 and RMB 6.822 to 1.00 U.S. dollar.

Financial Outlook for 2010: After a review of our business plan, sales and marketing efforts, we expect to generate sales of approximately US$550 million. This guidance assumes sales volume of 660,000 metric tons. The company’s net income target is $36.3 million for the full year 2010.

Liquidity and Capital Resources

As of December 31, 2009, we had an accumulated net loss of ($10,664,819) and a negative working capital of approximately ($90,166,474). At December 31, 2009, we had cash and cash equivalents of $20,043,345 as compared to $9,094,537 as of December 31, 2008.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Years Ended December 31,
	2009	2008

Net cash provided by (used in) operating activities	(33,665,158)	(1,786,362)
Net cash used in investing activities	(41,354,725)	(46,556,768)
Net cash provided by financing activities	85,961,975	53,883,625

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Nine Months Ending September 30,
	2010	2009

Net cash provided by (used in) operating activities	10,444,388	(34,530,346)
Net cash used in investing activities	(29,859,159)	(47,437,689)
Net cash provided by financing activities	48,629,855	86,719,909

Net cash used in operating activities was ($33,665,158) for the year ended December 31, 2009, compared to net cash used in operations of ($1,786,362) for the year ended December 31, 2008. The ($31,878,796) increase was primarily due to the mass material purchases at the beginning of production.

Net cash provided by operating activities was roughly $ 10,444,388 for the nine months ending September 30, 2010 as compared to net cash used in operations of approximately $ 34,530,000 for the same period in 2009. The increase in cash provided by operations was primarily due to the beginning of normal production and distribution.  During 2009, we were in the final stages of completing our long-term construction period and had yet to begin normal operations.

Net cash used in investing activities was ($41,354,725) for the year ended December 31, 2009, compared to net cash used in investing activities of ($46,556,768) for the year ended December 31, 2008. During the development stage through 2008 and 2009, large amounts of money were continuously invested in building construction and equipment installation. It is expected net cash used in investing activities will fall significantly in year 2010.

Net cash used in investing activities was approximately $ 29,859,000 and $ 47,438,000 for the nine months ending September 30, 2010 and 2009. During 2010, net cash used in investing activities was primarily focused on payments for the infrastructure construction. During 2009, we were still in the final part of our development stage in which large amounts of money were continuously invested in building construction and equipment installation. As we move forward with our Expansion Plans, it is expected net cash used in investing activities could increase for the rest of our 2010 fiscal year including $9 million payment for the initial construction cost of the expansion project and $5 million for payments of previous construction costs.

Net cash provided by financing activities amounted to $85,961,975 for the year ended December 31, 2009, compared to net cash provided by financing activities of $53,883,625 for the year ended December 31, 2008. The increase of cash provided by financing activities was primarily a result of more loans borrowed from banks for the year ended December 31, 2009.

Net cash used in financing activities amounted to approximately $ 48,630,000 for the nine month ended September 30, 2010.   Net cash provided by financing activities amounted to approximately $ 86,720,000 for the same period in 2009. Financing cash used in 2010 was mainly the result of letter of credit deposit for purchase of imported raw materials. Financing cash provided in 2010 was primarily the net proceeds received from the April-May and September private financings in 2010.  In 2009, the net cash provided by financing activities was primarily the result of short-term bank Loans.

We have entered into loan agreements with our primary lenders, Bank of China, China Construction Bank, Agricultural Bank of China, etc. under which we have term loans. As of December 31, 2009, we had an aggregate principal amount of $127,922,400 outstanding under the loan agreements, with maturity dates from January 2010 to October 2012 and interest rates from 4.78% to 8.13% per annum. $82,885,500 is classified as short term bank loans, $7,628,400 as current portion of long term bank loans and $37,408,500 as long term bank loans. The loan agreements contain customary affirmative and negative covenants and were mainly guaranteed by third parties and individual persons or secured by a lien on our property and equipment. As of December 31, 2009, we were in material compliance with the terms of our loan agreements. As of September 30, 2010, we had an aggregate principal amount of approximately $ 163,074,139 outstanding under the loan agreements, with maturity dates from October 2010 to October 2012 and interest rates from 2.02 % to 6.05 % per annum. The loan agreements contain customary affirmative and negative covenants and were mainly guaranteed by third parties and individual persons or secured by a lien on our property and equipment. Historically, all debts due have been paid back by the Company in a timely manner. All Short-Term Bank Loans are revolving loans whose terms (at due date of payment) are extended by the lender. As of September 30, 2010, we were in material compliance with the terms of our loan agreement. As such, management expects all unpaid loan balances will be extended at due date. Depending on capital needs, company evaluates whether to apply for additional Long-Term Bank Loans when they are paid back. The Company currently has sufficient line of credits with the banks for both short-term and long-term borrowings.

At September 30, 2010, we had a cash balance of approximately $ 44,933,000 .  Prior to the completion of our initial preferred stock financing, working capital had been primarily financed with various forms of short and long bank loan as outlined above.  Since May 2010, we have partially funded our working capital using the proceeds we obtained from the April-May 2010 private financing and September 2010 private financing . As of September 30, 2010, we had retained earning of roughly $ 7,188,000 , as compared to an accommodated deficit of approximately $10,665,000 as of December 31, 2009.

In order to develop our business to meet the increasing customer purchase orders, our management team plans to expand our manufacturing capacity to include a SBS production facility, additional storage capacity ,  a raw material pre-treatment facility and an asphalt production facility. The estimated cost of our facility expansion and the addition of asphalt development is approximately $93.3 million including $5.8 million for purchasing land, $20 million for facility construction, $40 million for new equipment, $17.5 million for SBS project and $10 million for working capital for the whole business.  We received gross proceeds of $26.2 million from the Private Placement among which $20 million will be used for the purchase of land and $6.2 million will be used for general working capital. However, we still need additional cash resources to expand our manufacturing facility to include a raw material pre-treatment facility, additional storage capacity and an asphalt production facility. We plan to be funded through short-term borrowings, cash from operations and potential equity financing. However, our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including, but not limited to:

•	investors’ perception of, and demand for, securities of petrochemical manufacturing and supply companies;
•	conditions of the U.S. and other capital markets in which we may seek to raise funds;
•	our future results of operations, financial condition and cash flow;
•	PRC governmental regulation of foreign investment in petrochemical manufacturing companies in China;
•	economic, political and other conditions in China; and
•	PRC governmental policies relating to foreign currency borrowings.”

If  we may not be able to obtain it at acceptable terms, or at all, our ability to increase our production capacity and expand our business could be adversely affected.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

On April 22, 2010, the board of directors of Keyuan Petrochemicals, Inc. (f/k/a Silver Pearl Enterprises, Inc., hereinafter referred to as “we”, “us,” ‘our” or the “Company”) dismissed The Hall Group, CPAs (“Hall”) as our independent auditors and engaged Patrizio & Zhao, LLC, an Independent Registered Public Accounting Firm (“Patrizio”), to serve as our independent auditors. Pursuant to Item 304(a) of Regulation S-K under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, we report as follows:

(a)	(i) Hall was terminated as our independent registered public accounting firm effective on April 22, 2010.

(ii)     For the two most recent fiscal years ended December 31, 2009 and 2008, Hall’s report on the financial statements did not contain any adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, other than for a “going concern” uncertainty.

(iii)     The termination of Hall and engagement of Patrizio were approved by our board of directors.

(iv)     Hall and the Company did not have any disagreements with regard to any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure for the audited financials for the fiscal year ended December 31, 2009 and 2008, and subsequent interim period ended March 31, 2010 and through the date of dismissal, which disagreements, if not resolved to the satisfaction of Hall, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

(v)      During the fiscal years ended December 31, 2009 and 2008, and subsequent interim period ended March 31, 2010 and through the date of dismissal, we did not experience any reportable events, except that in its letter to us in 2009 pursuant to “Statement on Auditing Standards (SAS) 112: Communicating Internal Control Related Matters,” Hall, our former auditor, identified the following material weakness of our internal controls, which constitute a reportable event under Item 304(a)(1)(v) of Regulation S-K:

•	Reliance on financial reporting consultants for review of critical accounting areas and disclosures and material non-standard transactions;
•	Lack of sufficient accounting staff which results in a lack of segregation of duties necessary for a good system of internal control.

A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

On April 22, 2010, Silver Pearl entered into a Share Exchange Agreement, by and among Keyuan International Group Limited (“Keyuan International”), a company organized under the laws of the British Virgin Islands, Delight Reward Limited, the sole shareholder of Keyuan International and a company organized under the laws of the British Virgin Islands (the “Keyuan International Shareholder”), and Denise D. Smith, our former principal stockholder (“Smith”). Pursuant to the terms of the Exchange Agreement, the Keyuan International Shareholder transferred to us all of the issued and outstanding ordinary shares of Keyuan International (the “Keyuan International Shares”) in exchange for the issuance of 47,658 shares of our Series M preferred stock, par value $0.001 per share (the “Series M Preferred Stock”) (such transaction is sometimes referred to herein as the “Share Exchange”). The Series M shares vote with the common stock on an as converted basis and are convertible into 47,658,000 shares of common stock upon the Company’s shareholders approving an increase in authorized common stock to at least 100,000,000 shares. As a result of the Share Exchange, we are now the holding company of Keyuan Plastics Co., Ltd., the operating subsidiary of Keyuan International organized in the People’s Republic of China (“China” or the “PRC”) and engaged in manufacturing and supplying various petrochemical products in China. The Share Exchange also caused  a change-in-control of Silver Pearl as the Company’s shareholders have acquired the majority ownership of the combined entity. As a result, the accounting staff of our operating entity in China became the primary accounting staff of our company.

As of September 30, 2010, considering the material weaknesses identified in our internal control, we performed an evaluation, under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures.  This evaluation was designed to evaluate if our disclosure control and procedures provide reasonable assurance that material information required to be disclosed by us in the reports we file or submit under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and that the information is accumulated and communicated to our management as appropriate to allow timely decisions regarding required disclosure.  Based on the evaluation, our management including our Chief Executive Officer and Chief Financial Officer,  concluded that that the disclosure controls and procedures are effective as the date of September 30, 2010 in giving us reasonable assurance that the information we are required to disclose in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms and to ensure that such information is accumulated and communicated to our management, including our principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.. This conclusion was based on the following factors as the date of June 30, 2010:

a)
We had a much expanded accounting team and employee base in our operating entity in China that allows for segregation of duties necessary for a good system of internal control. For example, our accounting staff had one Chief Financial Officer, one Vice President of Accounting, two accounting managers, and nine accountants responsible for four different accounting functions: financial accounting, cost accounting, capital/fund management and data analysis. The expansion of our team not only allowed the proper segregation of duties, but also allowed implementation of proper review processes necessary for ensuring the accuracy of financial data used in preparing financial statements.

b)
We had improved our accounting staff’s knowledge of U.S. accounting standards and requirements by hiring a CFO with significant U.S. accounting and finance experience and a bi-lingual accounting manager with significant financial reporting experience. As a result, we were able to prepare and review certain important accounting transactions and disclosures internally rather than relying on outside consultants.

c)
Finally, we have recently appointed an audit committee comprised of independent members of our board of directors, including an audit committee chairman, whom we believe to meet the SEC’s definition of a “financial expert” in the Sarbanes-Oxley Act Section 406 and 407. We concluded that increased oversight and experience provided by the audit committee assisted us in the establishment and oversight of our controls and procedures.

In addition, our CFO and our accounting staff are currently working on documenting our internal controls and we expect such documentation to be complete in 2010 and we plan testing of internal controls thereafter. If our market capitalization exceeds $75 million in 2011, we will be required to be in compliance with the Sarbanes-Oxley Act Section 404 in the fiscal year of 2011. However our CFO and accounting staff have already taken actions to start our Sarbanes-Oxley Action 404 compliance project. We expect this compliance project will enhance the Company’s internal controls significantly. We are also looking to fill additional financial staff positions. Specifically, we believe that additional accounting staff trained in U.S. GAAP would improve our controls and procedures, specifically with regard to the preparation of our financial statements. Finally, we have recently appointed an audit committee comprised of independent members of our board of directors, including an audit committee chairman, whom we believe to meet the SEC’s definition of a “financial expert” in the Sarbanes-Oxley Act Section 406 and 407. We believe that the increased oversight and experience provided by the audit committee will assist us in the establishment and oversight of our controls and procedures. Although we believe that these corrective steps will remediate the material weaknesses discussed above when all of the additional financial staff positions are filled, we cannot assure you that this will be sufficient. We may be required to expend additional resources to identify, assess and correct any additional weaknesses in our internal control. We cannot make assurances that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

(b)	(i) On April 22, 2010, we engaged Patrizio to serve as our independent registered public accounting firms.

(ii)     Prior to engaging Patrizio, we have not consulted Patrizio regarding the application of accounting principles to a specified transaction, completed or proposed, the type of audit opinion that might be rendered on our financial statements or a reportable event, nor did us consult with Patrizio regarding any disagreements with our prior auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to the satisfaction of the prior auditor, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

(iii)   We did not have any disagreements with Patrizio, and therefore, did not discuss any past disagreements with Patrizio.

(c)	We requested Hall to furnish with a letter addressed to the SEC stating whether it agrees with the statements made by us regarding Hall.

We included information about our change in auditors in our Current Report on Form 8-K that we filed on April 28, 2010 and  provided Hall with a copy of such disclosure.  Pursuant thereto, we received a letterform Hall stating that they agree with the above statements. We received an SEC Comment regarding that 8-K and filed an amendment to our 8-K to respond to same on May 21, 2010.

Directors And Executive Officers

The following table and text set forth the names and ages of all directors and executive officers as of November 1, 2010. The Board of Directors is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.  There are no family relationships among our directors and executive officers. Also provided herein are brief descriptions of the business experience of each director, executive officer and advisor during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

As of the closing of the Share Exchange on April 22, 2010, Ms. Smith resigned as Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President and Secretary, effective immediately. Our Board of Directors appointed Chunfeng Tao to serve as President, Chief Executive Officer, and Chief Financial Officer effective immediately at the closing of the Share Exchange.

Prior to the consummation of the Share Exchange, our Board of Directors was comprised of one director, Ms. Smith. Effective at the closing of the Share Exchange, Ms. Smith resigned from her position as Chairman and tendered her resignation as a member of our Board; prior to resigning as Chairman, Ms. Smith appointed Mr. Chunfeng Tao to serve as Chairman of our Board. This change in our Board was effective on May 10, 2010, which was 10 days after we mailed a schedule 14(f) to our shareholders regarding same.

In anticipation of our growth in the China petrochemical industry, we were looking for a qualified individual to server as our Chief Financial Officer. On May 7, 2010, the Board of Directors appointed Ms. Aichun “Angela” Li as our Chief Financial Officer, effective May 7, 2010.

Set forth below is information regarding our current directors and executive officers.

Name	Age	Position
Chunfeng Tao	43	Chairman, President, Chief Executive Officer, and Secretary
Aichun Li	38	Chief Financial Officer
Gerry Goldberg	67	Independent Director
Michael J. Rosenberg	66	Independent Director
Dishen Shen	72	Independent Director
Xin Yue	46	Director

Mr. Chunfeng Tao, Chairman, President and Chief Executive Officer.      Mr. Tao has been a member of our Board of Directors and the CFO of the Company since April 22, 2010. Mr. Tao has over 20 years’ extensive experience in the petrochemical industry. Between 2008 to 2010, he served as President of Ningbo Plastics. Between 2005 and 2008, he served as President of Ningbo Hebang Chemical Co., a company with annual revenue of RMB 10 billion which he managed and built to an annual production capacity of 250,000 MT for aromatic and heavy oil cracking products. Between 2002 and 2005, Mr. Tao served as Executive Vice President of Ningbo Daxie Liwan Petrochemcials Co., a company with annual revenue of RMB 6 billion. Under his management, the company’s annual production was increased to 500,000 MT of high grade asphalt. Between 1989 and 2002, Mr. Tao served in various senior management and technical positions at Sinopec Zhenhai Refining & Chemical Co., the largest base for crude oil processing and sour crude oil processing in China, and won over 30 technological innovations, management awards and distinction during his service period. Mr. Tao received his Bachelor of Science in Petroleum Processing from Guangdong Petrochemical College and Master of Science in Chemical Engineering from China University of Petrochemical.

Ms. Aichun Li, Chief Financial Officer. Ms. Li has been the CFO of the Company since May 7, 2010. Ms. Li has a decade of diverse experience in Corporate Finance, Accounting and Tax working with companies in the banking, manufacturing and consulting industries. Between 2006-2010, Ms. Li was a member of the CFO Group with Bank of America, where she managed the financial reporting, forecasting and planning for several multi-million P&L accounts. Between 2003-2006, Ms. Li served as a senior accountant with Nucor Corporation, one of the leading steel manufacturing companies, where she provided internal financial and tax consulting to 36 divisions and various subsidiaries. Prior to joining Nucor, Ms. Li was a consultant with Deloitte & Touche LLP in the analysis of financial reports and complex tax planning and compliance for a variety of organizations. Ms. Li also served as a member of the board of directors of Huifeng Bio-Pharmaceutical Technology Inc. in Xi’an, China. Ms. Li holds an MBA degree from the Fuqua School of Business at Duke University and a Master of Science in Accounting from Wake Forest University. Ms. Li is also a Certified Public Accountant.

Mr. Gerry Goldberg, director. Mr. Goldberg has been a member of our Board of Directors since July 1, 2010. Mr. Goldberg currently has served as senior partner in the accounting firm Schwatrz Levitsky Feldman llp, based in Toronto and ranked among the top ten accounting firms in Canada since 1993. At the firm, he heads the US Public Company audit division, and is actively involved in the audits of various Canadian, US, Chinese and other foreign companies listed in the US and Canada. He is or has been a director of China Wind Systems Inc. (NasdaqGM: CWS), TITE Technologies Inc. (TSX VENTURE: JTI.V.v), Baymount Inc., (TSX VENTURE: GEE.v), Sagittarius Capital Corporation (TSX VENTURE: SCX.P.v), Prime City One Capital Corp. (TSX VENTURE: PMO) (Formerly Scorpio Capital Corp.) and Pinetree Capital Ltd. ( TSX-PNP). He was a former partner in the predecessor firm to Grant Thornton for over ten years. Mr. Goldberg received his CTA from the University of South Africa and is a Licensed Public Accountant and a Member of the Institute of Chartered Accountants of Ontario, Canada.

Mr. Michael J. Rosenberg, director. Mr. Rosenberg has been a member of our Board of Directors since July 1, 2010. Starting from January, 2010, Mr. Rosenberg has been a managing director of Saugatuck Energy where he is responsible for identifying investment opportunities in Asia. He currently also serves as a president at MJR Consultants from June, 2008, providing consulting service to various energy and trading companies relating to potential mergers and acquisitions. Between 2006 to 2008,  Mr. Rosenberg  managed a global trading for petrochemicals and derivatives for Sempra Energy Trading, managed a trading organization for bulk petrochemicals and gasoline additives for MG Petrochemicals Corporation and established a global petrochemicals trading operation for Philipp Brothers, which later became Phibro Energy AG. Between 1994-2006, he was founder and chief executive officer of Swiss-based Oceana Petrochemicals.  . He received his B.S. Business Administration in Marketing from Long Island University.

Mr. Dish Shen, director. Mr. Shen has been a member of our Board of Directors since July 1, 2010. Mr. Shen is a senior petrochemical engineer with nearly 40 years of oil refining and petrochemical industry expertise and management experience and has served in a variety of progressive leadership roles in planning and economic development in Zhejiang Province, focusing primarily on development of the petrochemical industry, and serves today as a member of the People's Committee of Zhejiang Province. Since 2005, he has been serving as a senior counsel for Zhejiang Provincial Association Of Engineering Consultants, the institute providing consulting and administration service. He graduated from Beijing Petroleum Institute with a major in oil refining systems.

Mr. Xin Yue, director. Mr. Yue has been a member of our Board of Directors since July 1, 2010. Mr. Yue currently is co-founder and chief executive officer of Cmark Capital Co., Ltd from 2005. Previously he also co-founded Golden Spider Co., Ltd., and New Shengtong Technology Co., Ltd. Mr. Yue serves as an advisor to Tianyin Pharmaceutical Co., Inc. and Jpak Group Inc. and president at a Shanghai subsidiary of Jiubai Group Co., Ltd. He received his Bachelor of Science in Economics and Management at Capital Economic and Trade University and his MBA in Finance from Baruch College at The City University of New York.

Significant Employees

The following are employees who are not executive officers, but who are expected to make significant contributions to our business:

Dr. Jingtao Ma, Executive Vice President.    Dr. Ma joined the Company in 2007 and he has over 20 years’ experience in corporate management, research & development, sales & marketing, and business development. Dr. Ma is responsible for the sales & marketing and raw material procurement of the Company. Between 1992 and 2007, he served in management and technical positions at Sinopec Zhenhai Refining & Chemical Co. in various functions including manufacturing and operations, and chemical and technical analysis.  Dr. Ma received his Master of Science and Doctorate in Physical Chemistry from Lanzhou Chemistry & Physics Research Institute of CSA.

Mr. Shifa Wang, Vice President & Chief Engineer.   With 30 years’ management experience in petrochemical technology and manufacturing, and specialty in oil refining and catalytic cracking, Mr. Wang has been responsible for technology, and research and development of the Company since 2009. Between 2007 and 2009, Mr. Wang served as General Manager at Guangdong Yingchang Heavy Road Asphalt Co., Ltd, responsible for managing and overseeing the overall business operations of the company. Between 1981 and 2002, he served as the Chief Engineer at Sinopec Anqing Refinery Co., Ltd., responsible for technology development and research and development. Between 2003 and 2006, he was the Head of Operations for Phase II production line expansion, including construction of 500,000 MT heavy oil catalytic cracking facility, 150,000 MT gas fractionation facility, 10,000 MT sulphur recovery facility and 30,000 MT polypropylene facility, at Guangdong Tianyi Group Co., Ltd.  Mr. Wang received his Bachelor of Science from Chemical Engineering Department of China Petroleum University and Master of Art in Enterprise Management from Qinghua University.

Mr. Weifeng Xue, Vice Present of Accounting.      Mr. Xue is in charge of the accounting and financing of the Company from 2007. He has more than 20 years experience in accounting and finance, account settlement, capital planning, commercial bank, corporate credit, loan operations and management. Between 2001 and 2006, he served as Supervisor of Accounting and Finance at Aux Group Co., Ltd., a privately-held electronics manufacturer. Between 1993 and 2001, he acted as Finance Director at China Agriculture Bank, Ningbo branch.  Mr. Xue received his Bachelor of Science in Economics from Hangzhou Electronics & Industrial Institute in 1990.

Mingliang Liu, Vice President of Manufacturing.  Mr. Liu has been responsible for overseeing the manufacturing by the Company since 2009. Mr. Liu has over 30 years of experience in petrochemical manufacturing and production management and specializes in oil refining, heavy oil cracking and crude oil processing. Between 1975 and 2009, he served in various supervisory and managerial positions at Sinopec Zhenhai Refining & Chemical Co. Mr. Liu majored in Economics & Management at Zhejiang CCP Institute.

Board Committees

Committees of the Board of Directors

Audit Committee

Our Audit Committee consists of Gerry Goldberg, Michael Rosenberg and Dishen Shen, each of whom is independent. The Audit Committee assists the Board of Directors oversight of (i) the integrity of the our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of our internal audit function and independent auditor, and prepares the report that the Securities and Exchange Commission requires to be included in our annual proxy statement. The audit committee operates under a written charter. Mr. Goldberg is the Chairman of our audit committee.

The Board of Directors determined that Mr. Goldberg possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 4350(d)(2)(A) of the Nasdaq Marketplace Rules and that he is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying qualified individuals to become members of our Board of Directors, in determining the composition of the Board of Directors and in monitoring the process to assess Board effectiveness. Each of Gerry Goldberg, Michael Rosenberg and Dishen Shen are members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee operates under a written charter. Mr. Rosenberg is the Chairman of the Nominating Committee.

Compensation Committee

The Compensation Committee is responsible for overseeing and, as appropriate, making recommendations to the Board of Directors regarding the annual salaries and other compensation of our executive officers and general employees and other policies, and for providing assistance and recommendations with respect to our compensation policies and practices. Each of Gerry Goldberg, Michael Rosenberg and Dishen Shen are members of the Compensation Committee. The Compensation Committee operates under a written charter. Mr. Goldberg is the Chairman of Compensation Committee.

Policy Regarding Board Attendance

Our directors are expected to attend meetings of the Board of Directors as frequently as necessary to properly discharge their responsibilities and to spend the time needed to prepare for each such meeting. Our directors are expected to attend annual meetings of stockholders, but we do not have a formal policy requiring them to do so.

Employee Agreements

We have entered into employment agreements with each of the PRC subsidiary’s employees, officers and directors.

On May 1, 2007, Keyuan Plastics entered into a non-fixed term employment agreement with Mr. Chunfeng Tao, pursuant to which, Keyuan Plastics hired Mr. Tao as its general manager effective May 1, 2007. The compensation in connection with this employment shall be commensurate with Mr. Tao’s duties and responsibility as the general manager and is subject to mutual agreement between Mr. Tao and Keyuan Plastics.  On May 10, 2007, Keyaun Plastics entered into the similar employment agreement with Dr. Jingtao Ma to hire Dr. Ma as its vice executive general manager, effective May 10, 2007. On the same day, Keyuan Plastic entered into the similar employment agreement with Mr. Weifeng Xue to hire Mr. Xue as its vice general manager. On February 2, 2009, Keyaun Plastic entered with another similar agreement with Mr. Mingliang Liu to hire him as its vice general manager. On October 21, 2009, Mr. Shifa Wang was hired by Keyuan Plastics as its vice technical general manager and chief engineer and same employment agreement was signed between Keyuan Plastics and Mr. Wang.

On May 1, 2007, Keyuan Plastics also entered into a confidentiality and non-compete agreement with Mr. Tao, pursuant to which, Mr. Tao agrees, among others, (i) that he will keep in confidence all Keyuan Plastics confidential information obtained in connection with such employment; (ii) that Keyuan Plastics has the sole ownership right to all Keyuan Plastics intellectual properties, either developed by Mr. Tao individually or collectively with other parties during his employment term or within one (1) year following the termination of his employment; and (iii) that within two (2) years following the termination of his employment, he will not, directly or indirectly, engage in any business or other activities related to Keyuan Plastics confidential information that he obtained during his last five (5) years of employment (or such less term) with Keyuan Plastics.  On May 10, 2007, the similar confidentiality and non-compete agreements were entered into between Keyuan Plastics and Mr. Jingtao Ma and also between Keyuan Plastics and Mr. Weifeng Xue. In addition, using the same form of the agreement, Keyuan Plastics entered into the confidentiality and non-compete agreements with Mr. Mingliang Liu and Shifa Wang resepctively on February 2, 2009 and October 21, 2009.

On May 7, 2010, we entered into a three-year employment agreement with Aichun Li, our then Chief Financial Officer. The agreement was effective as of May 7, 2010,  at a base $150,000 subject to adjustment by the Board, plus the right, at the Board’s discretion, to participate in all management bonuses and incentive plan, and the right to participate in all employee benefit plans, to the extent maintained by the Company. The employment agreement also contained standard provisions concerning confidentiality, non-competition and non-solicitation.

Executive Compensation

Summary Compensation Table of Named Executive Officers

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in 2009 and 2008, to each of the following named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)

Chunfeng Tao,	2009	73,147.60	-	-	-	73,147.60
(President, Chief Executive Officer,	2008	65,886.00	-	-	-	65,886.00
Chief Financial Officer)

Jingtao Ma (1)	2009	43,888.60	-	-	-	43,888.60
(Vice President)	2008	36,603.00	-	-	-	36,603.00

Weifeng Xue(1)	2009	43,888.60	-	-	-	43,888.60
(Vice President of Accounting)	2008	36,603.00	-	-	-	36,603.00

(1)	Although they are not executive officers, based on upon the compensation received, Mr. Ma and Mr. Xue qualify as named executive officers for purposes of this table.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of our year fiscal year end.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. They do not receive any other compensation for serving on the Board of Directors, but may participate in our incentive compensation program, once such a program is established.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan.  All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

The Company does not have change-in-control agreements with any of its directors or executive officers, and the Company is not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of December 28 2010 by (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. As of December 28 , 2010, we had 57,577,890  shares of Common Stock issued and outstanding, and 5,400,010 shares of Series B Preferred Stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of December 28 , 2010.   For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of December 28 , 2010 is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Notwithstanding the foregoing, because the Series M Preferred Stock votes on as converted basis with the Common Stock, we have included the owners of such stock in this table.  Accordingly, we calculate beneficial ownership for purposes of this table as follows:

A +B
_______

X + B

Where:
A = individual’s current holders of common stock
B = number of shares of common stock individual may own within 60 days
X= number of common stock currently outstanding, including the shares of common stock underlying the Series M Preferred Stock since such class votes on as converted basis with the common.

Unless otherwise noted, the principal address of each of the stockholders, directors and officers listed below is Qingshi Industrial Park, Ningbo Economic & Technological Development Zone, Ningbo, Zhejiang Province, P. R. China 31580.

Name of Beneficial Owner	Amount (number of shares)	Percentage of Outstanding Shares of Common Stock

Delight Reward Limited(1)	47,658(2)	82.77%(2)
Chunfeng Tao(3)	0	0%
Aichun Li	0	0%
Dragon State International Limited	5,085,185(4)	9. 26%

All Directors, Executive Officers and Director, As a Group (4 persons)

(1) Delight Reward Limited is owned by Apex Smart Limited (45.6132%), Best Castle Investments Limited (23.2523%), Chance Brilliant Holdings Limited (20.5694%), Harvest Point Limited (5.3896%) and Strategic Synergy Limited (5.1755%). Mr. Brian Pak-Lun Mok is the controlling person of Apex Smart Limited, Harvest Point Limited and Strategic Synergy Limited (subject to the share transfer agreement described in Footnote 2 and the discussion below). Mr. O. Wing Po is the controlling person of Best Castle Investments Limited (subject to the share transfer agreement described in more detail below). Mr. Lo Kan Kwan is the controlling person of Chance Brilliant Holdings Limited (subject to the share transfer agreement described in more detail below).

(2) In connection with the Share Exchange, Delight Reward received 47,658 shares of Series M Preferred Stock that converted into 47,658,000 shares of Common Stock at such time when we amend ed our Articles of Incorporation to increase the number of authorized shares to one hundred million (100,000,000).

(3) Pursuant to a share transfer agreement, Mr. Chunfeng Tao, our Chairman, Chief Executive Officer and President has an option, subject to certain performance targets, to purchase from Mr. Brian Pak-Lun Mok, the current sole shareholder of Apex Smart Limited (the current owner of 45.6132% of the share capital of Delight Reward Limited), up to 100% of Apex Smart Limited’s equity, which, upon exercise, would entitle Mr. Tao to own 45.6132% of the equity of Delight Reward Limited. Accordingly, upon exercise of such option, Mr. Tao will indirectly (through his 45.6132% ownership of Delight Reward Limited) own and control 21,738,338 shares of our Common Stock after giving effect to the conversion of the Series M Preferred Stock. On November 15, 2010, Mr. Tao exercised the option and acquired 16,677 shares of Apex Smart Limited. Therefore, Mr. Tao indirectly owns and controls 7,246,113 shares of our common stock. However, based upon the terms of the share transfer agreement, the earliest Mr. Tao may exercise the remaining option is March 2011.

(4) In connection with the September 2010 Private Placement, Dragon State International Limited owns 5,333,340 shares of Series B Preferred Stock.  However, pursuant to the relative rights and preferences of the Series B preferred stock, the numbers of common stock to be issued upon conversion of the Series B preferred stock cannot  exceed 9.99% of the then issued and outstanding shares of common stock outstanding at such time. Given as of December 28 , 2010, there are 57,577,840 shares of common stock outstanding giving effect that 47,658 of Series M preferred stock has converted into 47,658,000 shares of common stock.

Transactions With Related Persons, Promoters And Certain Control Persons

 Lock Up Agreements

All of the shares of Common Stock to be owned by the management shareholders of the Company will be restricted from public or private sale for a period of six (6) months following the effective date of the registration statement providing for the resale of the Registrable Shares under the Securities Act; following such six (6) month period, management shall be allowed to sell up to 1/12 of their holdings each month for the next twelve months.

Share Escrow Agreement

We also entered into an escrow agreement with the Investors of the Private Placement, pursuant to which we placed 5,000 shares of Series M Preferred Stock in an escrow account. The 5,000 shares of Series M Preferred Stock will automatically convert into 5,000,000 shares of Common Stock (the “Escrow Shares”) after we amend our Articles of Incorporation to increase our authorized Common Stock to one hundred million (100,000,000) shares.

With respect to the 2010 performance year, if we achieve less than 95% of the 2010 performance threshold, then the Escrow Shares for such year will be delivered to the Investors in the amount of 500,000 shares of Common Stock for each full percentage point by which such threshold was not achieved up to a maximum of 5,000,000 shares of Common Stock.

Share Transfer Agreements

The controlling persons of each of the five shareholders of Delight Reward Limited have entered into certain Share Transfer Agreements whereby the controlling persons have each agreed to transfer their interests to another beneficiary, subject to certain performance targets being met.  The performance targets are: at least $39 million of our gross revenue for the three months commencing from July 2010 to September 2010; at least $40 million of our gross revenue for the three months commencing from October 2010 to December 2010; and, at least $41 million of our gross revenue for the three months commencing from January 2011 to March 2011.

Pursuant to these agreement, (i) Mr. Brian Pak-Lun Mok, the sole shareholder of Apex Smart Limited, granted to Mr. Tao an option to acquire the 50,000 ordinary shares of Apex Smart Limited if the performance targets are met; (ii) Mr. O. Wing Po, the sole shareholder of Best Castle Investments Limited, granted to Mr. Jicun Wang an option to acquire the 50,000 ordinary shares of Best Castle Investments Limited if the performance targets are met; (iii) Mr. Lo Kan Kwan, the sole shareholder of Chance Brilliant Holdings Limited, Mr. Peijun Chen an option to acquire the 50,000 ordinary shares of Chance Brilliant Holdings Limited if the performance targets are met; (iv) Mr. Brian Pak-Lun Mok, the sole shareholder of Harvest Point Limited, granted to Mr. Xin Yue an option to acquire the 50,000 ordinary shares of Harvest Point Limited if the performance targets are met; and, (v) Mr. Brian Pak-Lun Mok, the sole shareholder of Strategic Synergy Limited, granted to Mr. Yue an option to acquire the 50,000 ordinary shares of Strategic Synergy Limited if the performance targets are met.

Pursuant to each of these agreements, the option to acquire theses shares shall vest at a rate of one-third (1/3) for each performance target that is met.

A copy of each of these Share Exchange Agreements is attached hereto as Exhibit 10.7 – 10.11.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we had not adopted, prior to the Share Exchange, formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant shareholders. However, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Promoters and Certain Control Persons

None of our management or other control persons were “promoters” (within the meaning of Rule 405 under the Securities Act), and none of such persons took the initiative in the formation of our business or received any of our debt or equity securities or any of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange since we are listed on the Over the Counter Bulletin Board, which does not have any such listing standards. In determining whether our directors are independent, however, we intend to comply with the rules of the NYSE Amex (formerly the American Stock Exchange). The board of directors also will consult with counsel to ensure that the board of directors’ determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. The NYSE Alternext listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not have any independent directors serving on the board and do not satisfy the “independent director” requirements of the NYSE Amex, which requires that a majority of a company’s directors be independent. Our board of directors intends to appoint additional members, each of whom will satisfy such independence requirements.

ITEM 11 A.  MATERIAL CHANGES

None.

ITEM 12.  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

None.

ITEM 12A.  DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$2773.12
Printing expenses	$0.00
Fees and expenses of counsel for the Company	$15,000
Fees and expenses of accountants for Company	$75,000
Miscellaneous	$5,000
Total	$97,773.12

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (‘NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

 Our Articles of Incorporation permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was our officer or director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any liability incurred by him by his own fraud or willful default.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we effected the following transactions in reliance upon exemptions from registration under the Securities Act as amended. Unless stated otherwise; (i) that each of the persons who received these unregistered securities had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risk of the receipt of these securities, and that they were knowledgeable about our operations and financial condition; (ii) no underwriter participated in, nor did we pay any commissions or fees to any underwriter in connection with the transactions; (iii) the transactions did not involve a public offerings; and (iv) each certificate issued for these unregistered securities contained a legend stating that the securities have not been registered under the Act and setting forth the restrictions on the transferability and the sale of the securities.

In connection with the Exchange Agreement, on April 22, 2010, we issued an aggregate of 47,568 shares of our Series M Preferred Stock to the Keyuan International Shareholder. We received in exchange from the Keyuan International Shareholder 50,000 shares of Keyuan International, representing 100% of the issued and outstanding shares of Keyuan International, which exchange resulted in Keyuan International becoming our wholly-owned subsidiary.   The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

As more fully described in Item 1.01 above, on April 22, 2010, immediately following the Share Exchange, we consummated the Private Placement for the issuance and sale of Units, consisting of an aggregate of (a) 5,954,058 shares of Series A Preferred Stock, (b) 661,562 Shares, (c) three-year Series A Warrants to purchase up to 661,562 Series A Warrant Shares, and (d) three-year Series B Warrants to purchase up to 661,562 Series B Warrant Shares, for aggregate gross proceeds of approximately $23.2 million.  In connection with the Final Closing on May 17, 2010, the Company issued 784,278 shares of Series A Preferred Stock, 87,142 shares of Common Stock, 87,142 Series A Warrants and 87,142 Series B Warrants to the Investors.  The issuance of the Units, the Series A Preferred Stock, the Shares, the Series A Warrants, the Series B Warrants and the placement agent warrants pursuant to the Private Placement were exempt from registration pursuant to Section 4(2) of, and Regulation D and/or Regulation S promulgated under the Securities Act.

On April 19, 2010, we issued 88,000 shares of common stock to Hayden Communications International, for the investor related services they will provide to us from April 19, 2010 to April 18, 2011.

The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and Rule 506 of Regulation D promulgated thereunder.

On April 19, 2010,  we issued 48,000 shares of common stock to Chesapeake Group, Inc, for the investor related services they will provide to us in a period of 12 months. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and Rule 506 of Regulation D promulgated thereunder.

On April 19, 2010,  we issued 50,000 shares of common stock to Hampton Growth Resources, LLC, for the investor related services they will provide to us for a 12 months period. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and Rule 506 of Regulation D promulgated thereunder.

On July 1, 2010, we granted 80,000 five-year options to two outside directors to purchase up to 80,000 shares of the Company’s common stock at an exercise price of US$4.20 per share, in consideration of their services to the Company. Of these options, 40,000 of the options shall vest immediately after one year of the issuance and the remaining 40,000 of the options shall vest immediately after two years of the issuance, provided that the optionee is re-elected for successive one year terms at the end of 12 months of the issuance. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On July 1, 2010, we granted 40,000 five-year options to a consultant to purchase an aggregate of 40,000 shares of the Company’s common stock at an exercise price of US$4.20 per share, in consideration of their services to the Company. Of these options, all 40,000 of the options shall vest immediately. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering.

On July 27, 2010, we granted 420,000 three-year options to a consultant to purchase an aggregate of  420,000 shares of the Company’s common stock at an exercise price of US$4.20 per share, in consideration of their services to the Company. Of these options, 70,000 of the options shall vest immediately, 31,818 shall vest monthly beginning on September 1, 2010 and the remaining balance of 95,456 shall vest on May 1, 2011. The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and Rule 506 of Regulation D promulgated thereunder.

On August 4, 2010, we granted 700,000 five-year options to 79 managers and employees to purchase in the aggregate 700,000 shares of the Company’s common stock at an exercise price of US$4.50 per share, in consideration of their services to the Company. Of these options, 30% of the Options shall vest immediately after one year of the issuance, 40% of the options shall vest immediately after two years of the issuance and 30% of the options shall vest immediately after three years of the issuance.  The shares were issued in accordance with the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and  Regulation S promulgated under the Securities Act of 1933, as amended. We made this determination based upon the representations of the respective Optionees that none of them were “U.S. person[s]” at that term is defined in Rule 902(k) of Regulation S under the Securities Act.

On September 28, 2010 , we closed a private placement  of $20,250,000 from offering a total of 540,001 units  at a purchase price of $37.5 per unit, consisting of an aggregate of  (a) 5,400,010 shares of Series B convertible preferred stock of the Company, (b) three year Series C warrants to purchase up to 810,002 share of Common Stock, at an exercise price of $4.50 per share, and (c) three year Series D warrants to purchase up to 810,002  share of Common Stock, at an exercise price of $5.25 per share.  In addition, we issued placement agent warrants to purchase up to 561,601 shares of Common Stock to Tripoint Global Equities, Inc.  The issuance of the Units, the Series B Preferred Stock, the Series C Warrants, the Series D Warrants and the Placement Agent Warrants pursuant to the private placement  were issued pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of such Act for issuances not involving any public offering and Regulation S promulgated under the Securities Act of 1933, as amended. We made this determination based upon the representations of the respective Investors that they were not a “U.S. person[s]” as that term is defined in Rule 902(k) of Regulation S under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description
2.1	Share Exchange Agreement dated April 22, 2010 (incorporated by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on April 28, 2010)
2.2	Agreement and Plan of Merger (incorpaoted by reference to Exhibit 2.1 of the Registrant’s Form 8-K filed on May 19, 2010)
3.1	Amended Articles of Incorporation of Keyuan Petrochemicals, Inc. (f/k/a Silver Pearls, Inc.), filed with the Secretary of State of Nevada.
3.2	Articles of Merger (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on May 19, 2010)
3.3	Amended Bylaws of Keyuan Petrochemicals, Inc. dated June 29, 2010 (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on July 7, 2010)
4.1	Certificate of Designation of Rights and Preferences of Series A Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Form 8-K filed on April 28, 2010)
4.2	Certificate of Designation of Rights and Preferences of Series M Preferred Stock (incorporated by reference to Exhibit 4.2 of the Registrant’s Form 8-K filed on April 28, 2010)
4.3	Certificate of Designation of Rights and Preference of Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Registrant’s Form 8-K filed on September 30, 2010)
5.1	Legal Opinion of Leser, Hunter, Taubman & Taubman (Filed herewith)
10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on April 28, 2010)
10.2	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Form 8-K filed on April 28, 2010)
10.3	Form of Securities Escrow Agreement (incorporated by reference to Exhibit 10.3 of the Registrant’s Form 8-K filed on April 28, 2010)
10.4	Lock-up Agreement with Delight Reward Limited dated April 22, 2010 (incorporated by reference to Exhibit 10.4 of the Registrant’s Form 8-K filed on April 28, 2010)
10.5	Form of Series A Warrant (incorporated by reference to Exhibit 10.5 of the Registrant’s Form 8-K filed on April 28, 2010)
10.6	Form of Series B Warrant (incorporated by reference to Exhibit 10.6 of the Registrant’s Form 8-K filed on April 28, 2010)
10.7	Share Transfer Agreement between Brian Pak-Lun Mok and Chunfeng Tao, dated April 2, 2010 (incorporated by reference to Exhibit 10.7 of the Registrant’s Form 8-K filed on April 28, 2010)
10.8	Share Transfer Agreement between O. Wing Po and Jicun Wang, dated April 2, 2010 (incorporated by reference to Exhibit 10.8 of the Registrant’s Form 8-K filed on April 28, 2010)
10.9	Share Transfer Agreement between Lo Kan Kwan and Peijun Chen, dated April 2, 2010 (incorporated by reference to Exhibit 10.9 of the Registrant’s Form 8-K filed on April 28, 2010)
10.10	Share Transfer Agreement between Brian Pak-Lun Mok and Xin Yue, dated April 2, 2010 (incorporated by reference to Exhibit 10.10 of the Registrant’s Form 8-K filed on April 28, 2010)
10.11	Share Transfer Agreement between Brian Pak-Lun Mok and Xin Yue, dated April 2, 2010. (incorporated by reference to Exhibit 10.10 of the Registrant’s Form 8-K filed on April 28, 2010)
10.12
Employment Agreement by and between Chunfeng Tao and Keyuan Plastics Co., Ltd., dated May 1, 2007 (English translation) (incorporated by reference to Exhibit 10.12 of the Registrant’s Form 8-K filed on April 28, 2010)

10.13
Confidentiality and Non-Compete Agreement by and between Chunfeng Tao and Keyuan Plastics Co., Ltd., dated May 1, 2007 (English translation) (incorporated by reference to Exhibit 10.13 of the Registrant’s Form 8-K filed on April 28, 2010)

10.14	Employment Agreement by and between Jingtao Ma and Keyuan Plastics Co., Ltd.,, dated May 10,2007(English translation).
10.15	Employment Agreement by and between Weifeng Xue and Keyuan Plastics Co., Ltd., dated May 10, 2007(English translation).
10.16	Employment Agreement by and between Mingliang Liu and Keyuan Plastics Co., Ltd., dated February 2, 2009(English translation).
10.17	Employment Agreement by and between Shifa Wang and Keyuan Plastics Co., Ltd., dated October 21,2009(English translation).
10.18	Confidentiality and Non-Compete Agreement by and between Shifa Wang and Keyuan Plastics Co., Ltd., dated October 21, 2009(English translation).
10.19	Employment Agreement by and between Aichun Li and Silver Pearl Enterprises, Inc, dated May 7, 2010.
10.20	Placement Agent Agreement by and between Tripoint Global Equities, LLC., and Keyuan Plastics Co., Ltd., dated March 18, 2009.

10.21	Independent Director Agreement of Gerry Goldberg, dated July 1, 2010.
10.22	Independent Director Agreement of Michael Rosenberg, dated July 1, 2010.
10.23	Independent Director Agreement of Dishen Shen, dated July 1, 2010.
10.24	Director Agreement of Yin Xue, dated July 1, 2010.
10.25	Land use right transfer agreement by and between Keyuan Petrochemicals, Inc and Ningbo Municipal Bureau of National Land and Resources, dated August 18, 2010.
10.26	Land use right transfer agreement by and between Keyuan Petrochemicals, Inc and Ningbo Municipal Bureau of National Land and Resources, dated August 18, 2010.
10.27	Land use right transfer agreement by and between Keyuan Petrochemicals, Inc and Ningbo Municipal Bureau of National Land and Resources, dated August 18, 2010.
10.28	Land use right transfer agreement by and between Keyuan Petrochemicals, Inc and Ningbo Municipal Bureau of National Land and Resources, dated August 18, 2010.
10.29	Form of raw material purchase contract by and between Keyuan Petrochemicals, Inc. and Ningbo Litong Petrochemicals Co., Ltd.
10.30	Form of raw material purchase contract by and between Keyuan Petrochemicals, Inc. and Wenzhou Zhongyou Fuel Chemical Co., Ltd.
10.31	Form of raw material purchase contract by and between Keyuan Petrochemicals, Inc. and Dalian West Pacific Petrochemicals Co., Ltd.
10.32	Form of raw material purchase contract by and between Keyuan Petrochemicals, Inc. and Qingdao Lidong Chemical Co., Ltd.
10.33	Form of raw material purchase contract by and between Keyuan Petrochemicals, Inc. and Mercuria Energy Trading PTE Ltd.
10.34	Confidentiality and Non-Compete Agreement by and between Jingtao Ma and Keyuan Plastics Co., Ltd., dated May 10, 2007(English translation).
10.35	Confidentiality and Non-Compete Agreement by and between Weifeng Xue and Keyuan Plastics Co., Ltd., dated May 10, 2007 (English translation).
10.36	Confidentiality and Non-Compete Agreement by and between Mingliang Liu and Keyuan Plastics Co., Ltd., dated February 2,2009(English translation).
10.37	Form of Securities Purchase Agreement dated as of September 28, 2010 by and among the Company and the investors in September 2010 private placement ( incorporated by reference as to the Exhibit 10.1 of the Registrant’s Form 8-K filed on September 30, 2010)
10.38	Form of Registration Rights Agreement dated as of September 28, 2010 (incorporated by reference as to the Exhibit 10.2 of the Registrant’s Form 8-K filed on September 30, 2010)
10.39	Form of Securities Escrow Agreement dated as September 28, 2010 (incorporated by reference as to the Exhibit 10.3 of the Registrant’s Form 8-K filed on September 30, 2010)
10.40	Form of Lock-up Agreement dated as of September 28, 2010 (incorporated by reference as to the Exhibit 10.4 of the Registrant’s Form 8-K filed on September 30, 2010)
10.41	Form of Voting Agreement dated as of September 28, 2010 (incorporated by reference as to the Exhibit 10.5 of the Registrant’s Form 8-K filed on September 30, 2010)
10.42	Form of Series C Warrant (incorporated by reference as to the Exhibit 10.6 of the Registrant’s Form 8-K filed on September 30, 2010)
10.43	Form of Series D Warrants (incorporated by reference as to the Exhibit 10.7 of the Registrant’s Form 8-K filed on September 30, 2010)
23.1	Consent of Leser, Hunter, Taubman & Taubman (Included in Exhibit 5.1 hereto)
23.2	Consent of Patrizio & Zhou, LLC (filed herewith)

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has and authorized this Registration Statement on Form S-1 /A to be signed on its behalf by the undersigned, thereunto duly authorized, in Qingdao, China on December 28 , 2010.

By:	/s/ Chunfeng Tao
Chunfeng Tao Chief Executive Officer, Chairman and Director

By:	/s/ Aichun Li
Aichun LI Chief Finanical Officer
By:	/s/ Weifeng Xue
Weifeng Xue Vice Present of Accounting

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Chunfeng Tao	Chairman, President, Chief Executive Officer and Director	December 28 , 2010
Chunfeng Tao

/s/ Aichun Li	Chief Financial Officer	December 28 , 2010
Aichun Li

/s/ Weifeng Xue	Vice President of Accounting	December 28 , 2010
Weifeng Xue

/s/ Gerry Goldberg	Director, Audit Committee Chairman and	December 28 , 2010
Gerry Goldberg	Compensation Committee Chairman

/s/ Michael Rosenberg	Director, Nominating and Corporate	December 28 , 2010
Michael Rosenberg	Governance Committee Chairman

/s/ Dishen Shen	Director	December 28 , 2010
Dishen Shen

/s/ Xin Yue	Director	December 28 , 2010
Xin Yue